As filed with the Securities and Exchange Commission on November 3, 2015

Registration No. 333-207479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNCHRONY FINANCIAL

(Exact name of Registrant as specified in its charter)

Delaware	6199	51-0483352
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Long Ridge Road

Stamford, Connecticut 06902

(203) 585-2400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan S. Mothner, Esq.

General Counsel

Synchrony Financial

777 Long Ridge Road

Stamford, Connecticut 06902

(203) 585-2400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Howard Chatzinoff, Esq. Jaclyn L. Cohen, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Stuart C. Stock, Esq. David B.H. Martin, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001 (202) 662-6000

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the filing of this registration statement and other conditions to the commencement of the exchange offer described herein have been satisfied or, where permissible, waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accredited filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends the registration statement of which this prospectus forms a part on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement of which this prospectus forms a part shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement of which this prospectus forms a part shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. General Electric Company may not complete the exchange offer and the securities being registered may not be exchanged or distributed until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus is not an offer to sell or exchange these securities and General Electric Company is not soliciting offers to buy or exchange these securities in any jurisdiction where the exchange offer or sale is not permitted.

GENERAL ELECTRIC COMPANY

Offer to Exchange Up to 705,270,833 Shares of Common Stock of

SYNCHRONY FINANCIAL

Which are Owned by GE Consumer Finance, Inc., a subsidiary of General Electric Company for Outstanding Shares of Common Stock of

GENERAL ELECTRIC COMPANY

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 16, 2015 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

General Electric Company (“GE”) is offering to exchange (the “exchange offer”) up to 705,270,833 shares of common stock (“Synchrony common stock”) of Synchrony Financial (“Synchrony”) in the aggregate for outstanding shares of common stock of GE (“GE common stock”) that are validly tendered and not validly withdrawn.

For each $100 of GE common stock accepted in the exchange offer, you will receive approximately $107.53 of Synchrony common stock, subject to an upper limit of 1.1308 shares of Synchrony common stock per share of GE common stock. The exchange offer does not provide for a lower limit or minimum exchange ratio. IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $107.53 OF SYNCHRONY COMMON STOCK FOR EACH $100 OF GE COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The average value of the two stocks will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of GE common stock (the “Average GE Price”) and Synchrony common stock (the “Average Synchrony Price”) on the New York Stock Exchange (“NYSE”) during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer (the “Averaging Dates” and this three-day period, the “Averaging Period”), which are currently expected to be November 10, 11 and 12, 2015. See “The Exchange Offer—Terms of the Exchange Offer.”

GE common stock and Synchrony common stock are listed on the NYSE under the symbols “GE” and “SYF,” respectively. The reported last sales prices of GE common stock and Synchrony common stock on the NYSE on October 16, 2015 were $28.98 and $30.15 per share, respectively. The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on October 16, 2015, based on the VWAPs of GE common stock and Synchrony common stock on October 14, 15 and 16, 2015, would have provided for 0.9746 shares of Synchrony common stock to be exchanged for every share of GE common stock accepted.

Subject to any voluntary extension by GE of the exchange offer period, the final exchange ratio will be announced by 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015). At such time, the final exchange ratio will be available at www.edocumentview.com/GEexchange and from the information agent, Georgeson Inc., by phone at (866) 300-8594 (toll-free for shareholders, banks, and brokers) or (781) 575-2137 (all others outside the U.S.) or via e-mail at GEExchange@georgeson.com. GE will announce whether the upper limit on the number of shares that can be received for each share of GE common stock tendered is in effect at the expiration of the exchange offer, through www.edocumentview.com/GEexchange and by press release, no later than 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015). Throughout the exchange offer, indicative exchange ratios (calculated in the manner described in this prospectus) will also be available on that website and from the information agent.

You should read carefully the terms and conditions of the exchange offer described in this prospectus. None of GE, Synchrony or any of their respective directors or officers or any of the dealer managers makes any recommendation as to whether you should tender all, some or none of your shares of GE common stock. You must make your own decision after reading this document and consulting with your advisors.

GE’s obligation to exchange shares of Synchrony common stock for shares of GE common stock is subject to the conditions including the “minimum condition” described under “The Exchange Offer—Conditions to Completion of the Exchange Offer.” The minimum condition provides that GE is not required to complete the exchange offer unless at least 634,743,750 shares of Synchrony common stock will be distributed in exchange for shares of GE common stock that are tendered in the exchange offer. This number of shares of Synchrony common stock represents 90% of the outstanding shares of Synchrony common stock currently held by GE.

See “Risk Factors” beginning on page 26 for a discussion of factors that you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be exchanged under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The dealer managers for the exchange offer are:

Goldman, Sachs & Co.	J.P. Morgan	BofA Merrill Lynch	Citigroup	Morgan Stanley
Lead Dealer Manager	Lead Dealer Manager

The date of this prospectus is November 3, 2015.

This prospectus incorporates by reference important business and financial information about GE and Synchrony from documents filed with the Securities and Exchange Commission (the “SEC”) that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at http://www.sec.gov, as well as from other sources. See “Incorporation by Reference.” In addition, you may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus from GE, without charge, upon written or oral request to the information agent, Georgeson Inc., at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, by phone at (866) 300-8594 (toll-free for shareholders, banks, and brokers) or (781) 575-2137 (all others outside the U.S.), or via e-mail at GEExchange@georgeson.com. In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of GE common stock or Synchrony common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in GE common stock or Synchrony common stock that may apply in their home countries. GE, Synchrony and the dealer managers cannot provide any assurance about whether such limitations exist.

NOTICE TO AUSTRALIAN INVESTORS

No prospectus or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the exchange offer. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of shares of Synchrony common stock may only be made to persons who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), to “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Synchrony common stock without disclosure to investors under Chapter 6D of the Corporations Act.

In addition, any shares of Synchrony common stock received in the exchange offer must not be offered for sale in Australia in the period of 12 months after the consummation of the exchange offer, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Synchrony common stock must observe such Australian on-sale restrictions.

This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

NOTICE TO EEA INVESTORS

This prospectus is only addressed to and directed at persons in member states of the European Economic Area (the “EEA”) who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (the “Qualified Investors”). This prospectus must not be acted on or relied on in any member state of the EEA by persons who are not Qualified Investors. The shares of Synchrony common stock are only available to, and any investment or investment activity to which this prospectus relates is only available to, Qualified Investors, and will be engaged in only with such persons.

NOTICE TO UK INVESTORS

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, Qualified Investors: (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”); or (ii) who fall within Article 49(2)(a) to (d) of the Order; or (iii) to whom it may otherwise be lawfully communicated (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not Relevant Persons. The shares of Synchrony common stock are only available to, and any investment or investment activity to which this prospectus relates is available only to Relevant Persons, and will be engaged in only with such persons.

NOTICE TO JAPANESE INVESTORS

The placement of shares of Synchrony common stock in Japan, if any, will be made only to the qualified institutional investors (“QIIs”) and constitute a private placement under Article 2, Paragraph 3, Item (ii)(a) of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and are exempt from registration requirement thereunder. Accordingly, no securities registration statement under Article 4, Paragraph 1 of the FIEA has been nor will be filed with respect to the shares of Synchrony common stock. The placement in Japan will be made on a condition that any purchaser in Japan shall enter into an agreement to the effect that the purchaser will not transfer the shares of Synchrony common stock to any person in Japan or to, or for the benefit of, any resident of Japan, other than a QII. Except for the private placement or resale to QIIs, the shares of Synchrony common stock may not be offered or sold in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for offering or resale except pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, “resident of Japan” means any natural person having his place of domicile or residence in Japan, including any corporation or other entity organized under the laws of Japan, or having its main office in Japan.

NOTICE TO SINGAPOREAN INVESTORS

The exchange offer by GE is made only to and directed at, and the shares of Synchrony common stock are only available to, persons in Singapore who are existing GE shareholders. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus, the related letter of transmittal and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Synchrony common stock may not be circulated or distributed, nor may shares of Synchrony common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, other than Section 280 of the SFA.

Where shares of Synchrony common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Synchrony common stock pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Unless the context otherwise requires or unless expressly indicated, it is assumed throughout this prospectus that the exchange offer is fully subscribed and that all shares of Synchrony common stock held by GE are distributed through the exchange offer.

Certain Defined Terms

Except as the context may otherwise require in this prospectus, references to:

•	“Synchrony” are to Synchrony Financial and its subsidiaries;

•	“GE” are to General Electric Company and its subsidiaries;

•	“GECC” are to General Electric Capital Corporation (a subsidiary of GE) and its subsidiaries;

•	“GECFI” are to GE Consumer Finance, Inc. (a subsidiary of GECC that currently owns approximately 84.6% of Synchrony’s outstanding common stock) and its subsidiaries; and

•	the “Bank” are to Synchrony Bank (a subsidiary of Synchrony).

INCORPORATION BY REFERENCE

The SEC allows certain information to be “incorporated by reference” into this prospectus by GE and Synchrony, which means that GE and Synchrony can disclose important information to you by referring you to another document that GE or Synchrony has separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that GE and Synchrony have previously filed with the SEC. These documents contain important information about GE, Synchrony and their respective businesses, financial conditions and results of operations:

GE SEC Filings

•	GE Annual Report on Form 10-K for the year ended December 31, 2014, as updated by GE Current Reports on Form 8-K filed May 8, 2015 and August 7, 2015;

•	GE Definitive Proxy Statement filed on March 10, 2015;

•	GE Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 (as amended on May 15, 2015), June 30, 2015 and September 30, 2015; and

•	GE Current Reports on Form 8-K filed on February 11, 2015, April 10, 2015, April 27, 2015, May 8, 2015, May 27, 2015, May 28, 2015, June 10, 2015, July 6, 2015, August 7, 2015, September 21, 2015 (both), October 5, 2015 (both), October 16, 2015 (both, but only for those portions that have been filed rather than furnished for the report filed pursuant to Items 2.02 and 9.01), October 19, 2015, October 20, 2015, October 23, 2015 and October 26, 2015.

Synchrony SEC Filings

•	Synchrony Annual Report on Form 10-K for the year ended December 31, 2014;

•	Synchrony Definitive Proxy Statement filed on April 6, 2015;

•	Synchrony Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Synchrony Current Reports on Form 8-K filed on January 30, 2015, February 2, 2015, May 27, 2015, July 23, 2015, September 15, 2015 and October 19, 2015; and

•	Synchrony Form 8-A filed on July 22, 2014.

All documents filed by GE and Synchrony pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus to the date that this offering is terminated or expires shall also be deemed to be incorporated into this prospectus by reference (except for any information therein which has been furnished rather than filed). Subsequent filings with the SEC will automatically modify and supersede the information in this prospectus.

Documents incorporated by reference are available without charge, upon written or oral request to the information agent, Georgeson Inc., at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, by phone at (866) 300-8594 (toll-free for shareholders, banks and brokers) or (781) 575-2137 (all others outside the U.S.), or via e-mail at GEExchange@georgeson.com. In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

Where You Can Find More Information About GE and Synchrony

GE and Synchrony file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that GE and Synchrony file electronically with the SEC. The address of that website is

http://www.sec.gov. You also may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

Synchrony has filed a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”), of which this prospectus forms a part, to register with the SEC the shares of Synchrony common stock to be delivered in the exchange offer to GE shareholders whose shares of GE common stock are accepted for exchange. GE has filed a Tender Offer Statement on Schedule TO with the SEC with respect to the exchange offer. This prospectus constitutes GE’s offer to exchange, in addition to being a prospectus of Synchrony. This prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information pertaining to GE, Synchrony and Synchrony common stock, reference is made to the registration statement and its exhibits. Statements contained in this prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to within this prospectus or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this prospectus is qualified in its entirety by reference to the underlying documents.

v

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

As previously announced, GE is pursuing the exchange offer of its remaining interest in Synchrony consisting of 705,270,833 shares of Synchrony common stock, which represents approximately 84.6% of the outstanding common stock of Synchrony. Following the exchange offer, assuming the exchange offer is fully subscribed and once the deregistration of GE and certain of its affiliates as savings and loan holding companies (the “GE SLHC Deregistration”) is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), Synchrony will be wholly independent from GE, except that certain agreements between GE and Synchrony will remain in place. See “Agreements Between GE and Synchrony and Other Related Party Transactions—Relationship with GE and GECC.” The following are answers to common questions about the exchange offer.

1.	Why has GE decided to separate Synchrony from GE?

GE is pursuing the separation with the goal of enhancing GE shareholder value and executing on its strategy of reducing the size of its financial businesses and focusing on its core industrial businesses. Further, separation is a necessary step toward the GE SLHC Deregistration.

Separation also will allow Synchrony to operate as a stand-alone company and pursue a long-term strategy that is focused only on its own business objectives, without consideration of potentially conflicting GE or GECC priorities.

2.	Why did GE choose an exchange offer as the way to separate Synchrony from GE?

The exchange offer presents an opportunity for GE to repurchase a large number of outstanding shares of GE common stock at one time, and in one transaction, without reducing overall cash and financial flexibility.

In addition, GE and Synchrony operate in different industries and have significantly different competitive strengths and operating strategies. The exchange offer is an efficient means of placing Synchrony common stock in the hands of holders of GE common stock who desire to continue to own an interest in Synchrony after its separation from GE.

The exchange offer is a tax-efficient way for GE to divest its remaining interest in Synchrony and for GE shareholders to adjust their current GE investment between GE and Synchrony. For U.S. federal income tax purposes, the exchange offer is intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). See “Material U.S. Federal Income Tax Consequences” for additional information. Holders of GE common stock should consult their own tax advisors as to the particular tax consequences of the exchange offer to them.

3.	What are the main ways that the relationship between Synchrony and GE will change after the exchange offer is completed?

Following the completion of the exchange offer, if the exchange offer is fully subscribed, GE will no longer hold any equity in Synchrony. However, until the GE SLHC Deregistration is approved, Synchrony will be considered by the Federal Reserve Board to be controlled by GE and GECC. GE’s exit from Synchrony’s business will be complete when the GE SLHC Deregistration is approved by the Federal Reserve Board.

4.	Will dividends be paid on Synchrony common stock?

Synchrony does not currently pay dividends. After the completion of the exchange offer, and after taking into consideration various factors, including required regulatory approvals, Synchrony’s board of directors intends to consider Synchrony’s policy regarding the payment and amount of dividends.

5.	Who may participate in the exchange offer and will it be extended outside the United States?

Any holder of GE common stock during the exchange offer period, which will be at least 20 business days, may participate in the exchange offer, including directors and officers of GE, Synchrony and their respective subsidiaries.

Although GE will deliver this prospectus to its shareholders to the extent required by U.S. law, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of GE common stock or Synchrony common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. GE has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange GE common stock for Synchrony common stock outside the United States but may take steps to facilitate such tenders. Therefore, the ability of any non-U.S. person to tender GE common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering shareholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. shareholders, as to their status and that an exemption under their home country laws that would allow them to participate in the exchange offer without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise is available. GE will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in GE common stock or Synchrony common stock that may apply in their home countries. GE, Synchrony and the dealer managers cannot provide any assurance about whether such limitations exist.

6.	How many shares of Synchrony common stock will I receive for my shares of GE common stock accepted in the exchange offer?

Unless the upper limit discussed below is in effect, the exchange offer is designed to permit you to exchange your shares of GE common stock for shares of Synchrony common stock so that for each $100 of your GE common stock accepted in the exchange offer, you will receive approximately $107.53 of Synchrony common stock based on the calculated per-share values determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) for GE common stock (the “Average GE Price”) and Synchrony common stock (the “Average Synchrony Price”) on the New York Stock Exchange (“NYSE”) during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer (the “Averaging Dates,” and this three day period, the “Averaging Period”), which are expected to be November 10, 11 and 12, 2015.

Please note, however, that the number of shares you can receive is subject to an upper limit of 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $107.53 of Synchrony common stock for each $100 of GE common stock that you tender, based on the Average GE Price and Average Synchrony Price, and you could receive much less. The exchange offer does not provide for a lower limit or minimum exchange ratio. In addition, because the exchange offer is subject to proration, the number of shares of GE common stock GE accepts in the exchange offer may be less than the number of shares you tender.

GE will announce whether the upper limit on the number of shares that can be received for each share of GE common stock tendered is in effect, through www.edocumentview.com/GEexchange and by press release, no later than 9:00 a.m., New York City time, on the trading day (currently expected to be November 13,

2015) immediately preceding the expiration date (currently expected to be November 16, 2015). If the upper limit is in effect at that time, then the final exchange ratio will be fixed at the upper limit, and you will receive 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer.

7.	What is the upper limit on the number of shares of Synchrony common stock I can receive for each share of GE common stock that I tender and why is there an upper limit?

The number of shares you can receive is subject to an upper limit of 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $107.53 of Synchrony common stock for each $100 of GE common stock that you tender, based on the Average GE Price and Average Synchrony Price, and you could receive much less.

This upper limit represents a 15% discount for shares of Synchrony common stock based on the closing prices of GE common stock and Synchrony common stock on the NYSE on October 16, 2015 (the trading day immediately preceding the date of the commencement of the exchange offer). GE set this upper limit to ensure that any unusual or unexpected decrease in the trading price of Synchrony common stock, relative to the trading price of GE common stock, during the exchange offer period, would not result in an unduly high number of shares of Synchrony common stock being exchanged for each share of GE common stock accepted in the exchange offer.

8.	What will happen if the upper limit is in effect?

GE will announce whether the upper limit on the number of shares that can be received for each share of GE common stock tendered is in effect, through www.edocumentview.com/GEexchange and by press release, no later than 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015). If the upper limit is in effect at that time, then the final exchange ratio will be fixed at the upper limit and you will receive 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $107.53 of Synchrony common stock for each $100 of GE common stock that you tender based on the Average GE Price and Average Synchrony Price, and you could receive much less.

9.	How are the Average GE Price and the Average Synchrony Price determined for purposes of calculating the number of shares of Synchrony common stock to be received for each share of GE common stock accepted in the exchange offer?

The Average GE Price and the Average Synchrony Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of GE common stock and Synchrony common stock, respectively, on the NYSE during the Averaging Period (the three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer). GE will determine the simple arithmetic average of the VWAPs of each stock, and such determination will be final. The Averaging Period of the exchange offer period currently is expected to be November 10, 11 and 12, 2015. If the upper limit is in effect, you will receive 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer, and the Average GE Price and Average Synchrony Price will no longer affect the exchange ratio.

10.	What is the daily volume-weighted average price or “VWAP”?

The daily VWAPs for shares of GE common stock or Synchrony common stock, as the case may be, will be the volume-weighted average price per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “GE UN<Equity>AQR” with respect to GE common stock and “SYF UN<Equity>AQR” with respect to Synchrony common stock (or any other recognized quotation source selected by GE in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs obtained from Bloomberg L.P. may be different from other sources or investors’ or other security holders’ own calculations. GE will determine the simple arithmetic average of the VWAPs of each stock, and such determination will be final.

11.	How and when will I know the final exchange ratio?

The final exchange ratio showing the number of shares of Synchrony common stock that you will receive for each share of GE common stock accepted in the exchange offer will be announced by press release by 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015). At such time, the final exchange ratio will also be available at www.edocumentview.com/GEexchange. In addition, as described below, you may also contact the information agent to obtain indicative exchange ratios (prior to the time the final exchange ratio becomes available) and the final exchange ratio (after the time the final exchange ratio becomes available) at its toll-free number provided on the back cover of this prospectus.

12.	Will indicative exchange ratios be provided during the exchange offer period?

Yes. A website will be maintained at www.edocumentview.com/GEexchange that will provide the daily VWAPs of both GE common stock and Synchrony common stock during the exchange offer. You may also contact the information agent at its toll-free number provided on the back cover of this prospectus to obtain this information.

Prior to the Averaging Period, commencing on the third trading day of the exchange offer, the website will also provide indicative exchange ratios for each day that will be calculated based on the indicative calculated per-share values of GE common stock and Synchrony common stock on each day, calculated as though that day were the expiration date of the exchange offer, by 4:30 p.m., New York City time. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of GE common stock and Synchrony common stock for that day and the immediately preceding two trading days. The indicative exchange ratio will also reflect whether the upper limit would have been in effect had such day been the second trading day immediately preceding the expiration date of the exchange offer.

During the first two days of the Averaging Period, the website will provide indicative exchange ratios that will be calculated based on the Average GE Price and Average Synchrony Price, as calculated by GE based on data as reported by Bloomberg L.P. (or any other recognized quotation sources selected by GE in its sole discretion if such pages are not available or manifestly erroneous). The website will not provide an indicative exchange ratio on the third day of the Averaging Period. The indicative exchange ratios will be calculated as follows: (i) on the first day of the Averaging Period, the indicative exchange ratio will be calculated based on the daily VWAPs of GE common stock and Synchrony common stock for that first day of the Averaging Period and (ii) on the second day of the Averaging Period, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of GE common stock and Synchrony common stock for the first and second day of the Averaging Period. During the first two days of the Averaging Period, the indicative exchange ratios will be updated on the website each day by 4:30 p.m. New York City time. The final exchange ratio will be announced by press release and be available on the website by 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015).

In addition, a table indicating the number of shares of Synchrony common stock that you would receive per share of GE common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the VWAPs of GE common stock and Synchrony common stock during the Averaging Period is provided herein for purposes of illustration. See “The Exchange Offer—Terms of the Exchange Offer—Final Exchange Ratio.”

13.	What if the trading market in either shares of GE common stock or Synchrony common stock is disrupted on one or more days during the Averaging Period?

If a market disruption event (as defined below under “The Exchange Offer—Terms of the Exchange Offer—Final Exchange Ratio”) occurs with respect to shares of GE common stock or Synchrony common stock on any day during the Averaging Period, the simple arithmetic average stock price of GE common stock and Synchrony common stock will be determined using the daily VWAPs of shares of GE common stock and Synchrony common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, GE decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs, GE may terminate the exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

14.	Are there circumstances under which I would receive fewer shares of Synchrony common stock than I would have received if the exchange ratio were determined using the closing prices of the shares of GE common stock and Synchrony common stock on the expiration date of the exchange offer?

Yes. For example, if the trading price of shares of GE common stock were to increase during the last two trading days of the exchange offer period (currently expected to be November 13, 2015 and November 16, 2015), the Average GE Price would likely be lower than the closing price of shares of GE common stock on the expiration date of the exchange offer. As a result, you may receive fewer shares of Synchrony common stock for each $100 of GE common stock than you would have if the Average GE Price were calculated on the basis of the closing price of shares of GE common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer. Similarly, if the trading price of Synchrony common stock were to decrease during the last two trading days of the exchange offer, the Average Synchrony Price would likely be higher than the closing price of shares of Synchrony common stock on the expiration date of the exchange offer. This could also result in your receiving fewer shares of Synchrony common stock for each $100 of GE common stock than you would otherwise receive if the Average Synchrony Price were calculated on the basis of the closing price of shares of Synchrony common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer.

15.	Will I receive any fractional shares of Synchrony common stock in the exchange offer?

No. Fractional shares of Synchrony common stock will not be distributed in the exchange offer. Instead, you will receive cash in lieu of a fractional share. The exchange agent, acting as agent for the GE shareholders otherwise entitled to receive a fractional share of Synchrony common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of those shareholders. Any proceeds that the exchange agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to each shareholder entitled thereto in accordance with the shareholder’s fractional interest in the aggregate number of shares sold. The distribution of fractional share proceeds will take longer than the distribution of shares of Synchrony common stock. As a result, shareholders will not receive fractional share proceeds at the same time they receive shares of Synchrony common stock.

16.	Will all the shares of GE common stock that I tender be accepted in the exchange offer?

Not necessarily. The maximum number of shares of GE common stock that will be accepted if the exchange offer is completed will be equal to the number of shares of Synchrony common stock held by GE divided by the final exchange ratio (which will be subject to the upper limit). GE holds 705,270,833 shares of Synchrony common stock. Accordingly, the largest possible number of shares of GE common stock that will be accepted equals 705,270,833 divided by the final exchange ratio. Depending on the number of shares of GE common stock validly tendered in the exchange offer and not validly withdrawn, and the Average GE Price and Average Synchrony Price, GE may have to limit the number of shares of GE common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Odd-Lots.”

17.	What happens if the exchange offer is oversubscribed and GE is unable to fulfill all tenders of GE common stock at the exchange ratio?

In that case, all shares of GE common stock that are validly tendered and not validly withdrawn will generally be accepted for exchange on a pro rata basis in proportion to the number of shares tendered, which is referred to as “proration.” Shareholders who beneficially own “odd-lots” (less than 100 shares) of GE common stock and who validly tender all of their shares will not be subject to proration, assuming such shareholders request such preferential treatment in the letter of transmittal. For instance, if you beneficially own 50 shares of GE common stock and tender all 50 shares, your odd-lot will not be subject to proration. If, however, you hold less than 100 shares of GE common stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of 100 or more shares if the exchange offer is oversubscribed. Beneficial holders of 100 or more shares of GE common stock are not eligible for this preference, even if those holders have separate stock certificates representing less than 100 shares.

Proration for each tendering shareholder will be based on the number of shares of GE common stock tendered by that shareholder in the exchange offer, and not on that shareholder’s aggregate ownership of GE common stock. Any shares of GE common stock not accepted for exchange as a result of proration will be returned to tendering shareholders. GE will announce its preliminary determination, if any, of the extent to which tenders will be prorated by press release by 9:00 a.m., New York City time, on the business day immediately following the expiration of the exchange offer. This preliminary determination is referred to as the “preliminary proration factor.” GE will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. This final determination is referred to as the “final proration factor.”

18.	Are there any conditions to GE’s obligation to complete the exchange offer?

Yes. GE is not required to complete the exchange offer unless the conditions described under “The Exchange Offer—Conditions to Completion of the Exchange Offer” are satisfied or, where permissible, waived before the expiration of the exchange offer. For example, GE is not required to complete the exchange offer unless (i) at least 634,743,750 shares of Synchrony common stock will be distributed in exchange for shares of GE common stock that are tendered in the exchange offer (referred to as the “minimum condition”), (ii) the private letter ruling from the Internal Revenue Service (“IRS”) remains in effect and valid as to certain issues relating to, and GE receives an opinion from tax counsel confirming, the tax-free treatment of the split-off (as defined below) and pro rata spin-off (as defined below), if any, to GE and its shareholders and (iii) the Federal Reserve Board’s prior approval of the Synchrony application to become a stand-alone savings and loan holding company, to retain control of the Bank and to retain control of its nonbank subsidiaries following completion of the exchange offer from GE continues to be effective. The minimum number of shares of GE common stock that must be tendered in order for at least 634,743,750 shares of Synchrony common stock to be distributed in the exchange offer is referred to as the “minimum amount.” GE may waive any or all of the conditions to the exchange offer, subject to limited exceptions. Synchrony has no right to waive any of the conditions to the exchange offer.

19.	How many shares of GE common stock will GE acquire if the exchange offer is completed?

The number of shares of GE common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of GE common stock validly tendered and not validly withdrawn. The maximum number of shares of GE common stock that will be accepted if the exchange offer is completed will be equal to the number of shares of Synchrony common stock held by GE divided by the final exchange ratio (which will be subject to the upper limit). GE holds 705,270,833 shares of Synchrony common stock. Accordingly, the largest possible number of shares of GE common stock that will be accepted equals 705,270,833 divided by the final exchange ratio. For example, assuming that the final exchange ratio is 1.1308 (the upper limit for shares of Synchrony common stock that could be exchanged for one share of GE common stock), then GE would accept up to 623,691,928 shares of GE common stock.

20.	What happens if the minimum amount of shares are tendered, but not enough shares of GE common stock are tendered to allow GE to exchange all of the shares of Synchrony common stock it owns?

In that case, following the completion of the exchange offer, GE will continue to hold shares of Synchrony common stock not distributed in the exchange offer. In addition, if the offer is not fully subscribed, GE will conduct a distribution of its remaining shares of Synchrony common stock through a special dividend to all GE shareholders, on a pro rata basis (the “pro rata spin-off”) or, alternatively, one or more additional exchange offers or exchanges of all of its remaining shares of Synchrony common stock for GE common stock, in any case, within 12 months of the closing of the exchange offer. In such event, GE and Synchrony, as applicable, will file any documents required by U.S. securities laws in connection with any such pro rata spin-off or exchange and will not rely on this prospectus or the registration statement of which it forms a part in connection with such distribution.

Also, if the GE SLHC Deregistration has not been approved, GECC will retain certain information and other contractual rights with respect to Synchrony, including the right to consent to (i) any acquisition by Synchrony of stock in, or assets or control of, a bank or savings association, or (ii) to the extent subject to the notice requirements of section 163(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Synchrony’s or its subsidiaries’ consolidation into or merger with any person or any acquisition by Synchrony of stock in, or assets or control of, any person. For more information, see “Agreements Between GE and Synchrony and other Related Party Transactions—Relationship with GE and GECC—Master Agreement.”

21.	What happens if the GE SLHC Deregistration is not completed by the closing of the exchange offer?

In connection with its planned exit from Synchrony’s business, GE and certain of its affiliates have filed an application for Federal Reserve Board approval to deregister as savings and loan holding companies, which application remains pending. GE expects the Federal Reserve Board to act on its application in due course following the completion of the exchange offer but cannot predict the timing of the Federal Reserve Board’s action. Until the GE SLHC Deregistration occurs, GE and certain of its affiliates will continue to be regulated by the Federal Reserve Board as saving and loan holding companies. However, in its order approving Synchrony’s application to become a stand-alone savings and loan holding company, the Federal Reserve Board stated that consummation of the exchange offer would eliminate GE as a source of strength for Synchrony and the Bank.

22.	How long will the exchange offer be open?

The period during which you are permitted to tender your shares of GE common stock in the exchange offer will expire at 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer (currently expected to be November 16, 2015), unless the exchange offer is extended or terminated. GE may extend the exchange offer in the circumstances described in “The Exchange Offer—Extension; Amendment.”

23.	Under what circumstances can the exchange offer be extended by GE?

GE can extend the exchange offer at any time, in its sole discretion, and regardless of whether any condition to the exchange offer has been satisfied or, where permissible, waived. If GE extends the exchange offer, it must publicly announce the extension by press release at any time prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer (currently expected to be November 16, 2015).

24.	How do I decide whether to participate in the exchange offer?

Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in GE and Synchrony.

In addition, you should consider all of the factors described in “Risk Factors.” None of GE, Synchrony or any of their respective directors or officers or any of the dealer managers or any other person makes any recommendation as to whether you should tender all, some or none of your shares of GE common stock. You must make your own decision after carefully reading this prospectus, and the documents incorporated by reference, and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this prospectus in its entirety, including any documents referred to or incorporated by reference herein, very carefully.

25.	How do I participate in the exchange offer?

The procedures you must follow to participate in the exchange offer will depend on whether you hold your shares of GE common stock in certificated form, in uncertificated form registered directly in your name in GE’s share register (“Direct Registration Shares”), or through a broker, dealer, commercial bank, trust company, custodian or similar institution or otherwise. For specific instructions about how to participate, see “The Exchange Offer—Procedures for Tendering.”

26.	Can I tender only a part of my GE common stock in the exchange offer?

Yes. You may tender all or some of your GE common stock. You may also opt not to tender any of your GE common stock.

27.	Will holders of GE stock options or restricted stock units (“RSUs”) have the opportunity to exchange their GE stock options for Synchrony stock options in the exchange offer?

No, neither holders of unvested stock options nor holders of RSUs (including performance share units) can tender the shares underlying such awards in the exchange offer. However, holders of vested and unexercised GE stock options can exercise their vested stock options in accordance with the terms of the plans and agreements under which the options were issued and tender the shares of GE common stock received upon exercise in the exchange offer. An exercise of a GE stock option cannot be revoked for any reason, including if the exchange offer is terminated for any reason or if shares of GE common stock received upon exercise are tendered and not accepted for exchange in the exchange offer. Additionally, if you hold shares of GE common stock as a result of the vesting and settlement of RSUs, these shares can be tendered in the exchange offer.

If you are a holder of vested and unexercised GE stock options and wish to exercise such stock options and tender shares of GE common stock received upon exercise in the exchange offer, you should be certain to initiate such exercise generally no later than 4:00 p.m., New York City time, on the eighth business day of the exchange offer expected to be October 28, 2015, such that the shares of GE common stock are received in your account in enough time to tender the shares in accordance with the instructions for tendering available from your broker or account administrator.

There are tax consequences associated with the exercise of a stock option and individual tax circumstances may vary. You are urged to consult the prospectus provided to you in connection with your participation in the General Electric Company 2007 Long-Term Incentive Plan, as amended and restated on April 25, 2012, and to consult your own tax advisor regarding the consequences to you of exercising your stock options.

28.	How can I participate in the exchange offer if shares of GE common stock are held for my account under a Savings Plan?

Shares of GE common stock held for the account of participants in the ITI 401(k) Plan, Elano Profit Sharing Plan, Middle River Aircraft Systems Salaried Savings Plan, Middle River Aircraft Systems Hourly Savings

Plan, Asset Management Plan For Affiliated GE Companies, GE Asset Maintenance Plan, Roper Employee Voluntary Stock Ownership Plan, Advanced Services, Inc. Employee Savings and Retirement Plan, GE Retirement Savings Plan, GE Puerto Rico Savings Plan for Salaried Employees, and all similar plans sponsored by GE or one of its affiliates (each a “Savings Plan” and collectively, the “Savings Plans”) are eligible for participation in the exchange offer. A Savings Plan participant may direct that all, some or none of the shares of GE common stock allocable to his or her Savings Plan account be exchanged, subject to the Savings Plan’s rules for participating in the exchange offer.

A Savings Plan’s rules and procedures for tendering shares held by the Plan for the account of participants may be different than those described in this prospectus (and may be different than those of other Savings Plans). For example, the process for submitting instructions to tender or withdraw the tender of Savings Plan shares may be different, and the deadlines for receipt of such instructions may be earlier than the expiration date of the exchange offer (including any extensions thereof) and prior to the announcement of the final exchange ratio. Savings Plan participants with less than 100 shares may not be able to opt out of proration in the event the exchange offer is oversubscribed. Proceeds from the exchange offer may be provided to Savings Plan participants in the form of units of the Savings Plan’s Synchrony stock fund that contain a cash component. Such units may be credited later than described in this prospectus and may not be subject to the treatment of fractional shares as described in this prospectus. A Savings Plan’s Synchrony stock fund may be provided only for a limited duration (e.g., 12 months or less), after which time investments in the fund would be liquidated to another investment option. Savings Plan participants may also face different risks due to these different rules.

Each Savings Plan’s rules are described in a separate notice, which will be made available to the applicable Savings Plan participants. Savings Plan participants should consult this additional notice together with this prospectus in deciding whether or not to participate in the exchange offer with respect to their Savings Plan shares.

29.	What do I do if I want to retain all of my GE common stock?

If you want to retain your GE common stock, you do not need to take any action in connection with the exchange offer.

30.	Will I be able to withdraw the shares of GE common stock that I tender in the exchange offer?

Yes. You may withdraw shares tendered at any time before the exchange offer expires. See “The Exchange Offer—Withdrawal Rights.” If you change your mind again before the expiration of the exchange offer, you can re-tender your GE common stock by following the tender procedures again.

31.	Will I be able to withdraw the shares of GE common stock that I tender in the exchange offer before and after the final exchange ratio has been determined?

Yes. The final exchange ratio used to determine the number of shares of Synchrony common stock that you will receive for each share of GE common stock accepted in the exchange offer will be announced by 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date (currently expected to be November 16, 2015) of the exchange offer. The expiration date of the exchange offer may be extended or the exchange offer may be terminated. You have a right to withdraw shares of GE common stock tendered for two trading days after the final exchange ratio has been established. If you change your mind again before the expiration of the exchange offer, you can re-tender shares of GE common stock by following the exchange procedures again prior to the expiration of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

If you are a registered holder of GE common stock (which includes persons holding certificated shares and Direct Registration Shares), you must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer. The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult with that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

32.	How soon will I receive delivery of my Synchrony common stock once I have tendered my GE common stock?

Assuming the shares of GE common stock tendered in the exchange offer have been accepted for exchange, the exchange agent will cause shares of Synchrony common stock to be credited to you in book-entry form promptly after the expiration of the exchange offer. See “The Exchange Offer—Delivery of Synchrony Common Stock; Book-Entry Accounts.”

33.	Will I be taxed on the shares of Synchrony common stock that I receive in the split-off and the pro rata spin-off, if any?

The exchange offer and any additional exchange offers or exchanges for GE common stock (collectively, with the exchange offer, the “split-off”) and the pro rata spin-off, if any, are intended to qualify for tax-free treatment for U.S. federal income tax purposes, and the exchange offer is conditioned on the continuing validity of a private letter ruling from the IRS as to certain issues relating to, and GE receiving an opinion from tax counsel confirming, the tax-free treatment of the split-off and pro rata spin-off, if any, to GE and its shareholders. Thus, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of GE common stock upon the receipt of Synchrony common stock pursuant to the split-off and the pro rata spin-off, if any. A holder of GE stock generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share of Synchrony common stock. Holders of GE common stock should consult their own tax advisors as to the particular tax consequences of the split-off and any pro rata spin-off to them.

Please see “Risk Factors—Risks Related to the Exchange Offer—The split-off, any pro rata spin-off and certain preliminary transactions could result in significant tax liability,” “Risk Factors—Risks Relating to Synchrony’s Separation from GE—If there is a later determination that the split-off, any pro rata spin-off, or certain preliminary transactions are taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or the tax opinion are incorrect or for any other reason, then GE and its shareholders could incur significant U.S. federal income tax liabilities, and Synchrony could incur significant liabilities,” and “Material U.S. Federal Income Tax Consequences” for more information regarding the IRS private letter ruling, the tax opinion and the potential tax consequences of the exchange offer.

34.	Are there any appraisal rights for holders of GE or Synchrony common stock?

There are no appraisal rights available to GE shareholders or Synchrony stockholders in connection with the exchange offer.

35.	What is the accounting treatment of the exchange offer?

The shares of GE common stock acquired by GE in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of GE common stock accepted in the exchange offer at its expiration. Any difference between the net book value of Synchrony attributable to GE and the market value of the shares of GE common stock acquired at that date will be recognized as a gain or loss on disposal of discontinued operations net of any direct and incremental expenses of the exchange offer on the disposal of its Synchrony common stock on the consolidated financial statements of GE.

Also, upon completion of the exchange offer, Synchrony’s historical results will be shown, in GE’s financial statements, as discontinued operations, and, assuming the exchange offer is fully subscribed, in subsequent periods, GE’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Synchrony.

36.	What will GE do with the shares of GE common stock it acquires in the exchange offer?

GE common stock acquired by GE in the exchange offer will be held as treasury stock unless and until retired or used for other purposes.

37.	What is the impact of the exchange offer on the number of GE shares outstanding?

Any GE common stock acquired by GE in the exchange offer will reduce the total number of GE shares outstanding, although GE’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

38.	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the exchange offer has not commenced?

As permitted under SEC rules, GE has commenced the exchange offer without the registration statement, of which this prospectus forms a part, having been declared effective by the SEC. GE cannot, however, complete the exchange offer and accept for exchange any shares of GE common stock tendered in the exchange offer until the registration statement is declared effective by the SEC and the other conditions to the exchange offer have been satisfied or, where permissible, waived.

39.	Where can I find out more information about GE and Synchrony?

You can find out more information about GE and Synchrony by reading this prospectus and from various sources described in “Incorporation by Reference.”

40.	Whom should I call if I have questions about the exchange offer or want copies of additional documents?

You may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus, without charge, from the information agent, Georgeson Inc., at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, by phone at (866) 300-8594 (toll-free for shareholders, banks, and brokers) or (781) 575-2137 (all others outside the U.S.), or via e-mail at GEExchange@georgeson.com.

SUMMARY

This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other documents to which it refers to understand the exchange offer. See “Incorporation by Reference.”

The Companies

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

(203) 373-2211

GE, a New York corporation, is a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, GE serves customers in approximately 175 countries and employs approximately 305,000 people worldwide. Since its incorporation in 1892, GE has developed or acquired new technologies and services that have considerably broadened and changed the scope of its activities.

Synchrony Financial

777 Long Ridge Road

Stamford, Connecticut 06902

(203) 585-2400

Synchrony, a Delaware corporation, is one of the premier consumer financial services companies in the United States. Synchrony’s roots in consumer finance trace back to 1932, and today Synchrony is the largest provider of private label credit cards in the United States based on purchase volume and receivables. Synchrony provides a range of credit products through programs it has established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, referred to as its “partners.” Through Synchrony’s partners’ over 300,000 locations across the United States and Canada, and their websites and mobile applications, Synchrony offers their customers a variety of credit products to finance the purchase of goods and services. During 2014 and the first three quarters of 2015, Synchrony financed $103.1 billion and $81.2 billion of purchase volume, respectively, and at September 30, 2015 Synchrony had $63.5 billion of loan receivables and 62.8 million active accounts. Synchrony’s active accounts represent a geographically diverse group of both consumers and businesses, with an average FICO score of 714 for consumer active accounts at September 30, 2015. Synchrony’s business has been profitable and resilient, including through the recent U.S. financial crisis and ensuing years. For the year ended December 31, 2014, Synchrony had net earnings of $2.1 billion, representing a return on assets of 3.2%.

The Exchange Offer

Terms of the Exchange Offer

GE is offering to exchange up to 705,270,833 shares of Synchrony common stock in the aggregate for outstanding shares of GE common stock that are validly tendered and not validly withdrawn. You may tender all, some or none of your shares of GE common stock.

Shares of GE common stock validly tendered and not validly withdrawn will be accepted for exchange at the final exchange ratio, on the terms and conditions of the exchange offer and subject to the limits described below, including the proration provisions. Shares not accepted for exchange will be returned to the tendering shareholder promptly following the expiration or termination of the exchange offer, as applicable.

Extension; Amendment; Termination

The exchange offer, and your withdrawal rights, will expire at 12:00 midnight, New York City time, at the end of the day on November 16, 2015, unless the exchange offer is extended or terminated. You must tender your shares of GE common stock before this time if you want to participate in the exchange offer. GE may extend, amend or terminate the exchange offer as described in this prospectus.

Conditions to Completion of the Exchange Offer

GE is not required to complete the exchange offer unless various conditions are satisfied or, where permissible, waived, before the expiration of the exchange offer, including that (i) the minimum condition is satisfied (i.e., at least 634,743,750 shares of Synchrony common stock will be distributed in exchange for shares of GE common stock that are tendered in the exchange offer), (ii) the private letter ruling from the IRS remains in effect and valid as to certain issues relating to, and GE receives an opinion from tax counsel confirming, the tax-free treatment of the split-off and pro rata spin-off, if any, to GE and its shareholders and (iii) the Federal Reserve Board’s prior approval of the Synchrony application to become a stand-alone savings and loan holding company, to retain control of the Bank and to retain control of its nonbank subsidiaries following completion of the exchange offer continues to be effective. The minimum number of shares of GE common stock that must be tendered in order for at least 634,743,750 shares of Synchrony common stock to be distributed in the exchange offer is referred to as the “minimum amount.” GE may waive any or all of the conditions to the exchange offer, subject to limited exceptions. Synchrony has no right to waive any of the conditions to the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

Proration; Odd-Lots

If, on the expiration date of the exchange offer (currently expected to be November 16, 2015), the exchange offer is oversubscribed, GE will accept on a pro rata basis in proportion to the number of shares tendered, all shares of GE common stock validly tendered and not validly withdrawn, except for tenders of odd-lots as described below. GE will announce the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the business day (currently expected to be November 17, 2015) immediately following the expiration date of the exchange offer (currently expected to be November 16, 2015). Upon determining the number of shares of GE common stock validly tendered for exchange, GE will announce the final results, including the final proration factor, if any, promptly after the determination is made.

If you directly or beneficially own less than 100 shares of GE common stock and wish to tender all of your shares of GE common stock, you may request that your shares not be subject to proration. In order to request this preferential treatment, you should check the box under “Proration/Odd Lot” on the letter of transmittal. If your odd-lot shares are held by a broker, dealer, commercial bank, trust company, custodian or similar institution for your account, you should contact that institution so that it can request such preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if GE completes the exchange offer.

Fractional Shares

Fractional shares of Synchrony common stock will not be distributed in the exchange offer. The exchange agent, acting as agent for the tendering GE shareholders, will aggregate any fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market. You will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these shares in accordance with your fractional interest in the aggregate number of shares sold. The distribution of fractional share proceeds will take longer than the distribution of shares of Synchrony common stock. As a result, shareholders will not receive fractional share proceeds at the same time they receive shares of Synchrony common stock.

Procedures for Tendering

The procedures you must follow to participate in the exchange offer will depend on how you hold your shares of GE common stock. For you to validly tender your shares of GE common stock pursuant to the exchange offer, before the expiration of the exchange offer, you will need to take the following steps:

•	If you hold certificates for shares of GE common stock, you must deliver to the exchange agent at the appropriate address listed on the letter of transmittal, a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents, and the certificates representing the shares of GE common stock tendered;

•	If you hold Direct Registration Shares, you must deliver to the exchange agent at the appropriate address listed in the letter of transmittal a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Because certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent;

•	If you hold shares of GE common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should receive instructions from that institution on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through The Depository Trust Company (“DTC”); and

•	If you wish to tender your shares of GE common stock that are in certificated form but the share certificates are not immediately available, time will not permit shares or other required documentation to reach the exchange agent before the expiration date of the exchange offer (currently expected to be November 16, 2015) or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Treatment of Shares of GE Common Stock Held Under a Savings Plan

Shares of GE common stock held for the account of participants in the ITI 401(k) Plan, Elano Profit Sharing Plan, Middle River Aircraft Systems Salaried Savings Plan, Middle River Aircraft Systems Hourly Savings Plan, Asset Management Plan For Affiliated GE Companies, GE Asset Maintenance Plan, Roper Employee Voluntary Stock Ownership Plan, Advanced Services, Inc. Employee Savings and Retirement Plan, GE Retirement Savings Plan, GE Puerto Rico Savings Plan for Salaried Employees, and all similar plans sponsored by GE or one of its affiliates (each a “Savings Plan” and collectively, the “Savings Plans”) are eligible for participation in the exchange offer. A Savings Plan’s rules may be different than those described in this prospectus (and may be different than those of other Savings Plans). See “The Exchange Offer—Treatment of Shares of GE common stock held under a Savings Plan.”

Delivery of Shares of Synchrony Common Stock

Assuming the shares of GE common stock tendered in the exchange offer have been accepted for exchange, the exchange agent will cause shares of Synchrony common stock to be credited in book-entry form to direct registered accounts maintained by Synchrony’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) promptly after the expiration of the exchange offer. Certificates representing shares of Synchrony common stock will not be issued pursuant to the exchange offer.

Withdrawal Rights

You may withdraw your tendered shares of GE common stock at any time before the expiration of the exchange offer (currently expected to be November 16, 2015). If you change your mind again before the expiration of the exchange offer, you may re-tender your shares of GE common stock by again following the exchange offer procedures.

In order to withdraw your shares, you must provide a written notice or facsimile transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult with that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

No Appraisal Rights

No appraisal rights are available to GE shareholders or Synchrony stockholders in connection with the exchange offer.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Although GE will deliver this prospectus to its shareholders to the extent required by U.S. law, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of GE common stock or Synchrony common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. GE has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange GE common stock or Synchrony common stock outside the United States but may take steps to facilitate such tenders. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions.” Therefore, the ability of any non-U.S. person to tender GE common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering shareholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. shareholders, as to their status and that an exemption under their home country laws that would allow them to participate without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise is available. GE will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in GE common stock or Synchrony common stock that may apply in their home countries. GE, Synchrony and the dealer managers cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Potential Additional Dispositions of Synchrony Common Stock

GE has informed Synchrony that, following the completion of the exchange offer, in the event that more than the minimum amount of shares are tendered but not enough shares of GE common stock are tendered to allow GE to exchange all of its shares of Synchrony common stock, GE will conduct the pro rata spin-off of all its remaining shares of Synchrony common stock or, alternatively, one or more additional exchange offers or exchanges of all of its remaining shares of Synchrony common stock for GE common stock, in any case, within 12 months of the closing of the exchange offer. In such event, GE and Synchrony, as applicable, will file any documents required by U.S. securities laws in connection with any such pro rata spin-off or exchange and will not rely on this prospectus or the registration statement of which it forms a part in connection with such pro rata spin-off or exchange.

Risk Factors

In deciding whether to tender your shares of GE common stock, you should carefully consider in their entirety the matters described in “Risk Factors,” as well as other information included in this prospectus and the other documents incorporated by reference herein.

Regulation of Synchrony and GE

Regulation of Synchrony

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. In addition, as a large provider of consumer financial services, Synchrony is subject to extensive regulation, supervision and examination by the Consumer Financial Protection Bureau (the “CFPB”).

The Bank is a federally chartered savings association and therefore is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency of the U.S. Treasury (the “OCC”), which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the Federal Deposit Insurance Corporation (the “FDIC”).

Bank Regulatory Approvals

Synchrony Regulatory Approval. Synchrony filed an application with, and, on October 14, 2015 received approval from, the Federal Reserve Board to become a stand-alone savings and loan holding company, to retain control of the Bank and to retain control of its nonbank subsidiaries. See “Regulation of Synchrony and GE—Bank Regulatory Approvals—Synchrony Regulatory Approval.”

GE Regulatory Approval. In connection with its planned exit from Synchrony’s business, GE and certain GE affiliates have filed an application for Federal Reserve Board approval to deregister as savings and loan holding companies which remains pending. GE expects the Federal Reserve Board to act on its application to deregister in due course following the completion of the exchange offer but cannot predict the timing of the Federal Reserve Board’s action. See “Regulation of Synchrony and GE—Bank Regulatory Approvals—GE Regulatory Approval.”

Regulatory Approval for Certain Acquisitions of Synchrony Common Stock

Certain acquisitions of Synchrony common stock under the exchange offer may require a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino

Act”). If you decide to participate in the exchange offer and acquire enough shares of Synchrony common stock so that the value of your holdings of Synchrony common stock will exceed the $76.3 million threshold stated in the Hart-Scott-Rodino Act and associated regulations, and if no exemption under the Hart-Scott-Rodino Act or regulations applies, GE and you will be required to make filings under the Hart-Scott-Rodino Act and you will be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any shareholder or shareholders required to make such a filing until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

You are also responsible for ensuring that you do not, directly or indirectly, acquire in the exchange offer shares of Synchrony common stock in excess of the amount that can be acquired by you without regulatory approval under the Change in Bank Control Act and the Savings and Loan Holding Company Act, which prohibit any person or company from acquiring control of Synchrony without, in some cases, the prior written approval of the Federal Reserve Board.

Material U.S. Federal Income Tax Consequences

The split-off and the pro rata spin-off, if any, are intended to qualify for tax-free treatment for U.S. federal income tax purposes, and the exchange offer is conditioned on the continuing validity of a private letter ruling from the IRS as to certain issues relating to, and GE receiving an opinion from tax counsel confirming, the tax-free treatment of the split-off and pro rata spin-off, if any, to GE and its shareholders. Thus, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of GE common stock upon the receipt of Synchrony common stock pursuant to the exchange offer. A holder of GE stock generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share of Synchrony common stock. Holders of GE common stock should consult their own tax advisors as to the particular tax consequences of the split-off and any pro rata spin-off to them.

Please see “Risk Factors—Risks Related to the Exchange Offer—The split-off, any pro rata spin-off and certain preliminary transactions could result in significant tax liability,” “Risk Factors—Risks Relating to Synchrony’s Separation from GE—If there is a later determination that the split-off, any pro rata spin-off, or certain preliminary transactions are taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or the tax opinion are incorrect or for any other reason, then GE and its shareholders could incur significant U.S. federal income tax liabilities, and Synchrony could incur significant liabilities,” and “Material U.S. Federal Income Tax Consequences” for more information regarding the IRS private letter ruling, the tax opinion and the potential tax consequences of the exchange offer.

Accounting Treatment of the Exchange Offer

The shares of GE common stock acquired by GE in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of GE common stock accepted in the exchange offer at its expiration. Any difference between the net book value of Synchrony attributable to GE and the market value of the shares of GE common stock acquired at that date will be recognized as a gain or loss on disposal of discontinued operations net of any direct and incremental expenses of the exchange offer on the disposal of its Synchrony common stock on the consolidated financial statements of GE.

Upon completion of the exchange offer, Synchrony’s historical results will be shown, in GE’s financial statements, as discontinued operations, and, assuming the exchange offer is fully subscribed, in subsequent periods, GE’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Synchrony.

Comparison of Shareholder and Stockholder Rights

GE is organized under the laws of the State of New York while Synchrony is organized under the laws of the State of Delaware. Differences in the rights of a shareholder of GE from those of a stockholder of Synchrony arise principally from provisions of the constitutive documents of each of GE and Synchrony. See “Comparison of Shareholder and Stockholder Rights.”

The Exchange Agent

The exchange agent for the exchange offer is Computershare Trust Company, N.A.

The Information Agent

The information agent for the exchange offer is Georgeson Inc.

The Dealer Managers

The dealer managers for the exchange offer are Goldman, Sachs & Co., a lead dealer manager, J.P. Morgan Securities LLC, a lead dealer manager, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC. These firms are referred to as the “dealer managers.”

The co-advisors for the exchange offer are Academy Securities, Inc., Blaylock Beal Van, LLC, CastleOak Securities, L.P., Lebenthal & Co., LLC, Loop Capital Markets LLC, Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc. and The Williams Capital Group, L.P. These firms are referred to as the “co-advisors.”

Selected Historical Financial Data for GE and Synchrony

GE’s Selected Historical Financial Data

The following table sets forth GE’s selected historical consolidated financial information. The selected historical consolidated financial information as of and for the nine months ended September 30, 2015 and 2014 is unaudited and has been derived from GE’s unaudited historical consolidated financial statements and related notes included in GE’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference into this prospectus. The selected historical consolidated financial information as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from GE’s historical consolidated financial statements, which have been audited by KPMG LLP and are included in GE’s Current Report on Form 8-K filed August 7, 2015, which is incorporated by reference into this prospectus. The selected historical consolidated financial information at December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 has been derived from GE’s selected financial data table included in GE’s Current Report on Form 8-K filed August 7, 2015, which is incorporated by reference into this prospectus.

The data shown below are not necessarily indicative of results to be expected for any future period. You should read the following information together with GE’s audited consolidated financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GE’s Annual Report on Form 10-K for the year ended December 31, 2014, GE’s Current Report on Form 8-K filed August 7, 2015, and GE’s unaudited condensed consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GE’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this prospectus.

Based on GE’s historical ownership of Synchrony, the data shown below are impacted by assets, liabilities, results of operations or cash flows attributable to Synchrony. Upon completion of the exchange offer, Synchrony’s historical results will be shown, in GE’s financial statements, as discontinued operations, and, assuming the exchange offer is fully subscribed, in subsequent periods, GE’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Synchrony.

	At and for the Nine Months Ended September 30,		At and for the Years Ended December 31,
(in millions, except for per share amounts)	2015	2014	2014	2013	2012	2011	2010
General Electric Company and Consolidated Affiliates
Revenues and other income	$92,731	$94,595	$132,208	$128,986	$127,891	$126,548	$128,560
Earnings (loss) from continuing operations attributable to the Company	(2,091)	8,016	12,534	11,913	11,812	12,638	12,992
Earnings (loss) from discontinued operations, net of taxes	(10,336)	2,065	2,699	1,144	1,829	1,513	(1,348)
Net earnings (loss) attributable to the Company	(12,427)	10,081	15,233	13,057	13,641	14,151	11,644
Dividends declared(a)	6,972	6,633	8,949	8,060	7,372	7,498	5,212
Return on average GE shareowners’ equity(b)			12.0%	12.7%	12.6%	12.4%	15.6%
Per common share
Earnings (loss) from continuing operations – diluted	$(0.21)	$0.79	$1.24	$1.16	$1.12	$1.09	$1.19
Earnings (loss) from discontinued operations – diluted	(1.03)	0.20	0.27	0.11	0.17	0.14	(0.13)
Net earnings (loss) – diluted	(1.23)	0.99	1.50	1.27	1.29	1.23	1.06
Earnings (loss) from continuing operations – basic	(0.21)	0.80	1.25	1.16	1.12	1.09	1.19
Earnings (loss) from discontinued operations – basic	(1.03)	0.21	0.27	0.11	0.17	0.14	(0.13)
Net earnings (loss) – basic	(1.23)	1.00	1.51	1.28	1.29	1.24	1.06

	At and for the Nine Months Ended September 30,		At and for the Years Ended December 31,
(in millions, except for per share amounts)	2015	2014	2014	2013	2012	2011	2010
General Electric Company and Consolidated Affiliates
Dividends declared	$0.69	$0.66	$0.89	$0.79	$0.70	$0.61	$0.46
Stock price range	28.68-19.37	27.94-24.32	27.94-23.69	28.09-20.68	23.18-18.02	21.65-14.02	19.70-13.75
Period-end closing stock price			25.27	28.03	20.99	17.91	18.29
Cash and equivalents	99,086		84,927	86,747	75,428	82,875	76,296
Total assets of continuing operations	459,361		466,580	464,742	476,295	484,913	479,906
Total assets	581,310		653,514	661,500	689,861	721,989	749,817
Long-term borrowings	180,011		199,182	218,918	232,743	239,165	288,903
Common shares outstanding – average (in thousands)	10,085,276	10,041,758	10,044,995	10,222,198	10,522,922	10,591,146	10,661,078
Common shareowner accounts – average			490,000	512,000	537,000	570,000	588,000

Transactions between GE and GECC have been eliminated from the consolidated information.

(a)	Included $1,031 million of preferred stock dividends ($806 million related to our preferred stock redemption) in 2011 and $300 million in 2010.
(b)	Indicates terms defined in the Glossary in GE’s Current Report on Form 8-K filed August 7, 2015.

For information regarding the pro forma effects of the exchange offer and related events, see “GE Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Synchrony Selected Historical Financial Data

The following tables set forth Synchrony’s selected historical consolidated and combined financial information. The selected historical consolidated and combined financial information at and for the nine months ended September 30, 2015 and 2014 is unaudited and has been derived from Synchrony’s unaudited historical consolidated and combined financial statements included in Synchrony’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 which is incorporated by reference into this prospectus. The selected historical consolidated and combined financial information at December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012 has been derived from Synchrony’s historical consolidated and combined financial statements, which have been audited by KPMG LLP and are included in Synchrony’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus. The selected historical combined financial information at December 31, 2011 and 2010, and for the year ended December 31, 2010 is unaudited and has been derived from Synchrony’s historical combined financial information not included or incorporated by reference in this prospectus. The results for the fiscal quarter ended September 30, 2015 are not necessarily indicative of the results that may be expected for the full year. Additionally, Synchrony’s historical results are not necessarily indicative of the results expected for any future period. You should read this information in conjunction with the information under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Synchrony’s historical condensed consolidated and combined financial statements and the related notes thereto, which are included in Synchrony’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Synchrony’s quarterly reports on Form 10-Q which are incorporated by reference in this prospectus.

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business subsequently have been transferred to Synchrony.

Synchrony has prepared its historical combined financial statements as if it had conducted GE’s North American retail finance business throughout all relevant periods. Synchrony’s historical combined financial information and statements include the assets, liabilities and operations of GE’s North American retail finance business.

Condensed Consolidated and Combined Statements of Earnings Information(1)

	Nine Months Ended September 30,		Years Ended December 31,
($ in millions, except per share data)	2015	2014	2014	2013	2012	2011	2010
Interest income	$9,719	$8,982	$12,242	$11,313	$10,309	$9,141	$8,760
Interest expense	834	640	922	742	745	932	1,094

Net interest income	8,885	8,342	11,320	10,571	9,564	8,209	7,666
Retailer share arrangements	(2,004)	(1,877)	(2,575)	(2,373)	(1,984)	(1,428)	(989)

Net interest income, after retailer share arrangements	6,881	6,465	8,745	8,198	7,580	6,781	6,677
Provision for loan losses	2,129	2,120	2,917	3,072	2,565	2,258	3,151

Net interest income, after retailer share arrangements and provision for loan losses	4,752	4,345	5,828	5,126	5,015	4,523	3,526
Other income	305	323	485	500	484	497	481
Other expense	2,394	2,135	2,927	2,484	2,123	2,010	1,978

Earnings before provision for income taxes	2,663	2,533	3,386	3,142	3,376	3,010	2,029
Provision for income taxes	996	955	1,277	1,163	1,257	1,120	760

Net earnings	$1,667	$1,578	$2,109	$1,979	$2,119	$1,890	$1,269

Weighted average shares outstanding (in millions)
Basic	833.8	731.0	757.4	705.3	705.3	705.3	705.3
Diluted	835.4	731.0	757.6	705.3	705.3	705.3	705.3
Earnings per share
Basic	$2.00	$2.16	$2.78	$2.81	$3.00	$2.68	$1.80
Diluted	$2.00	$2.16	$2.78	$2.81	$3.00	$2.68	$1.80

(1)	In 2011, Synchrony completed the sale of a discontinued business operation. The selected earnings information presented above is of continuing operations.

Condensed Consolidated and Combined Statements of Financial Position Information

	At September 30, 2015	At December 31,
($ in millions)		2014	2013	2012	2011(1)	2010
Assets:
Cash and equivalents	$12,271	$11,828	$2,319	$1,334	$1,187	$219
Investment securities	3,596	1,598	236	193	198	116
Loan receivables	63,520	61,286	57,254	52,313	47,741	45,230
Allowance for loan losses	(3,371)	(3,236)	(2,892)	(2,274)	(2,052)	(2,362)
Loan receivables held for sale	—	332	—	—	—	—
Goodwill	949	949	949	936	936	938
Intangible assets, net	646	519	300	255	252	227
Other assets	1,831	2,431	919	705	1,853	4,438
Assets of discontinued operations	—	—	—	—	—	1,847

Total assets	$79,442	$75,707	$59,085	$53,462	$50,115	$50,653

Liabilities and Equity:
Total deposits	$40,548	$34,955	$25,719	$18,804	$17,832	$13,798
Total borrowings	23,881	27,460	24,321	27,815	25,890	30,936
Accrued expenses and other liabilities	2,855	2,814	3,085	2,261	2,065	1,600
Liabilities of discontinued operations	—	—	—	—	—	13

Total liabilities	67,284	65,229	53,125	48,880	45,787	46,347

Total equity	12,158	10,478	5,960	4,582	4,328	4,306

Total liabilities and equity	$79,442	$75,707	$59,085	$53,462	$50,115	$50,653

(1)	In 2011, Synchrony completed the sale of a discontinued business operation. The selected earnings information presented above is of continuing operations.

Market Price and Dividend Information

The market prices of GE and Synchrony common stock are subject to fluctuation. The exchange ratio will be set based on the respective market prices of GE and Synchrony common stock. As a result, you should, among other things, obtain current market quotations before deciding to tender your shares of GE common stock. There can be no assurance what the market price of shares will be before, on, or after the date on which the exchange offer is completed. GE common stock is listed on the NYSE under the symbol “GE.” Synchrony common stock is listed on the NYSE under the symbol “SYF.”

GE

The following table describes the per share range of high and low sales prices, as reported by the NYSE, for shares of GE common stock and dividends declared per share of GE common stock for the quarterly periods indicated.

	Market Price for GE Common Stock		Dividends Declared
	High	Low	Per Share
2013
First Quarter	$23.90	$20.68	$0.19
Second Quarter	$24.45	$21.11	$0.19
Third Quarter	$24.95	$22.76	$0.19
Fourth Quarter	$28.09	$23.50	$0.22
2014
First Quarter	$27.94	$24.32	$0.22
Second Quarter	$27.53	$25.43	$0.22
Third Quarter	$27.15	$24.75	$0.22
Fourth Quarter	$27.10	$23.69	$0.23
2015
First Quarter	$26.27	$23.41	$0.23
Second Quarter	$28.68	$24.57	$0.23
Third Quarter	$27.33	$19.37	$0.23
Fourth Quarter (through November 2, 2015)	$29.83	$24.79	$—

The declaration and payment of dividends to holders of GE common stock is at the discretion of GE’s board of directors in accordance with applicable law after taking into account various factors.

As of September 30, 2015, there were 10,109,239,076 shares of GE common stock outstanding, and as of September 30, 2015, there were 467,200 shareholders of record of GE common stock.

On October 16, 2015, the NYSE trading day immediately preceding the initial filing of the registration statement of which this prospectus forms a part, the closing sales price per share of GE common stock as reported by the NYSE was $28.98.

Synchrony

The following table describes the per share range of high and low closing prices, as reported by the NYSE, for shares of Synchrony common stock and dividends declared per share of Synchrony common stock for the quarterly periods indicated.

	Market Price for Synchrony Common Stock		Dividends Declared
	High	Low	Per Share
2014
Third Quarter (since July 31, 2014)	$25.79	$22.93	$—
Fourth Quarter	$30.50	$24.20	$—
2015
First Quarter	$33.61	$28.52	$—
Second Quarter	$33.30	$29.76	$—
Third Quarter	$35.99	$30.56	$—
Fourth Quarter (through November 2, 2015)	$33.31	$30.15	$—

Synchrony does not currently pay dividends. After the completion of the exchange offer, Synchrony’s board of directors intends to consider Synchrony’s policy regarding the payment and amount of dividends and may consider stock repurchases, in each case consistent with maintaining capital ratios well in excess of minimum regulatory requirements. The declaration and amount of any future dividends to holders of Synchrony common stock or stock repurchases is at the discretion of Synchrony’s board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of Synchrony and the Bank, applicable regulatory restrictions, corporate law and contractual restrictions (including restrictions contained in the New Bank Term Loan Facility (as defined below)) and other factors that Synchrony’s board of directors deems relevant.

As of September 30, 2015, there were 833,824,286 shares of Synchrony common stock outstanding, and as of October 14, 2015, there were 172 registered holders of record of Synchrony common stock. Immediately before the commencement of the exchange offer, GE beneficially owned 705,270,833 shares of Synchrony common stock representing approximately 84.6% of Synchrony’s outstanding common stock.

On October 16, 2015, the last NYSE trading day immediately preceding the initial filing of the registration statement of which this prospectus forms a part, the closing sales price per share of Synchrony common stock as reported by the NYSE was $30.15.

Recent Developments

On November 2, 2015, GE announced that it has completed the acquisition of Alstom’s power and grid businesses. GE reached an agreement with Alstom in April 2014 to purchase Alstom’s power and grid businesses for €12.35 billion. Adjusting for the joint ventures announced in June 2014 (renewables, grid, and nuclear), changes in the deal structure, price adjustments for remedies, net cash at close, and including the effects of currency, the purchase price was €9.7 billion (approximately $10.6 billion).

RISK FACTORS

In determining whether or not to tender your shares of GE common stock in the exchange offer, you should consider carefully all of the information about GE and Synchrony included or incorporated by reference in this prospectus, as well as the information about the terms and conditions of the exchange offer. None of GE, Synchrony or any of their respective directors or officers or any of the dealer managers or any other person makes any recommendation as to whether you should tender all, some or none of your shares of GE common stock. You must make your own decision after reading this prospectus and consulting with your advisors.

Investing in Synchrony’s common stock involves risks. You should carefully consider the risk factors described below and in Part I, Item 1A, “Risk Factors.” in GE’s and Synchrony’s respective Annual Reports on Form 10-K for the year ended December 31, 2014, and GE’s and Synchrony’s other respective reports filed from time to time with the SEC, which are incorporated by reference in this prospectus. The occurrence of the events described herein and therein could have a material adverse effect on Synchrony’s businesses, prospects, financial condition, results of operations and/or cash flows. In such a case, the price of shares of Synchrony common stock may decline and you could lose all or part of your investment. Some of these risk factors relate principally to Synchrony’s business. Other factors relate principally to your investment in Synchrony’s common stock. Before making any investment decision, you should carefully consider these risks.

In addition, other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors could have material adverse effects on Synchrony’s or GE’s businesses, prospects, financial condition, results of operations and/or cash flows. Please read “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Synchrony Common Stock

The price of Synchrony common stock may fluctuate substantially during and after the exchange offer period, and you could lose all or part of your investment in Synchrony common stock as a result.

Synchrony common stock has a limited trading history and there may be wide fluctuations in the market value of Synchrony common stock during and after the exchange offer period as a result of many factors. From its initial public offering, which closed on August 5, 2014 (the “IPO”), through October 16, 2015, the sales price of Synchrony common stock as reported by the NYSE has ranged from a low closing sales price of $22.93 on August 7 and 11, 2014 to a high closing sales price of $35.99 on July 20, 2015. Some factors that may cause the market price of Synchrony common stock to fluctuate, in addition to the other risks mentioned in this prospectus, are:

•	Synchrony’s operating performance and the performance of its competitors;

•	Synchrony’s or its competitors’ press releases, other public announcements and filings with the SEC regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in earnings estimates or recommendations by securities analysts, if any, who cover Synchrony common stock;

•	failures to meet external expectations or management guidance;

•	fluctuations in Synchrony’s financial results or the financial results of companies perceived to be similar to Synchrony;

•	changes in Synchrony’s capital structure or dividend policy, including as a result of the exchange offer, future issuances of securities, sales of large blocks of common stock by Synchrony stockholders, including GE, or Synchrony’s incurrence of additional debt;

•	the exchange offer or announcements related to the exchange offer;

•	any potential future distributions of Synchrony common stock by GE;

•	reputational issues;

•	changes in general economic and market conditions in any of the regions in which Synchrony conducts its business;

•	the arrival or departure of key personnel;

•	the actions of speculators and financial arbitrageurs (such as hedge funds) during and after the exchange offer;

•	changes in applicable laws, rules or regulations and other dynamics; and

•	other developments or changes affecting Synchrony, its industry or its competitors.

In addition, if the market for stocks in Synchrony’s industry or industries related to its industry, or the stock market in general, experiences a loss of investor confidence, the trading price of Synchrony common stock could decline for reasons unrelated to its business, financial condition and results of operations. If any of the foregoing occurs, it could cause its stock price to fall and may expose Synchrony to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Applicable laws and regulations, provisions of Synchrony’s certificate of incorporation and by-laws and certain contractual rights granted to GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

Applicable laws, provisions of Synchrony’s amended and restated certificate of incorporation, which is referred to as “Synchrony’s certificate of incorporation” and amended and restated by-laws, which is referred to as “Synchrony’s by-laws,” the TSSA and certain contractual rights granted to GE under the Master Agreement (as defined below) may delay, deter, prevent or render more difficult a takeover attempt that Synchrony stockholders might consider in their best interests. For example, they may prevent Synchrony stockholders from receiving the benefit from any premium to the market price of Synchrony common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Synchrony common stock if they are viewed as discouraging takeover attempts in the future.

Takeover attempts, business combinations and certain acquisitions of Synchrony common stock may require prior approval of or notice to the Federal Reserve Board. If a company seeks to acquire, either acting alone or in concert with others, 25% or more of any class of Synchrony’s voting stock, acquire control of the election or appointment of a majority of the directors on Synchrony’s board of directors, or exercise a controlling influence over Synchrony’s management or policies, it would be required to obtain the prior approval of the Federal Reserve Board. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of Synchrony’s voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve Board. An individual (and also a company not otherwise required to obtain Federal Reserve Board approval to control Synchrony) is presumed to control Synchrony, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve Board, if the individual (or such company) acquires 10% or more of any class of Synchrony’s voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts.

Section 203 of the General Corporation Law of the state of Delaware (“DGCL”) may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares from the corporation, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. However, Synchrony’s certificate of incorporation provides that it will not be governed by Section 203 of the DGCL until the moment in time, if ever, immediately following the time at which both (i) Section 203 by its terms would, but for the terms of Synchrony’s certificate of incorporation, apply to it and (ii) there occurs a transaction by which GE reduces its ownership interest in Synchrony to less than 15% of the voting power of Synchrony’s outstanding shares of voting stock.

Synchrony’s certificate of incorporation and by-laws include provisions that may have anti-takeover effects and may delay, deter or prevent a takeover attempt that Synchrony stockholders might consider in their best interests. For example, Synchrony’s certificate of incorporation and by-laws:

•	permit Synchrony’s board of directors to issue one or more series of preferred stock with such powers, rights and preferences as its board of directors shall determine;

•	provide that, subject to the rights of holders of any series of preferred stock, only Synchrony’s board of directors may fill newly-created directorships or vacancies on its board of directors;

•	limit the ability of stockholders to call special meetings of stockholders and require that all stockholder action be taken at a meeting rather than by written consent; and

•	establish advance notice requirements for stockholder proposals and nominations of candidates for election as directors.

Risks Related to the Exchange Offer

The exchange offer and related transactions will result in a substantial amount of Synchrony common stock entering the market, which may adversely affect the market price of Synchrony common stock.

Before the exchange offer, Synchrony was a majority-owned subsidiary of GE and approximately 128,493,756 shares of Synchrony common stock (or 15.4% of the total number of outstanding Synchrony shares) were held by shareholders other than GE. Assuming the exchange offer is fully subscribed and completed, GE will distribute 705,270,833 shares of Synchrony common stock and all shares of Synchrony common stock not held by its affiliates will be freely tradable. If the exchange offer is not fully subscribed, GE will conduct the pro rata spin-off of all of its remaining shares of Synchrony common stock or, alternatively, one or more additional exchange offers or exchanges for GE common stock for all of its remaining shares of Synchrony common stock, in any case, within 12 months of the closing of the exchange offer. The distribution of such a large number of shares of Synchrony common stock in the exchange offer and any subsequent exchange offers or exchanges for GE common stock or the pro rata spin-off of its Synchrony common stock could adversely affect the market price of Synchrony common stock.

Your investment will be subject to different risks after the exchange offer regardless of whether you elect to participate in the exchange offer.

Your investment will be subject to different risks as a result of the exchange offer, regardless of whether you tender all, some or none of your shares of GE common stock.

•	If you exchange all of your shares of GE common stock and the exchange offer is not oversubscribed, then you will no longer have an ownership interest in GE, but instead will directly own only an interest in Synchrony. As a result, your investment will be subject exclusively to risks associated with Synchrony and not risks associated solely with GE.

•	If you exchange all of your shares of GE common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described in this prospectus and, unless your odd-lot tender is not subject to proration, you will own a direct interest in both GE and Synchrony. As a result, your investment will continue to be subject to risks associated with both GE and Synchrony.

•	If you exchange some, but not all, of your shares of GE common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of GE common stock you own will decrease

(unless you otherwise acquire shares of GE common stock), while the number of shares of Synchrony common stock you own will increase. As a result, your investment will continue to be subject to risks associated with both GE and Synchrony.

•	If you do not exchange any of your shares of GE common stock and the exchange offer is fully subscribed, then your ownership interest in GE will increase on a percentage basis, while your indirect ownership in Synchrony will be eliminated (unless you otherwise own shares of Synchrony common stock). As a result, your investment will be subject exclusively to risks associated with GE and not risks associated with Synchrony because GE will no longer have an ownership interest in Synchrony (assuming the exchange offer is fully subscribed).

•	If you remain a shareholder of GE following the completion of the exchange offer, the exchange offer is not fully subscribed and GE completes a pro rata spin-off of its remaining interest in Synchrony, then you may receive shares of Synchrony common stock (although you may instead receive only cash in lieu of a fractional share). As a result, your investment may be subject to risks associated with both GE and Synchrony.

Regardless of whether you tender your shares of GE common stock, the shares you hold after the completion of the exchange offer will reflect a different investment from the investment you previously held.

Following the completion of the exchange offer, shares of GE common stock and Synchrony common stock will fluctuate and the final per-share values used in determining the exchange ratio may not be indicative of future trading prices.

The common stock price history for shares of GE and Synchrony may not provide investors with a meaningful basis for evaluating an investment in either company’s common stock. Synchrony has been a publicly traded company only since July 31, 2014. The prior performance of GE and Synchrony common stock may not be indicative of the performance of their common stock after the exchange offer. In addition, the indicative and final per-share values used in determining the exchange ratio may not be indicative of the prices at which GE common stock and Synchrony common stock will trade after the exchange offer is completed.

Tendering GE shareholders may receive a reduced discount or may not receive any discount in the exchange offer.

The exchange offer is designed to permit you to exchange your shares of GE common stock for shares of Synchrony common stock at a 7% discount. Stated another way, subject to the limitations described below, for each $100 of your shares of GE common stock accepted in the exchange offer, you will receive approximately $107.53 of Synchrony common stock based on the Average GE Price and the Average Synchrony Price.

The number of shares you can receive is, however, subject to an upper limit of 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer. The upper limit ensures that any unusual or unexpected decrease in the trading price of Synchrony common stock, relative to the trading price of GE common stock, would not result in an unduly high number of shares of Synchrony common stock being exchanged for each share of GE common stock accepted in the exchange offer. As a result, you may receive less than $107.53 of Synchrony common stock for each $100 of GE common stock accepted in the exchange offer, depending on the Average GE Price and the Average Synchrony Price. Because of the upper limit, if there is a decrease of sufficient magnitude in the trading price for shares of Synchrony common stock relative to the trading price of shares of GE common stock, or if there is an increase of sufficient magnitude in the trading price for shares of GE common stock relative to the trading price for shares of Synchrony common stock, you may not receive $107.53 of Synchrony common stock for each $100 of GE common stock accepted, and could receive much less. In addition, there is no assurance that shares of Synchrony common stock received in the exchange offer will be able to be sold at prices comparable to the Average Synchrony Price.

There may also be circumstances under which you would receive fewer shares of Synchrony common stock than you would have received if the exchange ratio were determined using the closing prices for shares of GE common stock and Synchrony common stock on the expiration date of the exchange offer. For example, if the trading price of shares of GE common stock were to increase during the last two days of the exchange offer, the Average GE Price would likely be lower than the closing price of shares of GE common stock on the expiration date of the exchange offer. As a result, you may receive fewer shares of Synchrony common stock for each $100 of GE common stock than you would have if the Average GE Price were calculated on the basis of the closing price of shares of GE common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer. Similarly, if the trading price of Synchrony common stock were to decrease during the last two trading days of the exchange offer, the Average Synchrony Price would likely be higher than the closing price of shares of Synchrony common stock on the expiration date of the exchange offer. This could also result in your receiving fewer shares of Synchrony common stock for each $100 of GE common stock than you would otherwise receive if the Average Synchrony Price were calculated on the basis of the closing price of shares of Synchrony common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer.

Participating GE shareholders will experience some delay in receiving shares of Synchrony common stock (and cash in lieu of fractional shares of Synchrony common stock, if any) for shares of GE common stock that are accepted in the exchange offer.

Tendering GE shareholders whose shares of GE common stock have been accepted for exchange will not be able to sell the shares of Synchrony common stock to be received until the distribution of shares of Synchrony common stock to individual shareholders has been completed. Consequently, if the market price for shares of Synchrony common stock should decrease or increase during that period, the relevant shareholders would not be able to stop any losses or recognize any gain by selling the shares of Synchrony common stock. Similarly, you will not be able to invest cash in lieu of fractional shares of Synchrony common stock, if any, until the distribution of such cash has been completed, and you will not receive interest payments for this time period.

Market prices for shares of GE common stock may be impacted by the exchange offer.

Investors may purchase shares of GE common stock in order to participate in the exchange offer, which may have the effect of raising market prices for shares of GE common stock during the pendency of the exchange offer. Following the completion of the exchange offer, the market prices for shares of GE common stock may decline because any exchange offer-related demand for shares of GE common stock will cease. In addition, following the completion of the exchange offer, the market prices for shares of GE common stock may decline because GE will no longer have any equity in Synchrony.

The split-off, any pro rata spin-off and certain preliminary transactions could result in significant tax liability.

The split-off and the pro rata spin-off, if any, are designed to qualify for tax-free treatment to GE and its shareholders under Section 355 of the Code. Completion of the exchange offer is conditioned on, among other things, the continuing validity of a private letter ruling from the IRS regarding certain issues relating to the tax-free treatment of the split-off, any pro rata spin-off, and a series of preliminary transactions that would be required prior to implementing the exchange offer and receipt of an opinion from tax counsel confirming the tax-free treatment of the split-off and any pro rata spin-off. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the ruling. The IRS private letter ruling addresses only certain aspects of the transaction. As a result, GE will obtain the opinion of tax counsel. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by GE and Synchrony. If any of those factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion will be based are materially different from the facts at the time of the exchange offer, the split-off and any pro rata spin-off may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the split-off and any pro rata spin-off could be materially less favorable. If the split-off and any pro rata spin-off (or any of the preliminary transactions) are determined to be taxable, GE and its shareholders could incur significant tax liabilities, and under the TSSA, Synchrony may be required to indemnify GE for any liabilities incurred by GE if the liabilities are caused by any action or inaction undertaken by Synchrony following the IPO or as a result of any direct or indirect transfers of Synchrony stock following the exchange offer.

If the split-off and any pro rata spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, each GE shareholder who receives shares of Synchrony common stock in the split-off would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the shares of Synchrony common stock received by the shareholder and its tax basis in the shares of GE common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the shares of Synchrony common stock received by the shareholder. In any pro rata spin-off, each GE shareholder would generally be treated as receiving a taxable distribution equal to the fair market value of the shares of Synchrony common stock received by the shareholder. In addition, GE would generally recognize any gain with respect to the transfer of Synchrony common stock in the split-off or pro rata spin-off as if it sold the Synchrony stock for an amount equal to its fair market value.

The split-off and any pro rata spin-off could be taxable to GE, but not its shareholders, if Synchrony, as part of a plan that includes the exchange offer, were to engage in certain transactions after the exchange offer is completed. In such cases, Synchrony could be required to indemnify GE for any resulting taxes and related expenses, which could be material. See “Material U.S. Federal Income Tax Consequences” for additional information.

Risks Relating to Synchrony’s Separation from GE

If there is a later determination that the split-off, any pro rata spin-off, or certain preliminary transactions are taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or the tax opinion are incorrect or for any other reason, then GE and its shareholders could incur significant U.S. federal income tax liabilities, and Synchrony could incur significant liabilities.

The split-off and the pro rata spin-off, if any, are designed to qualify for tax-free treatment to GE and its shareholders under Section 355 of the Code. Completion of the exchange offer is conditioned on, among other things, the continuing validity of a private letter ruling from the IRS regarding certain issues relating to the tax-free treatment of the split-off, the pro rata spin-off, if any, and a series of preliminary transactions that would be required prior to implementing the exchange offer and receipt of an opinion from tax counsel confirming the tax-free treatment of the split-off and any pro rata spin-off. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the IRS private letter ruling. The IRS private letter ruling addresses only certain aspects of the transaction. As a result, GE will obtain the opinion of tax counsel. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by GE and Synchrony. If any of those factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion will be based are materially different from the facts at the time of the exchange offer, the split-off and any pro rata spin-off may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the split-off and any pro rata spin-off could be materially less favorable. If the split-off and any pro rata spin-off (or any of the preliminary transactions) are determined to be taxable, GE and its shareholders could incur significant tax liabilities, and under the TSSA (as defined below), Synchrony may be required to indemnify GE for any liabilities incurred by GE if the liabilities are caused by any action or inaction undertaken by Synchrony following the Synchrony IPO or as a result of any direct or indirect transfers of Synchrony stock following the exchange offer. See “Agreements between GE and Synchrony and Other Related Party Transactions—Relationship with GE and GECC—Tax Sharing and Separation Agreement.”

In order to preserve the tax-free status of the split-off and any pro rata spin-off and the preliminary transactions to GE, the TSSA includes a provision generally prohibiting Synchrony from taking any action or inaction that is within Synchrony’s control (other than actions or inactions that implement the split-off and pro rata spin-off, if any, or certain preliminary transactions or actions or inactions that are consented to by GE or are at the direction of GE) that would cause the split-off and any pro rata spin-off (or the preliminary transactions) to become taxable, and providing for an indemnity obligation from Synchrony to GE for tax liabilities incurred by GE as a result of a breach of these provisions by Synchrony or as a result of any direct or indirect transfers of Synchrony stock following the exchange offer. As a result, Synchrony may not, as part of a plan that includes the exchange offer, enter into certain mergers or other change of control transactions. For a discussion of the TSSA, see “Agreements between GE and Synchrony and Other Related Party Transactions—Relationship with GE and GECC—Tax Sharing and Separation Agreement.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements. Forward-looking statements reflect Synchrony’s and GE’s, as the case may be, current views with respect to, among other things, future events and performance. Forward-looking statements are generally identified by using words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “should,” “can have,” “likely” or the negative version of these words or comparable words or by using future dates in connection with any discussion of future performance, actions or events. Forward-looking statements are not guarantees of future performance, actions or events.

In particular, forward-looking statements include statements relating to: the split-off and pro rata spin-off, if any, the separation and GE SLHC Deregistration, and their respective expected benefits; the price of Synchrony common stock may fluctuate substantially during and after the exchange offer period, and you could lose all or part of your investment in Synchrony common stock as a result; applicable laws and regulations, provisions of Synchrony’s certificate of incorporation and by-laws and certain contractual rights granted to GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; the exchange offer and related transactions will result in a substantial amount of Synchrony common stock entering the market, which may adversely affect the market price of Synchrony common stock; investments will be subject to different risks after the exchange offer; following the completion of the exchange offer, shares of GE common stock and Synchrony common stock will fluctuate and the final per-share values used in determining the exchange ratio may not be indicative of future trading prices; tendering GE shareholders may receive a reduced discount or may not receive any discount in the exchange offer; participating GE shareholders will experience some delay in receiving shares of Synchrony common stock (and cash in lieu of fractional shares of Synchrony common stock, if any) for shares of GE common stock that are accepted in the exchange offer; market prices for shares of GE common stock may be impacted by the exchange offer; the split-off, any pro rata spin-off, and certain preliminary transactions could result in significant tax liability; and if there is a later determination that the split-off, any pro rata spin-off, or certain preliminary transactions are taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or the tax opinion are incorrect or for any other reason, then GE and its shareholders could incur significant U.S. federal income tax liabilities, and Synchrony could incur significant liabilities.

These matters involve risks and uncertainties as discussed in GE’s and Synchrony’s periodic reports on Form 10-K and Form 10-Q, and their current reports on Form 8-K, filed with the SEC, as well as those issues and uncertainties described elsewhere in this prospectus, including in “Risk Factors.” Many factors could cause actual results to differ materially from GE’s or Synchrony’s forward-looking statements. These risks and uncertainties include those set forth under “Risk Factors.” However, there may also be other risks that GE and Synchrony are unable to predict at this time. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. You should not put undue reliance on forward-looking statements. Forward-looking statements speak only as of the date on which they are made.

GE and Synchrony undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the above to be a complete discussion of all potential risks or uncertainties. For additional information regarding risks and uncertainties faced by GE and Synchrony, please read “Risk Factors” and “Incorporation by Reference.”

THE TRANSACTION

Background of the Exchange Offer

Initial Public Offering

On August 5, 2014, Synchrony closed the IPO of 125 million shares of Synchrony common stock at a price to the public of $23.00 per share and on September 3, 2014, Synchrony issued an additional 3,493,756 shares of Synchrony common stock pursuant to an option granted to the underwriters in the IPO (the “Underwriters’ Option”). Synchrony received net proceeds from the IPO and the Underwriters’ Option of approximately $2.8 billion. Following the closing of the IPO and the Underwriters’ Option, GE beneficially owned, and currently beneficially owns, approximately, 84.6% of Synchrony’s common stock.

In addition, prior to the completion of the IPO, Synchrony and GE entered into certain agreements that provide a framework for Synchrony’s ongoing relationship with GE. The transactions to separate Synchrony from GE, including the distribution of remaining shares of common stock of Synchrony held by GE, as described here and elsewhere in this prospectus, are referred to, collectively, as the “separation.” For additional information regarding the separation transactions see Note 16 to Synchrony’s December 31, 2014 consolidated and combined financial statements and Synchrony’s Definitive Proxy Statement filed on April 6, 2015, both incorporated by reference in this prospectus. For additional information regarding Synchrony’s agreements with GE, see “Agreements Between GE and Synchrony and Other Related Party Transactions—Relationship with GE and GECC.”

Term Loan

On August 5, 2014, Synchrony borrowed the full amount under a new term loan facility (the “New Bank Term Loan Facility”) with third-party lenders that provided $8.0 billion principal amount of unsecured term loans maturing in 2019. Synchrony also repaid all of its existing related party debt owed to GECC, outstanding on the closing date of the IPO, which totaled $8.0 billion (of which $7.9 billion was outstanding at June 30, 2014), and borrowed the full amount under a new term loan facility (the “New GECC Term Loan Facility”) with GECC that provided $1.5 billion principal amount of unsecured term loan maturing in 2019. The New GECC Term Loan Facility was repaid in full as of March 5, 2015.

Senior Notes

On August 11, 2014, Synchrony issued a total of $3.6 billion principal amount of unsecured senior notes with various maturities ranging from 2017 through 2024, and used $0.6 billion of the net proceeds from this issuance to prepay, on a pro rata basis, outstanding principal amounts under the New GECC Term Loan Facility and the New Bank Term Loan Facility.

On February 2, 2015, Synchrony issued a total of $1.0 billion principal amount of unsecured senior notes which will mature on February 3, 2020, and used all of the net proceeds from this issuance to prepay, on a pro rata basis, outstanding principal amounts under the New GECC Term Loan Facility and the New Bank Term Loan Facility.

On July 23, 2015, Synchrony issued a total of $1.0 billion principal amount of unsecured senior notes which will mature on July 23, 2025, and used a portion of the net proceeds from this issuance to prepay $0.5 billion of the New Bank Term Loan Facility.

Steps Undertaken in connection with the Exchange Offer

Immediately prior to the consummation of the exchange offer, GE and certain of its subsidiaries, including GECFI, the current registered holder of GE’s shares of Synchrony common stock as of the date hereof, will undertake an internal reorganization designed to, among other things, move all of the shares of Synchrony common stock held by GECFI up to GE in order to facilitate consummation of the exchange offer.

Reasons for the Exchange Offer

GE is pursuing the exchange offer with the goal of enhancing GE shareholder value and executing on its strategy of reducing the size of its financial businesses and focusing on its core industrial businesses. Further, separation is a necessary step toward the GE SLHC Deregistration.

Separation will allow Synchrony to operate as a stand-alone company and pursue a long-term strategy that is focused only on its own business objectives, without consideration of potentially conflicting GE or GECC priorities.

Neither GE nor Synchrony can assure that, following the exchange offer, any of these benefits will be realized to the extent anticipated or at all.

The following factors were considered by GE in making the determination to complete the separation by means of the exchange offer:

•	The exchange offer presents an opportunity for GE to repurchase a large number of outstanding shares of GE common stock at one time, and in one transaction, without reducing overall cash and financial flexibility.

•	The exchange offer, like a pro rata spin-off transaction, is a tax-efficient way for GE to divest its interest in Synchrony.

•	The exchange offer provides GE shareholders with an opportunity to adjust their current GE investment between GE and Synchrony on a tax-free basis for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares) and, accordingly, is an efficient means of placing Synchrony common stock with only those GE shareholders who wish to directly own an interest in Synchrony.

•	The exchange offer is expected to present shareholders tendering shares of GE common stock an opportunity to acquire shares of Synchrony common stock at a discount to the then prevailing market price.

•	The exchange offer presents more execution risk than a pro rata spin-off of GE’s remaining interest in Synchrony, and may require an extension of the exchange offer period and pro rata spin-off, if any, if the exchange offer is not fully subscribed.

•	The exchange offer is required to be conducted pursuant to an effective registration statement under the Securities Act, while a pro rata spin-off of GE’s remaining interest in Synchrony could be completed without such a registration statement under the Securities Act.

•	The exchange offer will cause GE to incur certain incremental expenses relating to the exchange offer that it would not otherwise incur in connection with a pro rata spin-off of GE’s remaining interest in Synchrony.

Effects of the Exchange Offer

Upon the completion of the exchange offer, Synchrony’s historical results will be shown in GE’s financial statements as discontinued operations, and, assuming the exchange offer is fully subscribed, in subsequent periods, GE’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Synchrony.

Holders of GE common stock will be affected by the exchange offer as follows:

•	Holders who exchange all of their shares of GE common stock, if the exchange offer is not oversubscribed, will no longer have any ownership interest in GE but will instead directly own only an interest in Synchrony. As a result, their investment will be subject exclusively to risks associated with Synchrony and not risks associated solely with GE.

•	Holders who exchange all of their shares of GE common stock will, if the exchange offer is oversubscribed, be subject to proration and, unless their odd-lot tender is not subject to proration, will own an interest in both GE and Synchrony. As a result, their investment will continue to be subject to risks associated with both GE and Synchrony, though such holders may be subject to these risks to a different degree than prior to the exchange offer.

•	Holders who exchange some, but not all, of their shares of GE common stock, regardless of whether the exchange offer is fully subscribed, will own fewer shares of GE common stock and more shares of Synchrony common stock than prior to the exchange offer, unless they otherwise acquire GE common stock. As a result, their investment will continue to be subject to risks associated with both GE and Synchrony, though such holders may be subject to these risks to a different degree than prior to the exchange offer.

•	Holders who do not exchange any of their shares of GE common stock in the exchange offer will have an increased ownership interest in GE, on a percentage basis, and will, assuming the exchange offer is fully subscribed, have no indirect ownership interest in Synchrony. As a result, their investment will be subject exclusively to risks associated with GE and not risks associated with Synchrony because GE will no longer have an investment in Synchrony.

•	Holders who remain shareholders of GE following the completion of the exchange offer may, if the exchange offer is not fully subscribed and if GE completes a pro rata spin-off of its remaining interest in Synchrony, receive shares of Synchrony common stock (although such holders may instead receive only cash in lieu of fractional shares). As a result, their investment may be subject to risks associated with both GE and Synchrony, though such holders may be subject to these risks to a different degree than prior to the exchange offer.

Synchrony’s Equity Capitalization

Synchrony had an equity capitalization of 833,824,286 shares of common stock as of September 30, 2015. GE currently beneficially owns 705,270,833 shares of Synchrony common stock, representing approximately 84.6% of the outstanding shares of Synchrony common stock.

No Appraisal Rights

No appraisal rights are available to GE shareholders or Synchrony stockholders in connection with the exchange offer.

Regulatory Approval of Certain Acquisitions of Synchrony Common Stock

Certain acquisitions of Synchrony common stock under the exchange offer may require a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If a holder of GE common stock decides to participate in the exchange offer and consequently acquires enough shares of Synchrony common stock so that the value of your holdings of Synchrony common stock will exceed the $76.3 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply, GE and the holder will be required to make filings under the Hart-Scott-Rodino Act and the holder will be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any shareholder or shareholders required to make such a filing until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

You are also responsible for ensuring that you do not, directly or indirectly, acquire in the exchange offer shares of Synchrony common stock in excess of the amount that can be acquired by you without regulatory approval under the Change in Bank Control Act and the Savings and Loan Holding Company Act, which prohibit any person or company from acquiring control of Synchrony without, in some cases, the prior written approval of the Federal Reserve Board.

Apart from the registration of shares of Synchrony common stock offered in the exchange offer under applicable U.S. securities laws and GE filing a Schedule TO with the SEC, GE does not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer.

Accounting Treatment

For information regarding the pro forma effects of the exchange offer and related events, see “GE Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Tax Treatment

See “Material U.S. Federal Income Tax Consequences” for a discussion of the tax treatment of the split-off and any pro rata spin-off.

REGULATION OF SYNCHRONY AND GE

Regulation of Synchrony

Overview

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. In addition, as a large provider of consumer financial services, Synchrony is subject to extensive regulation, supervision and examination by the CFPB.

The Bank is a federally chartered savings association and therefore is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC.

Regulatory Developments

On October 15, 2015, the Bank received a Civil Investigative Demand from the CFPB seeking information related to the Bank’s credit bureau reporting with respect to sold accounts. The information sought by the CFPB generally relates to allegations made in Belton et al. v. GE Capital Consumer Lending, a putative class action adversary proceeding pending in Bankruptcy Court in the Southern District of New York. On October 14, 2015, the District Court reversed a Bankruptcy Court order denying the Bank’s motion in Belton to compel arbitration, and instructed the Bankruptcy Court to grant the motion to compel arbitration. For more information about Belton, see Note 14. Legal Proceedings and Regulatory Matters to Synchrony’s condensed consolidated and combined financial statements in Synchrony’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, which is incorporated by reference in this prospectus.

Bank Regulatory Approvals

Synchrony Regulatory Approval

On October 14, 2015, the Federal Reserve Board approved Synchrony’s application to become a stand-alone savings and loan holding company, to retain control of its federal savings association subsidiary, Synchrony Bank, and to retain control of its nonbank subsidiaries. In connection with this approval and upon the completion of the exchange offer, Synchrony will no longer be a grandfathered unitary savings and loan holding company. The Federal Reserve Board’s approval permits Synchrony to continue to engage in securitization activities as a savings and loan holding company, and, accordingly Synchrony has withdrawn its election in its application to be treated as a financial holding company.

GE Regulatory Approval

Following the completion of the exchange offer, if the exchange offer is fully subscribed, GE will not own any shares of Synchrony common stock. In connection with its planned exit from Synchrony’s business, GE and certain of its affiliates have filed an application for Federal Reserve Board approval to deregister as savings and loan holding companies, which application remains pending. GE expects the Federal Reserve Board to act on its application to deregister in due course following the completion of the exchange offer but cannot predict the timing of the Federal Reserve Board’s action. Until the GE SLHC Deregistration occurs, GE and certain of its affiliates will continue to be regulated by the Federal Reserve Board as savings and loan holding companies. However, in its order approving Synchrony’s application to become a stand-alone savings and loan holding company, the Federal Reserve Board stated that consummation of the exchange offer would eliminate GE as a source of strength for Synchrony and the Bank.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

GE is offering to exchange up to 705,270,833 shares of Synchrony common stock which are owned by GE for shares of GE common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the related letter of transmittal (including the instructions thereto), which are properly tendered by 12:00 midnight, New York City time, at the end of the day on November 16, 2015, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on November 16, 2015 or any later date to which the exchange offer is extended, is referred to in this prospectus as the “expiration date.” You may tender all, some or none of your shares of GE common stock.

The number of shares of GE common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of GE common stock validly tendered and not validly withdrawn. The maximum number of shares of GE common stock that will be accepted if the exchange offer is completed will be equal to the number of shares of Synchrony common stock held by GE divided by the final exchange ratio (which will be subject to the upper limit). GE’s obligation to complete the exchange offer is subject to important conditions that are described in the section entitled “—Conditions to Completion of the Exchange Offer.”

For each share of GE common stock that you tender in the exchange offer and do not validly withdraw, and that is accepted by GE, you will receive a number of shares of Synchrony common stock at a discount of approximately 7%, subject to an upper limit of 1.1308 shares of Synchrony common stock per share of GE common stock. Stated another way, subject to the upper limit described below, for each $100 of GE common stock accepted in the exchange offer, you will receive approximately $107.53 of shares of Synchrony common stock based on the Average GE Price and the Average Synchrony Price, as determined by GE.

The Average GE Price will be equal to the simple arithmetic average of the daily VWAPs of shares of GE common stock on the NYSE during the Averaging Period, as determined by GE, and the Average Synchrony Price will be equal to the simple arithmetic average of the daily VWAPs of shares of Synchrony common stock on the NYSE during the Averaging Period, as determined by GE, as more fully described below under “—Terms of the Exchange Offer—Pricing Mechanism.”

The daily VWAP for shares of GE common stock or Synchrony common stock, as the case may be, will be the volume-weighted average price per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “GE UN<Equity>AQR” with respect to GE common stock and “SYF UN<Equity>AQR” with respect to Synchrony common stock (or any other recognized quotation source selected by GE in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs obtained from Bloomberg L.P. may be different from other sources or investors’ or other security holders’ own calculations. GE will determine the simple arithmetic average of the VWAPs of each stock, and such determination will be final.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m., New York City time, through 12:00 midnight, New York City time.

Upper Limit

The number of shares of Synchrony common stock that you can receive is subject to an upper limit of 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $107.53 of Synchrony common stock for each $100 of GE common stock that you tender based on the Average GE Price and Average Synchrony Price, and you could receive much less. This upper limit represents a 15% discount for shares of Synchrony common stock based on the closing prices of shares of GE common stock and Synchrony common stock on October 16, 2015 (the trading day immediately preceding the date of the commencement of the exchange offer). GE set this upper limit to ensure that there would not be an unduly high number of shares of Synchrony common stock being exchanged for each share of GE common stock accepted in the exchange offer.

Pricing Mechanism

The terms of the exchange offer are designed to result in your receiving approximately $107.53 of shares of Synchrony common stock for each $100 of GE common stock tendered and accepted in the exchange offer based on the Average GE Price and the Average Synchrony Price determined as described above and subject to the upper limit. Regardless of the final exchange ratio, the terms of the exchange offer would always result in you receiving approximately $107.53 of Synchrony common stock for each $100 of GE common stock, based on the Average GE Price and the Average Synchrony Price, so long as the upper limit described above is not in effect.

To illustrate, the number of shares of Synchrony common stock you will receive for shares of GE common stock validly tendered and accepted in the exchange offer, and assuming no proration occurs, will be calculated as:

Number of shares of Synchrony common stock	=	(a) number of shares of GE common stock validly tendered by you and accepted by GE	multiplied by	(b) the final exchange ratio

The following formula will be used to calculate the final exchange ratio:

Final exchange ratio	= the lesser of:	(a) the Average GE Price divided by 93% of the Average Synchrony Price	and	(b) 1.1308 (the upper limit)

The Average GE Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of GE common stock on the NYSE during the Averaging Period of three consecutive trading days (currently expected to be November 10, 11 and 12, 2015) ending on and including the second trading day preceding the expiration date (currently expected to be November 16, 2015). The value of a share of Synchrony common stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of Synchrony common stock on the NYSE during the Averaging Period.

The final exchange ratio, the daily VWAPs used to calculate the final exchange ratio, the Average GE Price and the Average Synchrony Price will each be rounded to four decimals.

To help illustrate the way these calculations work, below are two examples:

•	Example 1: Assuming that the simple arithmetic average of the daily VWAPs during the Averaging Period is $28.1195 per share of GE common stock and $31.0225 per share of Synchrony common stock, you would receive 0.9746 shares ($28.1195 divided by 93% of $31.0225) of Synchrony common stock for each share of GE common stock accepted in the exchange offer. In this example, the upper limit of 1.1308 shares of Synchrony common stock for each share of GE common stock would not apply.

•	Example 2: Assuming that the simple arithmetic average of the daily VWAPs during the Averaging Period is $30.9315 per share of GE common stock and $27.9203 per share of Synchrony common stock, the upper limit of 1.1308 would be in effect and you would only receive 1.1308 shares of Synchrony common stock for each share of GE common stock accepted in the exchange offer because the upper limit is less than 1.1912 shares ($30.9315 divided by 93% of $27.9203) of Synchrony common stock for each share of GE common stock.

A website will be maintained at www.edocumentview.com/GEexchange that provides indicative exchange ratios on each day of the exchange offer period prior to the announcement of the final exchange ratio. You may also contact the information agent at its toll-free number provided on the back cover of this prospectus to obtain this information.

Prior to the Averaging Period, commencing on the third trading day of the exchange offer, the website will also provide indicative exchange ratios for each day that will be calculated based on the indicative calculated per-share values of GE common stock and Synchrony common stock on each day, calculated as though that day were the expiration date of the exchange offer, by 4:30 p.m., New York City time. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of GE common stock and Synchrony common stock for that day and the immediately preceding two trading days. The indicative exchange ratio will also reflect whether the upper limit would have been in effect had such day been the second trading day immediately preceding the expiration date of the exchange offer.

During the first two days of the Averaging Period, the website will provide indicative exchange ratios that will be calculated based on the Average GE Price and Average Synchrony Price, as calculated by GE based on data reported by Bloomberg L.P. (or any other recognized quotation source selected by GE in its sole discretion if such pages are not available or manifestly erroneous). The website will not provide an indicative exchange ratio on the third day of the Averaging Period. The indicative exchange ratios will be calculated as follows: (i) on the first day of the Averaging Period, the indicative exchange ratio will be calculated based on the daily VWAPs of GE common stock and Synchrony common stock for that first day of the Averaging Period and (ii) on the second day of the Averaging Period, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of GE common stock and Synchrony common stock for the first and second day of the Averaging Period. During the first two days of the Averaging Period, the indicative exchange ratios will be updated on the website each day by 4:30 p.m. New York City time. The final exchange ratio will be announced by press release and be available on the website by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration of the exchange offer (currently expected to be November 16, 2015).

Prior to and during the Averaging Period, the data based on which the VWAP is determined will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. In addition, the data used to derive the actual daily volume-weighted average prices during the elapsed portion of the day will reflect a 30-minute reporting and upload delay. The daily VWAPs, and the actual daily volume-weighted average prices during the elapsed portion of the day on each of the Averaging Dates as reported by Bloomberg L.P., may be different from other sources or investors’ or other security holders’ own calculations. GE will determine the simple arithmetic average of the VWAPs of each, and such determination will be final.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of Synchrony common stock that you will receive for each share of GE common stock that you tendered and which is accepted in the exchange offer will be announced by press release and available at www.edocumentview.com/GEexchange no later than 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date (currently expected to be November 16, 2015). After that time, you may also contact the information agent to obtain the final exchange ratio at its toll-free number provided on the back cover of this prospectus.

If a market disruption event occurs with respect to shares of GE common stock or Synchrony common stock on any day during the Averaging Period, the simple arithmetic average stock price of GE common stock and Synchrony common stock will be determined using the daily VWAPs of shares of GE common stock and Synchrony common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, GE decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs as specified above, GE may terminate the exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the exchange offer. See “—Conditions to Completion of the Exchange Offer.”

A “market disruption event” with respect to either GE common stock or Synchrony common stock means a suspension, absence or material limitation of trading of such stock on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for GE common stock or Synchrony common stock, as the case may be, during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by GE in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination: (i) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE; and (ii) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of similar scope as determined by GE) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

Since the exchange offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on the expiration date (currently expected to be November 16, 2015) and the final exchange ratio will be announced by 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date, you will be able to tender or withdraw your shares of GE common stock after the final exchange ratio is determined until the exchange offer has expired. For more information on tendering and withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of Synchrony common stock that you would receive per one share of GE common stock accepted in the exchange offer, calculated on the basis described under “—Terms of the Exchange Offer—Pricing Mechanism” and taking into account the upper limit, assuming a range of simple arithmetic averages of the daily VWAPs of shares of GE common stock and Synchrony common stock during the assumed Averaging Period. The first line of the table below shows the indicative Average GE Price and the indicative Average Synchrony Price and indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on October 16, based on the daily VWAPs of shares of GE common stock and Synchrony common stock on October 14, 15 and 16, 2015. The table also shows the effects of an increase or decrease in either or both the indicative Average GE Price and indicative Average Synchrony Price based on changes relative to the values as of October 16.

GE common stock	Synchrony Common Stock	Average GE Price	Average Synchrony Price	Shares of Synchrony common stock per GE common stock tendered	$ Amount of Synchrony stock per $100 of GE stock
As of October 16, 2015	As of October 16, 2015	$28.1195	$31.0225	0.9746	$107.52
Down 10%	Up 10%	$25.3076	$34.1248	0.7974	$107.52
Down 10%	Unchanged	$25.3076	$31.0225	0.8772	$107.53
Down 10%	Down 10%	$25.3076	$27.9203	0.9746	$107.52
Unchanged	Up 10%	$28.1195	$34.1248	0.8860	$107.52
Unchanged	Down 10%	$28.1195	$27.9203	1.0829	$107.52
Up 10%	Up 10%	$30.9315	$34.1248	0.9746	$107.52
Up 10%	Unchanged	$30.9315	$31.0225	1.0721	$107.53
Up 10%	Down 10%	$30.9315	$27.9203	1.1308	$102.07	(1)
Up 15%	Down 15%	$32.3374	$26.3692	1.1308	$92.21	(2)

(1)

In this scenario, the upper limit of 1.1308 is in effect. Absent the upper limit, the exchange ratio would have been 1.1912 shares of Synchrony common stock per share of GE common stock tendered. In this scenario,

GE would announce that the upper limit on the number of shares that can be received for each share of GE common stock tendered is in effect no later than 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015).
(2)	In this scenario, the upper limit of 1.1308 is in effect. Absent the upper limit, the exchange ratio would have been 1.3186 shares of Synchrony common stock per share of GE common stock tendered. In this scenario, GE would announce that the upper limit on the number of shares that can be received for each share of GE common stock tendered is in effect no later than 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015).

If the trading price of shares of GE common stock were to increase during the last two trading days of the exchange offer period (currently expected to be November 13 and 16, 2015), the Average GE Price would likely be lower than the closing price of shares of GE common stock on the expiration date of the exchange offer. As a result, you may receive fewer shares of Synchrony common stock for each $100 of GE common stock that you validly tender and is accepted for exchange than you would have received if the Average GE Price were calculated on the basis of the closing price of shares of GE common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer. Similarly, if the trading price of Synchrony common stock were to decrease during the last two trading days of the exchange offer, the Average Synchrony Price would likely be higher than the closing price of shares of Synchrony common stock on the expiration date of the exchange offer. This could also result in your receiving fewer shares of Synchrony common stock for each $100 of GE common stock than you would otherwise receive if the Average Synchrony Price were calculated on the basis of the closing price of shares of Synchrony common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer.

The number of shares of GE common stock accepted by GE in the exchange offer may be subject to proration. Depending on the number of shares of GE common stock validly tendered, and not validly withdrawn, and the final exchange ratio, determined as described above, GE may have to limit the number of shares of GE common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Odd-Lots.”

This prospectus and related documents are being sent to:

•	persons who directly held shares of GE common stock on October 13, 2015;

•	the plan administrator or trustee of each Savings Plan; and

•	brokers, banks and similar persons whose names or the names of whose nominees appear on GE’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of GE common stock.

Proration; Odd-Lots

If, upon the expiration of the exchange offer, GE shareholders have validly tendered more shares of GE common stock than GE is able to accept for exchange, GE will accept for exchange the shares of GE common stock validly tendered and not validly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of GE common stock to be accepted for exchange bears to the total number of shares of GE common stock validly tendered and not validly withdrawn (rounded to the nearest whole number of shares of GE common stock, and subject to any adjustment necessary to ensure the exchange of all shares of Synchrony common stock owned by GE), except for tenders of odd-lots, as described below.

Except as otherwise provided in this section, beneficial holders of less than 100 shares of GE common stock who validly tender all of their shares may elect not to be subject to proration if the exchange offer is oversubscribed. Beneficial holders of 100 or more shares of GE common stock, even those holders with separate stock certificates representing less than 100 shares, and those who own less than 100 shares but do not tender all of their shares are not eligible for this preference.

Any beneficial holder of less than 100 shares of GE common stock who wishes to tender all of the shares and not be subject to proration must check the box under “Proration/Odd Lot” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

GE will announce the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the business day following the expiration date of the exchange offer (currently expected to be November 16, 2015). Upon determining the number of shares of GE common stock validly tendered for exchange, GE will announce the final results, including the final proration factor, if any.

Any shares of GE common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering shareholder promptly after the expiration of the exchange offer in book-entry form to a direct registration account in the name of the registered holder maintained by GE’s transfer agent.

Fractional Shares

Fractional shares of Synchrony common stock will not be distributed in the exchange offer. The exchange agent, acting as agent for the GE shareholders otherwise entitled to receive fractional shares of Synchrony common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of the shareholders. Any proceeds that the exchange agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to each shareholder entitled thereto in accordance with the shareholder’s fractional interest in the aggregate number of shares sold. The distribution of fractional share proceeds will take longer than the distribution of shares of Synchrony common stock. As a result, shareholders will not receive fractional share proceeds at the same time they receive shares of Synchrony common stock.

None of GE, Synchrony, the exchange agent or any of the dealer managers or any other person will guarantee any minimum proceeds from the sale of fractional shares of Synchrony common stock. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. In addition, a shareholder who receives cash in lieu of a fractional share of Synchrony common stock will generally recognize capital gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received exceeds the tax basis allocated to the fractional share. You are urged to read carefully the discussion in “Material U.S. Federal Income Tax Consequences” and to consult your own tax advisor regarding the consequences to you of the exchange offer.

Exchange of Shares of GE Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), GE will accept for exchange, and will exchange, for shares of Synchrony common stock owned by GE, the shares of GE common stock validly tendered, and not validly withdrawn, prior to the expiration of the exchange offer, promptly after the expiration date of the exchange offer (currently expected to be November 16, 2015).

The exchange of shares of GE common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

(a)	(i) share certificates representing all tendered shares of GE common stock (other than Direct Registration Shares), in proper form for transfer or (ii) with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of GE common stock in the exchange agent’s account at DTC, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering;”

(b)	the letter of transmittal for shares of GE common stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and

(c)	any other required documents.

For purposes of the exchange offer, GE will be deemed to have accepted for exchange, and thereby exchanged, shares of GE common stock validly tendered and not validly withdrawn if and when GE notifies the exchange agent of its acceptance of the tenders of those shares of GE common stock pursuant to the exchange offer.

On or prior to the time of consummation of the exchange offer, GE will irrevocably deliver to the exchange agent global certificates representing all of the shares of Synchrony common stock outstanding owned by it, with irrevocable instructions to hold the shares of Synchrony common stock in trust for GE shareholders whose shares of GE common stock are being accepted for exchange in the exchange offer. Synchrony common stock and/or cash in lieu of fractional shares will be transferred to GE shareholders whose shares of GE common stock are accepted in the exchange offer promptly after the expiration of the exchange offer. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

Return of Shares of GE Common Stock

If shares of GE common stock are delivered and not accepted due to proration or a partial tender, (i) certificated shares of GE common stock that were delivered will be returned in uncertificated book-entry form to be credited in book-entry form in a direct registration account in the name of the applicable holder maintained by GE’s transfer agent, (ii) direct registration account shares of GE common stock that were delivered will be credited back to the applicable account in book-entry form and (iii) shares of GE common stock held through DTC will be credited back through DTC in book-entry form.

If you validly withdraw your shares of GE common stock or the exchange offer is not completed, (i) certificated shares of GE common stock that were delivered will be returned, (ii) direct registration account shares of GE common stock that were delivered will be credited back to the applicable account in book-entry form and (iii) shares of GE common stock held through DTC will be credited back through DTC in book-entry form.

Procedures for Tendering

Shares Held in Certificated Form. If you hold certificates representing shares of GE common stock, you must deliver to the exchange agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and the certificates representing the shares of GE common stock tendered.

Shares Held in Book-Entry Direct Registration System. If you hold Direct Registration Shares of GE common stock, you must deliver to the exchange agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. Since certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company, Custodian or Similar Institution. If you hold shares of GE common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of GE common stock. If that institution holds shares of GE common stock through DTC, it must notify DTC and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your shares of GE common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other required documents.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of GE common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that GE may enforce that agreement against the participant.

The exchange agent will establish an account at DTC with respect to the shares of GE common stock for purposes of the exchange offer, and any eligible institution that is a participant in DTC may make book-entry delivery of shares of GE common stock by causing DTC to transfer such shares into the exchange agent’s account at DTC in accordance with DTC’s procedure for the transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.

General Instructions. Do not send letters of transmittal and certificates representing shares of GE common stock to GE, Synchrony, the dealer managers or the information agent. Letters of transmittal for shares of GE common stock and certificates representing shares of GE common stock should be sent to the exchange agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by GE.

Whether you tender certificated shares of GE common stock by delivery of certificates or uncertificated Direct Registration Shares, the exchange agent must receive the letter of transmittal and any certificates representing your shares of GE common stock at the appropriate address set forth in the letter of transmittal prior to the expiration of the exchange offer. Note that for Direct Registration Shares, you do not need to deliver any certificates representing those shares because certificates are not issued for such shares. In the case of a book-entry transfer of shares of GE common stock through DTC, the exchange agent must receive the agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC prior to the expiration date of the exchange offer (currently expected to be November 16, 2015).

Letters of transmittal for shares of GE common stock and certificates representing shares of GE common stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your shares of GE common stock.

Signature Guarantees. Signatures on all letters of transmittal for shares of GE common stock must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of GE common stock are tendered either (1) by a registered shareholder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of shares of GE common stock) who has not completed the “Special Transfer Instructions” enclosed with the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of GE common stock or Direct Registration Shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates or as reflected on the letter of transmittal accompanying the tender of Direct Registration Shares without alteration, enlargement or any change whatsoever, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures. If you wish to tender shares of GE common stock pursuant to the exchange offer but (1) your certificates are not immediately available, (2) the procedure for book-entry transfer cannot be completed on a timely basis or (3) time will not permit all required documents to reach the exchange agent on or before the expiration date of the exchange offer, you may still tender your shares of GE common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the expiration date of the exchange offer (currently expected to be November 16, 2015), the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by GE, in the manner provided below; and

•	within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (1)(A) share certificates representing all tendered shares of GE common stock (other than Direct Registration Shares), in proper form for transfer or (B) with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of GE common stock in the exchange agent’s account at DTC, (2) a letter of transmittal for shares of GE common stock, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message and (3) any other required documents.

Registered shareholders (including any participant in DTC whose name appears on a security position listing of DTC as the owner of shares of GE common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of GE common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. You must, in all cases, obtain a Medallion guarantee, in the form set forth in the notice of guaranteed delivery.

Effect of Tenders. A tender of shares of GE common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to GE that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of GE common stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, GE will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; (3) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act as further explained below; (4) your participation in the exchange offer and tender of such shares complied with Rule 14e-4 and the applicable laws of both the jurisdiction where you received the materials relating to the exchange offer and the jurisdiction from which the tender is being made; and (5) for non-U.S. persons: you acknowledge that GE has advised you that it has not taken any action under the laws of any country outside the United States to facilitate a public offer to exchange GE common stock or Synchrony common stock in that country; that there may be restrictions that apply in other countries, including with respect to transactions in GE common stock or Synchrony common stock in your home country; that, if you are located outside the United States, your ability to tender GE common stock in the exchange offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the exchange offer without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise; that your participation in the exchange offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are resident or from which you are tendering your shares and in a manner that will not require GE or Synchrony to take any action to facilitate a public offering in that country or otherwise; and that GE will rely on your representations concerning the legality of your participation in the exchange offer in determining to accept any shares that you are tendering for exchange.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of GE common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of GE common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of GE common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The exchange of shares of GE common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) share certificates representing all tendered shares of GE common stock (other than Direct Registration Shares), in proper form for transfer or (ii) with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of GE common stock in the exchange agent’s account at DTC; (b) a letter of transmittal for shares of GE common stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and (c) any other required documents.

Appointment of Attorneys-in-Fact and Proxies. By executing a letter of transmittal as set forth above, you irrevocably appoint GE’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of GE common stock tendered and accepted for exchange by GE and with respect to any and all other shares of GE common stock and other securities issued or issuable in respect of the shares of GE common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that GE deposits the shares of Synchrony common stock for the shares of GE common stock that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered shares of GE common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). GE’s designees will, with respect to the shares of GE common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. GE reserves the right to require that, in order for shares of GE common stock to be deemed validly tendered, immediately upon GE’s acceptance for exchange of those shares of GE common stock, GE must be able to exercise full voting rights with respect to such shares.

Determination of Validity. GE will determine questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of GE common stock, in GE’s sole discretion, provided that GE may delegate such power in whole or in part to the exchange agent. GE reserves the absolute right to reject any and all tenders of shares of GE common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. GE also reserves the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Synchrony common stock to be distributed in the exchange offer), or any defect or irregularity in the tender of any shares of GE common stock. No tender of shares of GE common stock is valid until all defects and irregularities in tenders of shares of GE common stock have been cured or waived. None of GE, Synchrony, the dealer managers, the exchange agent, the information agent or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of any shares of GE common stock or will incur any liability for failure to give any such notification. GE’s determinations and interpretations of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) may be challenged in a court of competent jurisdiction.

Binding Agreement. The tender of shares of GE common stock pursuant to any of the procedures described above, together with GE’s acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between GE and you upon the terms of and subject to the conditions to the exchange offer.

The method of delivery of share certificates of shares of GE common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of GE common stock evidenced by any share certificate you deliver to the exchange agent, then you must check the box labeled “Partial Tender” and fill in the number of shares that you are tendering in the space provided on the first page of the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. In those cases, promptly after the expiration of the exchange offer (currently expected to be November 16, 2015), the exchange agent will credit the remainder of the shares of GE common stock that were evidenced by the certificate(s) but not tendered to a Direct Registration Share account in the name of the registered holder maintained by GE’s transfer agent, unless otherwise provided in “Special Transfer Instructions” or “Special Delivery Instructions” enclosed with the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. Unless you indicate otherwise in your letter of transmittal, all GE common stock represented by share certificates you deliver to the exchange agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Treatment of Shares of GE Common Stock Held Under a Savings Plan

Shares of GE common stock held for the account of participants in the ITI 401(k) Plan, Elano Profit Sharing Plan, Middle River Aircraft Systems Salaried Savings Plan, Middle River Aircraft Systems Hourly Savings Plan, Asset Management Plan For Affiliated GE Companies, GE Asset Maintenance Plan, Roper Employee Voluntary Stock Ownership Plan, Advanced Services, Inc. Employee Savings and Retirement Plan, GE Retirement Savings Plan, GE Puerto Rico Savings Plan for Salaried Employees, and all similar plans sponsored by GE or one of its affiliates (each a “Savings Plan” and collectively, the “Savings Plans”) are eligible for participation in the exchange offer. A Savings Plan participant may direct that all, some or none of the shares of GE common stock allocable to his or her Savings Plan account be exchanged, subject to the Savings Plan’s rules for participating in the exchange offer.

A Savings Plan’s rules may be different than those described in this prospectus (and may be different than those of other Savings Plans). For example, the process for submitting instructions to tender or withdraw the tender of Savings Plan shares may be different, and the deadlines for receipt of such instructions may be earlier than the expiration date of the exchange offer (including any extensions thereof) and prior to the announcement of the final exchange ratio. Savings Plan participants with less than 100 shares may not be able to opt out of proration in the event the exchange offer is oversubscribed. Proceeds from the exchange offer may be provided to Savings Plan participants in the form of units of the Savings Plan’s Synchrony stock fund that contain a cash component. Such units may be credited later than described in this prospectus and may not be subject to the treatment of fractional shares as described in this prospectus. A Savings Plan’s Synchrony stock fund may be provided only for a limited duration (e.g., 12 months or less), after which time investments in the fund would be liquidated to another investment option. Savings Plan participants may also face different risks due to these different rules.

Each Savings Plan’s rules are described in a separate notice, which will be made available to the applicable Savings Plan participants. Savings Plan participants should consult this additional notice together with this prospectus in deciding whether or not to participate in the exchange offer with respect to their Savings Plan shares.

Lost or Destroyed Certificates

If your certificate(s) representing shares of GE common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to provide the information required under the section entitled “Affidavit of Lost, Missing or Destroyed Certificate(s) and Agreement of Indemnity” included in the letter of transmittal. You will also need to pay a premium and service fee as calculated in the letter of transmittal to support the purchase of the blanket bond for your lost shares of GE common stock. Upon receipt of the completed applicable letter of transmittal (appropriately notarized) with the required information, the surety bond payment and the service fee, your shares of GE common stock will be included in the exchange offer, subject to acceptance by GE.

Withdrawal Rights

Shares of GE common stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer (currently expected to be November 16, 2015) and, unless GE has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once GE accepts shares of GE common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of GE common stock to be effective, the exchange agent must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal, in the form of the notice of withdrawal provided by GE, at one of its addresses or fax numbers, respectively, set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of GE common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of GE common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of GE common stock have been tendered pursuant to the procedures for book-entry tender through DTC discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with the procedures of DTC.

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

GE will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. GE may delegate such power in whole or in part to the exchange agent. None of GE, Synchrony, any of the dealer managers, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.

Any shares of GE common stock validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer.

However, you may re-tender withdrawn shares of GE common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined. Subject to any extension of the exchange offer period, the final exchange ratio will be available by 9:00 a.m., New York City time, on the trading day (currently expected to be November 13, 2015) immediately preceding the expiration date of the exchange offer (currently expected to be November 16, 2015). If you are a registered shareholder of GE common stock (which will include persons holding certificated shares or Direct Registration Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer, in the form of the notice of withdrawal provided by GE. Medallion guarantees will not be required for such withdrawal notices. If you hold GE common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through DTC during that time (although there is no assurance that will be the case). Once DTC has closed, if you beneficially own shares that were previously delivered through DTC, then in order to withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer. Such notice of withdrawal must be in the form of DTC’s notice of withdrawal and must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. Shares can be withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through DTC. On the last day of the exchange offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares.

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Delivery of Synchrony Common Stock; Book-Entry Accounts

Physical certificates representing shares of Synchrony common stock will not be issued pursuant to the exchange offer. Rather than issuing physical certificates for such shares to tendering shareholders, the exchange agent will cause shares of Synchrony common stock to be credited in book-entry form to direct registered accounts maintained by Synchrony’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registered account, you will receive a statement from Synchrony’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.

If shares of Synchrony common stock are to be issued to a person other than the signer of the letter of transmittal, a check is to be issued in the name of, and/or shares of GE common stock not tendered or not accepted for exchange in the exchange offer are to be issued or returned to, a person other than the signer of the letter of transmittal, or a check is to be mailed to a person other than the signer of the letter of transmittal or to an address other than that shown on the first page of the letter of transmittal, then the information in “Special Transfer Instructions” and “Special Delivery Instructions” enclosed with the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part will need to be completed. GE has no obligation pursuant to such instructions to transfer any such shares from the name of the registered holder(s) thereof if GE does not accept any such shares for exchange. If no such instructions are given, all such shares not accepted for exchange in the exchange offer will be credited in book-entry form to the registered holders in a direct registered account maintained by GE’s transfer agent.

With respect to any shares tendered through DTC, a shareholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such shares of GE common stock not accepted will be returned by crediting the same account at DTC as the account from which such shares of GE common stock were delivered.

Extension; Amendment

Extension or Amendment by GE

GE expressly reserves the right, in its sole discretion, for any reason, to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any shares of GE common stock validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to completion of the exchange offer described in the next section entitled “—Conditions to Completion of the Exchange Offer” are not satisfied or, where permissible, waived prior to the expiration of the exchange offer.

GE expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer (currently expected to be November 16, 2015).

If GE materially changes the terms of or information concerning the exchange offer, it will extend the exchange offer to the extent required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.

As required by applicable law, the exchange offer will be extended so that it remains open for a minimum of ten business days following the applicable announcement if:

•	GE changes the method for calculating the number of shares of Synchrony common stock offered in exchange for each share of GE common stock; and

•	the exchange offer is scheduled to expire within ten business days of announcing any such change.

If GE extends the exchange offer, is delayed in accepting for exchange any shares of GE common stock or is unable to accept for exchange any shares of GE common stock under the exchange offer for any reason, then, without affecting GE’s rights under the exchange offer, the exchange agent may retain on GE’s behalf all shares of GE common stock tendered. These shares of GE common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

GE’s reservation of the right to delay acceptance of any shares of GE common stock is subject to applicable law, which requires that GE pay the consideration offered or return the shares of GE common stock deposited promptly after the termination or withdrawal of the exchange offer.

GE will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date of the exchange offer.

Method of Public Announcement. Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which GE may choose to make any public announcement, GE assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or the Public Relations Newswire.

Conditions to Completion of the Exchange Offer

GE will not be required to complete the exchange offer and may terminate the exchange offer unless the minimum condition is satisfied (i.e., at least 634,743,750 shares of Synchrony common stock would be distributed in exchange for shares of GE common stock that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer). This number of shares of Synchrony common stock represents 90% of the outstanding shares of Synchrony common stock held by GE as of October 16, 2015. GE may waive any or all of the conditions to the exchange offer, subject to limited exceptions. Synchrony has no right to waive any of the conditions to the exchange offer.

In addition, GE will not be required to accept shares for exchange and may extend, terminate or amend the exchange offer if:

•	any condition or event occurs, or GE reasonably expects any condition or event to occur that GE reasonably believes would, or would be likely to, cause the exchange offer to be taxable to GE or its shareholders under U.S. federal income tax laws;

•	the opinion of counsel to the effect that, for U.S. federal income tax purposes, the split-off and pro rata spin-off, if any, will qualify for non-recognition of gain and loss under Section 355 of the Code, is not received or is withdrawn or otherwise ceases to be effective;

•	the private letter ruling from the IRS regarding certain issues relating to the exchange offer, among other things, is invalidated or otherwise ceases to be effective;

•	the Federal Reserve Board’s prior approval of the Synchrony application to become a stand-alone savings and loan holding company, to retain control of the Bank and to retain control of its nonbank subsidiaries following completion of the exchange offer ceases to be effective;

•	GE notifies Synchrony that GE has received a written proposal for an unsolicited alternative transaction involving Synchrony, directly or indirectly, that GE’s board of directors reasonably determines, in its good faith judgment, to be in the best interests of its shareholders;

•	any of the following events occurs, or GE reasonably expects any of the following events to occur:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•	a decline of at least 10% in the closing level of either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the closing level established on October 16, 2015;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of Synchrony;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of GE;

•	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the exchange offer;

•	any order, stay, judgment or decree is issued by any U.S. federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over GE and Synchrony and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the exchange offer or materially impair the contemplated benefits of the exchange offer to GE or Synchrony;

•	the registration statement on Form S-4 of which this prospectus is a part shall not have become effective under the Securities Act prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer (currently expected to be November 16, 2015).

•	any stop order suspending the effectiveness of the registration statement of which this prospectus forms a part has been issued, or any proceeding for that purpose has been initiated by the SEC and not concluded or withdrawn; or

•	a market disruption event occurs with respect to GE common stock or Synchrony common stock and such market disruption event has, in GE’s reasonable judgment, impaired the benefits of the exchange offer.

If any of the above events occurs and exists at the scheduled expiration date, GE may:

•	terminate the exchange offer and promptly return all tendered shares of GE common stock to tendering shareholders;

•	extend the exchange offer and, subject to the withdrawal rights described in “—Withdrawal Rights” above, retain all tendered shares of GE common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; and/or

•	waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the effectiveness of the registration statement for shares of Synchrony common stock to be distributed in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of GE. Except as described in the immediately preceding bullet point, GE may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. GE’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted by GE at any time. However, all conditions to completion of the exchange offer must be satisfied or, where permissible, waived by GE before the expiration of the exchange offer. Any determination or interpretation by GE concerning the conditions described above may be challenged in a court of competent jurisdiction.

If a stop order issued by the SEC is in effect with respect to the registration statement of which this prospectus forms a part, GE will not accept any shares of GE common stock tendered and will not exchange shares of Synchrony common stock for any shares of GE common stock.

Fees and Expenses

GE has retained Goldman, Sachs & Co., a lead dealer manager, J.P. Morgan Securities LLC, a lead dealer manager, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC to act as dealer managers, Academy Securities, Inc., Blaylock Beal Van, LLC, CastleOak Securities, L.P., Lebenthal & Co., LLC, Loop Capital Markets LLC, Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc. and The Williams Capital Group, L.P. to act as co-advisors, Georgeson Inc. to act as the information agent and Computershare Trust Company, N.A. to act as the exchange agent in connection with the exchange offer.

The dealer managers, co-advisors, the information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

Each of the dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the dealer managers, the co-advisors and their respective affiliates have provided, and may in the future provide, a variety of these services to GE and Synchrony and their respective affiliates for which they received or will receive customary fees and expenses. For example, certain of the dealer managers, the co-advisors and/or their respective affiliates are also lenders and, in some cases, agents or managers for the lenders under the New Bank Term Loan Facility. In addition, certain of the dealer managers and the co-advisors were also underwriters in the IPO which closed on August 5, 2014. Certain dealer managers, the co-advisors and/or their respective affiliates have also received, and may in the future receive, customary fees and reimbursement of expenses as underwriters of securities offered by Synchrony, certain of Synchrony’s securitization trusts, GE and certain of GE’s affiliates from time to time. Certain dealer managers, the co-advisors and/or their respective affiliates are also lenders to certain of Synchrony’s securitization trusts. In the ordinary course of their respective trading and brokerage activities, each of the dealer managers, the co-advisors and certain of their respective affiliates may from time to time hold positions of GE common stock and Synchrony common stock in their respective proprietary accounts or those of their respective customers, and to the extent they hold shares of GE common stock in these accounts at the time of the exchange offer, each of the dealer managers, the co-advisors and/or certain of their respective affiliates may tender these shares. For the purposes of U.S. securities laws, GE will be deemed to be an underwriter of the shares of Synchrony common stock issued in the exchange offer.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Although GE will deliver this prospectus to its shareholders to the extent required by U.S. law, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of GE common stock or Synchrony common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. GE has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange GE common stock or Synchrony common stock outside the United States but may take steps to facilitate such tenders. Therefore, the ability of any non-U.S. person to tender GE common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to their status and that an exemption under their home country laws that would allow them to participate in the exchange offer without the need for GE or Synchrony to take any action to facilitate a public offering in that country or otherwise. GE will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in GE common stock or Synchrony common stock that may apply in their home countries. GE, Synchrony and the dealer managers cannot provide any assurance about whether such limitations exist.

POTENTIAL ADDITIONAL DISPOSITIONS OF SYNCHRONY COMMON STOCK

GE has informed Synchrony that, following the completion of the exchange offer, in the event that more than the minimum amount of shares are tendered but not enough shares of GE common stock are tendered to allow GE to exchange all of its shares of Synchrony common stock, GE will conduct the pro rata spin-off of all of its remaining shares of Synchrony common stock or, alternatively, one or more additional exchange offers or exchanges for GE common stock for all of its remaining shares of Synchrony common stock, in any case, within 12 months of the closing of the exchange offer. In such event, GE and Synchrony, as applicable, will file any documents required by U.S. securities laws in connection with any such pro rata spin-off or exchange and will not rely on this prospectus or the registration statement of which it forms a part in connection with such pro rata spin-off or exchange.

GE UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the exchange offer, GE is offering to exchange up to 705,270,833 shares of Synchrony common stock in the aggregate for outstanding shares of GE common stock that are validly tendered and not validly withdrawn. For each $100 of shares of GE common stock that are accepted in the exchange offer, shareholders will receive approximately $107.53 of Synchrony common stock, based on the average trading prices of Synchrony common stock and GE common stock on the NYSE as described in this prospectus, and subject to an upper limit of 1.1308 shares of Synchrony common stock per share of GE common stock. Upon completion of the exchange offer, Synchrony’s historical results will be shown, in GE’s financial statements, as discontinued operations, and, assuming the exchange offer is fully subscribed, in subsequent periods GE’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Synchrony (the “exchange offer and related events”).

The following unaudited pro forma condensed consolidated statement of financial position of GE as of September 30, 2015 is presented as if the exchange offer and related events, as described in the notes to these unaudited pro forma condensed consolidated financial statements, had occurred at September 30, 2015, assuming the exchange offer is completed and fully subscribed. The unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2015 and the year ended December 31, 2014, are presented as if such events had occurred on January 1, 2014. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of GE and Synchrony for each period presented and in the opinion of GE management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the exchange offer and related events been completed as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read together with the following:

•	Synchrony’s unaudited pro forma condensed consolidated financial statements included in Synchrony’s Current Report on Form 8-K filed October 19, 2015, which is incorporated by reference into this prospectus.

•	GE’s consolidated financial statements and the notes thereto as of and for the year ended December 31, 2014, and Management’s Discussion and Analysis included in GE’s Annual Report on Form 10-K for the year ended December 31, 2014 as updated by GE’s Current Report on Form 8-K filed August 7, 2015, which are incorporated by reference into this prospectus.

•	GE’s consolidated financial statements and the notes thereto as of and for the nine months ended September 30, 2015, and Management’s Discussion and Analysis included in GE’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference into this prospectus.

•	Synchrony’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2014, and Management’s Discussion and Analysis included in Synchrony’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus.

•	Synchrony’s unaudited consolidated financial statements and the notes thereto as of and for the nine months ended September 30, 2015, and Management’s Discussion and Analysis included in Synchrony Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference into this prospectus.

General Electric Company

Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

At September 30, 2015

	General Electric Company Historical	Deconsolidation		Effects of the Exchange
(In millions, except share amounts)		Synchrony	Adjustments		Pro Forma
Assets
Cash and equivalents	$99,086	$(12,271)	$—	$—	$86,815
Investment securities	36,933	(3,596)	—	—	33,337
Current receivables	22,332	—	—	—	22,332
Inventories	19,285	—	—	—	19,285
Financing receivables—net	72,353	(60,149)	—	—	12,204
Other GECC receivables	6,280	(163)	—	—	6,117
Property, plant and equipment—net	50,704	(153)	—	—	50,551
Investment in Synchrony	—	—	16,347	(16,347)	—
Goodwill	61,660	(951)	(7,445)	—	53,264
Other intangible assets—net	13,618	(646)	—	—	12,972
All other assets	45,793	(739)	—	—	45,054
Financing receivables held for sale	22,832	—	—	—	22,832
Deferred income taxes	176	(642)	466	—	—
Assets of businesses held for sale	8,309	—	—	—	8,309
Assets of discontinued operations	121,949	—	—	—	121,949

Total assets	$581,310	$(79,310)	$9,368	$(16,347)	$495,021

Liabilities and equity
Short-term borrowings	$46,495	$—	$—	$—	$46,495
Accounts payable, principally trade accounts	11,762	(254)	—	—	11,508
Progress collections and price adjustments accrued	11,247	—	—	—	11,247
Dividends payable	2,324	—	—	—	2,324
Other GE current liabilities	12,624	(120)	—	80	12,584
Non-recourse borrowings of consolidated securitization entities	16,225	(13,640)	—	—	2,585
Bank deposits	48,656	(40,548)	—	—	8,108
Long-term borrowings	180,011	(10,240)	—	—	169,771
Investment contracts, insurance liabilities and insurance annuity benefits	26,135	—	—	—	26,135
All other liabilities	60,685	(2,347)	(164)	—	58,174
Deferred income taxes	—	—	59	—	59
Liabilities of businesses held for sale	1,384	—	—	—	1,384
Liabilities of discontinued operations	43,768	—	—	—	43,768

Total liabilities	461,317	(67,149)	(105)	80	394,143

Common stock (10,109,239,000 and 9,412,331,063 shares outstanding for GE Historical and Pro Forma, respectively)	702	—	—	—	702
Accumulated other comprehensive income (loss)—net attributable to GE
Investment securities	561	1	(1)	1	562
Currency translation adjustments	(5,281)	19	(19)	12	(5,269)
Cash flow hedges	(174)	—	—	—	(174)
Benefit plans	(12,089)	1	101	1	(11,986)
Other capital	32,760	(6,351)	6,351	—	32,760
Retained earnings	135,932	(5,831)	5,831	3,714	139,646
Less common stock held in treasury	(41,207)	—	—	(20,155)	(61,362)

Total GE shareowners’ equity	111,204	(12,161)	12,263	(16,427)	94,879
Noncontrolling interests	8,788	—	(2,790)	—	5,998

Total equity	119,993	(12,161)	9,473	(16,427)	100,878

Total liabilities and equity	$581,310	$(79,310)	$9,368	$(16,347)	$495,021

Amounts may not add due to rounding.

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

General Electric Company

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the nine months ended September 30, 2015

	General Electric Company Historical	Deconsolidation		Effects of the Exchange	Pro Forma
(In millions; per-share amounts in dollars)		Synchrony	Adjustments
Revenue and other income
Sales of goods	$53,003	$—	$—	$—	$53,003
Sales of services	22,263	—	—	—	22,263
Other income	1,092	—	—	—	1,092
GECC revenues from services	16,373	(8,034)	—	—	8,339

Total revenues and other income	92,731	(8,034)	—	—	84,697

Costs and expenses
Cost of goods sold	42,748	—	—	—	42,748
Cost of services sold	14,690	—	—	—	14,690
Interest and other financial charges	3,976	(839)	—	—	3,137
Investment contracts, insurance losses and insurance annuity benefits	1,952	—	—	—	1,952
Provision for losses on financing receivables	4,636	(2,129)	—	—	2,507
Other costs and expenses	19,125	(2,403)	—	—	16,722

Total costs and expenses	87,127	(5,371)	—	—	81,756

Earnings (loss) from continuing operations before income taxes	5,604	(2,663)	—	—	2,941
Benefit (provision) for income taxes	(7,466)	1,008	—	—	(6,458)

Earnings (loss) from continuing operations	(1,862)	(1,655)	—	—	(3,517)
Less net earnings (loss) attributable to noncontrolling interests	229	(257)	—	—	(28)

Earnings (loss) from continuing operations attributable to GE common shareowners	$(2,091)	$(1,398)	$—	$—	$(3,489)

Per share amounts
Earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.21)				$(0.37)
Basic earnings (loss) per share	$(0.21)				$(0.37)

Average equivalent shares
Diluted	10,085			(697)	9,388
Basic	10,085			(697)	9,388

Amounts may not add due to rounding.

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

General Electric Company

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the year ended December 31, 2014

	General Electric Company Historical	Deconsolidation		Effects of the Exchange	Pro Forma
(In millions; per-share amounts in dollars)		Synchrony	Adjustments
Revenue and other income
Sales of goods	$76,569	$—	$—	$—	$76,569
Sales of services	30,190	—	—	—	30,190
Other income	778	—	—	—	778
GECC revenues from services	24,671	(10,145)	108	—	14,634

Total revenues and other income	132,208	(10,145)	108	—	122,171

Costs and expenses
Cost of goods sold	61,257	—	—	—	61,257
Cost of services sold	20,054	—	—	—	20,054
Interest and other financial charges	5,334	(913)	108	—	4,529
Investment contracts, insurance losses and insurance annuity benefits	2,548	—	—	—	2,548
Provision for losses on financing receivables	3,623	(2,917)	—	—	706
Other costs and expenses	25,238	(2,835)	—	—	22,403

Total costs and expenses	118,054	(6,665)	108	—	111,497

Earnings (loss) from continuing operations before income taxes	14,154	(3,480)	—	—	10,674
Benefit (provision) for income taxes	(1,508)	1,305	—	—	(203)

Earnings (loss) from continuing operations	12,646	(2,175)	—	—	10,471
Less net earnings (loss) attributable to noncontrolling interests	112	(132)	—	—	(20)

Earnings (loss) from continuing operations attributable to GE common shareowners	$12,534	$(2,043)	$—	$—	$10,491

Per share amounts
Earnings from continuing operations
Diluted earnings per share	$1.24				$1.11
Basic earnings per share	$1.25				$1.12

Average equivalent shares
Diluted	10,123			(697)	9,426
Basic	10,045			(697)	9,348

Amounts may not add due to rounding.

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

NOTES TO GE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) DECONSOLIDATION OF SYNCHRONY

Prior to the completion of its initial public offering on August 5, 2014, Synchrony was an indirect wholly owned subsidiary of GE. Following the IPO, GE beneficially owns 705,270,833 shares of Synchrony common stock in the aggregate, representing approximately 84.6 % of the outstanding shares of Synchrony common stock. In connection with the exchange offer, GE intends to dispose of all of the shares of Synchrony common stock that it holds by means of a tax-free split-off.

Following the completion of the exchange offer and related events, Synchrony’s historical results will be shown, in GE’s consolidated financial statements, as discontinued operations, and, assuming the exchange offer is fully subscribed, in subsequent periods, GE’s consolidated financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Synchrony. The deconsolidation adjustments reflect (i) the reversal of the historical assets and liabilities and results of operations of Synchrony as recorded by GE, including the related tax impact, (ii) the reversal of consolidation entries and intercompany eliminations between Synchrony and subsidiaries of GE to present Synchrony as an unconsolidated subsidiary, (iii) the allocation of goodwill as a result of the completion of the exchange offer and related events, (iv) the reclassification of remaining deferred income tax balances from assets to liabilities, and (v) the assumption of liabilities related to certain pension and retiree health plans. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.

2) EXCHANGE OFFER AND SPLIT-OFF OF SYNCHRONY

These unaudited pro forma condensed consolidated financial statements assume an exchange ratio of 1.0120 shares of Synchrony common stock for each share of GE common stock tendered, which represents the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on October 30, 2015, and is calculated as the average GE price of $29.2378 per share divided by 93% of the average Synchrony price of $31.0655 per share, reflecting a discount of 7%. The average prices reflect the simple arithmetic average of the daily VWAPs of shares of GE common stock and Synchrony common stock on the NYSE during the three consecutive trading days ending on and including October 30, 2015. These unaudited pro forma condensed consolidated financial statements assume the exchange offer is fully subscribed, with 696,907,937 shares of GE common stock being exchanged for the 705,270,833 shares of Synchrony common stock that are owned by GE in the aggregate.

Shares of Synchrony common stock owned by GE (pro forma prior to the completion of the exchange offer)	705,270,833
Pro forma exchange ratio	1.0120
Pro forma total shares of GE common stock accepted	696,907,937

The final exchange ratio will be determined based on the Average GE Price and Average Synchrony Price on the NYSE during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer, subject to the upper limit of 1.1308 shares of Synchrony common stock for each share of GE common stock tendered. The actual number of shares of GE common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of GE common stock validly tendered and not validly withdrawn and the actual amount may differ materially from the pro forma total shares of GE common stock accepted set forth above. For example, assuming the upper limit is in effect at the expiration of the exchange offer and the exchange offer is fully subscribed, GE would acquire 623,691,928 shares of GE common stock.

If the exchange offer is consummated and not fully subscribed, GE will conduct the pro rata spin-off of all its remaining shares of Synchrony common stock or, alternatively, one or more additional exchange offers or exchanges of all of its remaining shares of Synchrony common stock for GE common stock, in any case, within 12 months of the closing of the exchange offer.

The 696,907,937 shares of GE common stock assumed for the purposes of these pro formas to be acquired in the exchange offer have been reflected as treasury stock on the unaudited pro forma condensed consolidated statement of financial position. This transaction results in a pro forma one-time net gain to GE estimated as of September 30, 2015 to be approximately $3,714 million calculated as follows:

(in millions)
Estimated fair value of GE common stock tendered (assuming 696,907,937 shares acquired at the GE closing price of $28.9200 per share as of October 30, 2015)	$20,155
GE’s carrying value in Synchrony	(16,347)
Accumulated other comprehensive loss	(14)
Estimated transaction costs	(80)

Pro forma net gain on split-off of Synchrony from GE as of September 30, 2015	$3,714

The pro forma net gain, which would be reflected in discontinued operations in GE’s consolidated statement of earnings, has not been reflected in the unaudited pro forma condensed consolidated statements of earnings.

The amount of the actual gain will be determined as of the closing of the exchange offer and may differ materially from the pro forma net gain set forth above based on several factors, including the final exchange ratio, the value of GE and Synchrony common stock and GE’s carrying value of Synchrony at the time the exchange offer is consummated (which carrying value would be expected to increase as GE recognizes its share of Synchrony’s earnings through the closing of the exchange offer). For example, assuming the upper limit is in effect at the expiration of the exchange offer (each share of GE common stock will be exchanged for 1.1308 shares of Synchrony common stock), the exchange offer is fully subscribed, the market value of GE common stock is $28.9200 per share, and there is no change to any other assumptions presented in the gain calculation above (including GE’s carrying value in Synchrony exclusive of the allocation of goodwill and related tax impact), the fair value of GE common stock tendered would be $18,037 million and the pro forma net gain on the split-off of Synchrony from GE would be approximately $1,664 million.

MANAGEMENT OF SYNCHRONY

Composition of Synchrony’s Board of Directors

Synchrony’s board of directors currently consists of nine members, consisting of Synchrony’s Chief Executive Officer, four current officers of GE, one former officer of GE and three directors who are “independent” under the listing standards of the NYSE. Messrs. Guthrie, Hartnack and Naylor, who serve as independent directors, were selected by GE following an extensive search conducted with the assistance of a third-party search firm and a review by GE and Synchrony of these individuals’ experience, qualifications, attributes, skills and independence from both companies.

Prior to the completion of the exchange offer, Synchrony is a “controlled company” as set forth in the corporate governance rules of the NYSE. Accordingly, until (and for a period after) Synchrony ceases to be a controlled company, Synchrony does not have, and is not required to have, a majority of “independent directors” on Synchrony’s board of directors nor does Synchrony have, nor is Synchrony required to have, a compensation committee and a nominating and corporate governance committee composed entirely of “independent directors” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and Synchrony has an audit committee made up of three independent directors.

Following the completion of the exchange offer, the five directors who are or were officers of GE will resign from Synchrony’s board of directors and the Board Observers (as defined below) will join Synchrony’s board of directors as independent directors to fill the vacancies created thereby. See “—Board Observers.”

Following the completion of the exchange offer Synchrony will also change, as needed, the composition of its Audit Committee, Nominating and Corporate Governance Committee, Management Development and Compensation Committee and Risk Committee to ensure that all members of such board committees are independent.

No other management changes are anticipated as a result of completion of the exchange offer.

Board Observers

In order to ensure an orderly transition following the completion of the exchange offer, Paget L. Alves, Arthur W. Coviello, Jr., William W. Graylin, Laurel J. Richie and Olympia J. Snowe have served as non-voting observers (the “Board Observers”) to Synchrony’s board of directors. Following the completion of the exchange offer, all of the Board Observers will join Synchrony’s board of directors as independent directors. Aside from attending and observing Synchrony’s board of director meetings, the Board Observers have not provided any services to Synchrony. The following sets forth certain biographical information with respect to the Board Observers.

Paget L. Alves, 61, has been a non-voting Board Observer since July 2015. He served as Chief Sales Officer of Sprint Corporation, a wireless and wireline communications services provider, from January 2012 to September 2013 after serving as President of that company’s Business Markets Group since 2009. Prior thereto, Mr. Alves held various positions at Sprint Corporation, including President, Sales and Distribution, from 2008 to 2009, President, South Region, from 2006 to 2008, Senior Vice President, Enterprise Markets, from 2005 to 2006, and President, Strategic Markets from 2003 to 2005. Between 2002 and 2003, he served as President and Chief Operating Officer of Centennial Communications Corporation and from 2000 to 2001 served as President and Chief Executive Officer of PointOne Telecommunications, Inc. Mr. Alves currently serves on the board of directors of International Game Technology PLC, a manufacturer and distributor of microprocessor-based gaming and video lottery products and software systems. He previously served on the boards of directors of GTECH Holdings Corporation from 2005 to 2006, Herman Miller, Inc. from 2008 to 2010 and International

Game Technology Inc. from 2010 to 2015. Mr. Alves received a B.S. in Industrial and Labor Relations and a J.D. from Cornell University. Synchrony believes that Mr. Alves should serve as a member of its board of directors due to his executive management and leadership experience and his extensive background in sales.

Arthur W. Coviello, Jr., 62, has been a non-voting Board Observer since July 2015. He served as Executive Vice President, EMC Corporation and Executive Chairman, RSA, from 2011 to 2015, after serving as Executive Vice President/President, RSA Security Division of EMC Corporation, from 2006 to 2011. Prior thereto, Mr. Coviello held various executive positions at RSA Security, Inc. including President and Chief Executive Officer from 2000 to 2006, and President from 1999 to 2000. Prior to RSA, he had extensive financial and operating management expertise in several technology companies. Mr. Coviello currently serves on the board of directors at EnerNOC, Inc., a provider of cloud-based energy intelligence software. He also serves on the board of directors of Cylance, a private company which applies artificial intelligence, algorithmic science and machine learning to cyber security. Mr. Coviello previously served on the board of directors of AtHoc, Crossbeam Systems, Inc., RSA Security, Inc., and Sana Security, Inc. He received a B.B.A. in Accounting from the University of Massachusetts. Synchrony believes that Mr. Coviello should serve as a member of its board of directors due to his leadership experience, his extensive financial and accounting background and his considerable experience in cyber security.

William W. Graylin, 47, has been a non-voting Board Observer since July 2015. He is Global Co-General Manager of Samsung Pay, Samsung Electronics America, Inc. Prior thereto, Mr. Graylin was Chief Executive Officer of LoopPay, Inc. from 2012 to 2015. Between 2007 and 2012, he was Founder and Chief Executive Officer of Roam Data, Inc., from 2002 to 2007 was Founder, Chairman and Chief Executive Officer of Way Systems, Inc., and from 2000 to 2001 was Founder and Chief executive Officer of Entitlenet, Inc. Mr. Graylin served in the United States Navy as a Nuclear Submarine Officer from 1992 to 1998. He currently serves on the boards of directors of ONvocal, Inc., a manufacturer of audio headphones, speakers and network transceivers, Paymate USA/ACT Merchant Services Worldwide, and Electronic Transaction Association. Mr. Graylin previously served on the board of directors of Sinohub. He received a B.A. in Chinese Linguistics and a B.A. in Electrical Engineering & Computer Science from the University of Washington, an M.B.A. from the Sloan School of Management, Massachusetts Institute of Technology, and an M.S. in Electrical Engineering from Massachusetts Institute of Technology. Synchrony believes that Mr. Graylin should serve as a member of its board of directors due to his executive management and leadership experience and his extensive background in technology.

Laurel J. Richie, 56, has been a non-voting Board Observer since July 2015. Ms. Richie is President of the Women’s National Basketball Association LLC. Prior to her appointment in 2011, she served as Chief Marketing Officer of Girl Scouts of the United States of America from 2008 to 2011. From 1984 to 2008, she held various positions at Ogilvy & Mather, including Senior Partner and Executive Group Director and founding member of its Diversity Advisory Board. She was named one of the 25 Most Influential Women in Business by The Network Journal and is a recipient of the YMCA Black Achievers in Industry award, Ebony magazine’s Outstanding Women in Marketing and Communications award, and Power 100 List. Most recently, Black Enterprise named her one of the Most Influential African Americans in Sports. Ms. Richie received a B.A. in Policy Studies from Dartmouth College. She was named as a Charter Trustee of her alma mater in 2012, and currently serves as board vice chair and chairman of the communications committee. She also serves as a Trustee of the Naismith Basketball Hall of Fame. Synchrony believes that Ms. Richie should serve as a member of its board of directors due to her executive management and leadership experience and her considerable experience in communications and marketing.

Olympia J. Snowe, 68, has been a non-voting Board Observer since January 2015. She is currently chairman and CEO of Olympia Snowe, LLC, a policy and communications consulting firm, and a senior fellow at the Bipartisan Policy Center, where she is a member of the board and co-chairs its Commission on Political Reform. Senator Snowe served in the U.S. Senate from 1995-2013, and as a member of the U.S. House of Representatives from 1979-1995. While in the U.S. Senate, she served as chair and was the ranking member of the Senate

Committee on Small Business and Entrepreneurship, and served on the Senate Finance Committee, the Senate Intelligence Committee, and Senate Commerce Science and Technology Committee. She also served as chair of the Subcommittee on Seapower for the Senate Armed Services Committee. Senator Snowe serves on the board of directors of T. Rowe Price Group, Inc., a financial services company, and Aetna, Inc., a diversified healthcare benefits company. Senator Snowe received a B.A. in political science from the University of Maine and has received honorary doctorate degrees from many colleges and universities. Synchrony believes that Senator Snowe should serve as a member of its board of directors due to her broad range of valuable leadership and public policy experience.

AGREEMENTS BETWEEN GE

AND SYNCHRONY AND OTHER RELATED PARTY TRANSACTIONS

Relationship with GE and GECC

Historically, GE provided a variety of services to Synchrony, and Synchrony provided a variety of services to GE. These arrangements are described below under “—Other Related Party Transactions.” Many of these arrangements were terminated at the time of the IPO.

Prior to the completion of the IPO, Synchrony entered into a master agreement, referred to herein as the “Master Agreement,” and a number of other agreements with GE and GECC for the purpose of governing Synchrony’s relationship with GE after the completion of the IPO and accomplishing the separation. The agreements also provided for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to and in connection with the IPO. Summarized below are the material terms of these agreements.

GE expects the Federal Reserve Board to act on its application to deregister as a savings and loan holding company in due course following the completion of the exchange offer but cannot predict the timing of the Federal Reserve Board’s action. Effective upon completion of the exchange offer, GECC has waived certain of its rights under the Master Agreement which would have otherwise been effective until the GE SLHC Deregistration:

•	the right to have Synchrony comply with certain policies, as described below under “—Master Agreement—Policies;”

•	the right to pre-approve certain actions, except that Synchrony must still obtain GECC’s prior approval to: acquire stock in, or assets or control of, a bank or savings association, and to the extent subject to the notice requirements of section 163(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, consolidate into or merge with any person, or acquire stock in, or assets or control of, any person, as described below under “—Master Agreement—Approval Rights;” and

•	the right to designate one person for nomination for election to Synchrony’s board of Directors when GE beneficially owns less than 10% of Synchrony’s common stock, as described below under “—Master Agreement—Board Rights.”

In addition, if the minimum condition is satisfied and the exchange offer is completed in accordance with its terms, GE will own less than 10% of Synchrony’s outstanding common stock, and therefore all of GE’s rights that require GE own 10% or more of Synchrony’s outstanding common stock will no longer be applicable.

Master Agreement

The Master Agreement sets forth Synchrony’s agreements with GE and GECC relating to the ownership of certain assets and the allocation of certain liabilities in connection with the separation of Synchrony from GECC. It also sets forth other agreements governing Synchrony’s relationship with GECC and its affiliates.

The separation of Synchrony

The Master Agreement generally allocates certain assets and liabilities between Synchrony and GECC according to the business to which such assets and liabilities primarily relate, which is consistent with the basis of presentation of Synchrony’s historical financial statements. To the extent not transferred to Synchrony or one of Synchrony’s subsidiaries prior to the completion of the IPO, the Master Agreement provided for GECC or its affiliates, as applicable, to transfer and assign to Synchrony or its subsidiaries certain assets related to Synchrony’s business.

Except as expressly set forth in any transaction document, in connection with the transactions through which Synchrony was formed, all assets were transferred to Synchrony on an “as is,” “where is” basis, and Synchrony and its subsidiaries agreed to bear the economic and legal risks that any conveyance was insufficient to vest in Synchrony good title, free and clear of any security interest, and that any necessary consents or approvals were not or are not obtained or that any requirements of law or judgments were not or are not complied with. For a discussion of the transfer of the assets and operations of GE’s North American retail finance business to Synchrony in connection with Synchrony’s formation, see “—Other Related Party Transactions—Formation of Synchrony.”

The Exchange Offer

The Master Agreement provides that Synchrony will cooperate with GECC and its affiliates to accomplish the split-off and pro rata spin-off, if any.

Regulatory requirements and information rights

The Master Agreement provides that until the GE SLHC Deregistration, Synchrony is required to provide to GE all financial, risk-related and other information that GE requires to prepare and provide any report or other submission to the Federal Reserve Board or any other federal or state bank regulatory agency or authority or to comply with any other supervisory or regulatory requirement to which GE is subject under any federal or state banking laws. In addition, Synchrony is required to provide GECC with copies of all reports of examinations and any other supervisory communications from federal or state bank regulatory agencies or authorities identifying any matter requiring Synchrony’s attention or correction or regarding any existing or potential investigation or enforcement action by those agencies or authorities relating to Synchrony, and the prior written approval of GECC is required in connection with any material agreements to be entered into by Synchrony with any governmental authority. Until the GE SLHC Deregistration, Synchrony will also provide GECC with copies of (i) all risk-related materials provided to Synchrony’s board of directors or to the board of directors of the Bank for approval by either such board and (ii) all reports provided to Synchrony’s board of directors or the board of directors of the Bank regarding material risks, concentrations, or emerging risks to Synchrony or the Bank, in each case, at the same time such materials are provided to such board. In addition, until the GE SLHC Deregistration, Synchrony will allow GECC, or any of its subsidiaries, on reasonable notice and in a reasonable manner, to conduct an audit of Synchrony’s activities, operations and compliance with applicable law. Any information obtained from Synchrony by GE must be used solely for the purpose of complying with the reporting requirement or other supervisory or regulatory requirement for which GE obtained such information, and for no other purpose.

Financial information

Synchrony has agreed that, for so long as GE beneficially owns shares of Synchrony common stock, Synchrony will cooperate with GE and GECC and will provide such entities with quarterly and annual historical financial information needed by GE to issue its own earnings releases and public filings. Synchrony also agreed that for so long as GE beneficially owns at least 50% of Synchrony’s outstanding common stock (or is required to account for its investment in Synchrony on a consolidated basis), Synchrony will provide GE with certain financial projections, as well as access to quarterly and annual financial information. Synchrony has further agreed that, for so long as GE beneficially owns more than 20% of Synchrony’s outstanding common stock (or is required to account for its investment in Synchrony on a consolidated basis or under the equity method of accounting), Synchrony will provide GE with information requested by GE in connection with its press releases and public filings and advance notice of all meetings to be held by Synchrony with financial analysts. In addition, Synchrony has agreed that so long as GE beneficially owns more than 5% of Synchrony’s outstanding common stock, Synchrony will provide GE with Synchrony’s and its subsidiaries’ unaudited consolidated balance sheets as of the end of each fiscal year and fiscal quarter and Synchrony’s and its subsidiaries’ unaudited consolidated statements of earnings for each fiscal year and fiscal quarter. For so long as GE beneficially owns more than 50% of Synchrony’s outstanding common stock (or is required to account for its investment in Synchrony on a consolidated basis), in addition to the items described above, Synchrony will provide GE with access to its books and records so that GE may conduct audits of Synchrony’s financial statements, notice of any proposed material changes in Synchrony’s accounting estimates or discretionary accounting principles, and a quarterly representation of Synchrony’s chief executive officer and chief financial or accounting officer as to the accuracy and completeness of Synchrony’s financial and accounting records.

Releases and indemnification

Except for each party’s obligations under the Master Agreement, the other transaction documents and certain other specified liabilities, Synchrony, GE and GECC, on behalf of themselves and each of their respective affiliates, have released and discharged the other and its respective affiliates from all liabilities existing or arising between Synchrony on or before the completion of the IPO, including in connection with the separation of Synchrony’s business from GECC and the IPO. The release does not extend to obligations or liabilities under any agreements between Synchrony and GECC or its affiliates that remain in effect following the IPO, including ordinary course liabilities for products and services.

Synchrony has agreed to indemnify, hold harmless and defend GECC, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by Synchrony or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations of Synchrony’s businesses, whether arising before or after the completion of the IPO;

•	the operations, liabilities and obligations of Synchrony’s businesses;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by GECC or any of its affiliates for Synchrony’s benefit;

•	any breach by Synchrony or any of Synchrony’s affiliates of the Master Agreement, certain of the other transaction documents or Synchrony’s certificate of incorporation or by-laws;

•	any untrue statement of, or omission to state, a material fact in GE’s or GECC’s public filings to the extent it was as a result of information that Synchrony furnished to GECC or its affiliates or which GECC or its affiliates incorporated by reference from Synchrony’s public filings, if that statement or omission was made or occurred after completion of the IPO; and

•	any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to the IPO, the split-off and pro rata spin-off, if any, or any subsequent registered offering, except to the extent the statement was made or omitted in reliance upon information provided to Synchrony by GECC expressly for use in any such registration statement or prospectus.

GECC has agreed to indemnify, hold harmless and defend Synchrony and each of Synchrony’s directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of GECC or any affiliate of GECC or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of GECC or its affiliates other than liabilities of Synchrony’s businesses, whether arising before or after the completion of the IPO;

•	the liabilities of GECC and its affiliates’ businesses other than liabilities of Synchrony’s businesses;

•	any breach by GECC or any of its affiliates of the Master Agreement or certain of the other transaction documents;

•	any untrue statement of, or omission to state, a material fact in Synchrony’s public filings to the extent it was as a result of information that GE or any of its affiliates furnished to Synchrony or which Synchrony incorporated by reference from GE’s or GECC’s public filings (other than any registration statement or prospectus related to the IPO, the split-off and pro rata spin-off, if any, or any other registered offering after the IPO); and

•	any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to the IPO, the split-off and pro rata spin-off, if any, or any other registered offering after the IPO, but only to the extent the untrue statement or omission was made or omitted in reliance upon information provided by GE or any of its affiliates expressly for use in any such registration statement or prospectus.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Policies*

Until the GE SLHC Deregistration, and except to the extent a GE policy conflicts with Synchrony’s certificate of incorporation or by-laws or any of the agreements between Synchrony and GECC or any of its affiliates, Synchrony will: (i) comply (x) with policies adopted or authorized by Synchrony’s board of directors or the board of directors of the Bank, which policies must not be inconsistent with GE policies, or (y) if Synchrony or the Bank do not have a policy corresponding with the GE policy, then with the corresponding GE policies (subject to any exceptions or exemptions previously or subsequently granted by GECC); and (ii) cause Synchrony’s and its subsidiaries’ policies and procedures to comply with all applicable laws and not contravene GE’s The Spirit and the Letter. In addition, until the GE SLHC Deregistration, Synchrony and its subsidiaries must (A) operate in accordance with Synchrony’s risk appetite statement and (B) advise GECC of any proposed changes to Synchrony’s risk appetite statement, afford GECC a reasonable opportunity to provide comments and advice before adopting any proposed change to such statement, and obtain the prior written approval of GECC before adopting any change to such statement that could result in Synchrony’s risk profile being materially different. Until the GE SLHC Deregistration (A) if GE or GECC proposes to adopt a new policy or materially changes a policy that would impose a new requirement on Synchrony or is inconsistent with an existing policy of Synchrony or the Bank, then GECC will advise Synchrony of the policy, GECC and Synchrony will discuss in good faith whether such policy requirements should be applicable to Synchrony and GECC and Synchrony will either agree on applicability, or refer the matter to Synchrony’s board of directors for a decision and (B) prior to seeking approval of Synchrony’s board of directors of a new policy, where GECC has a corresponding policy, Synchrony will request GECC’s input on such policy.

Expenses of the separation and the IPO

Synchrony agreed to pay for all underwriting fees, discounts and commissions and other costs and expenses directly associated with the IPO. Except as otherwise provided in the Master Agreement, the ancillary agreements or any other agreement between Synchrony and GECC relating to the separation or the IPO, GECC has agreed to pay or reimburse Synchrony for out-of-pocket fees, costs and expenses incurred in connection with the preparation of the Master Agreement and certain ancillary agreements and the split-off, including the exchange offer, and pro rata spin-off, if any. Except as otherwise provided in the Master Agreement, the ancillary agreements or any other agreement between Synchrony and GECC relating to the separation or the IPO, Synchrony has agreed to be responsible for out-of-pocket fees, costs and expenses (including certain legal and financial advisor, information technology, human resource-related and marketing expenses) in connection with the separation and in connection with other debt, credit and securitization facilities that Synchrony entered into or intends to incur or enter into in the near future.

Noncompetition agreement

GE has agreed that, subject to certain exceptions, for two years after the GE SLHC Deregistration, it will not engage in the business of providing credit to consumers through: (i) private label credit cards or dual cards in

*	GECC has waived Synchrony’s compliance with these obligations effective upon consummation of the exchange offer.

conjunction with programs with retailers, merchants or healthcare providers primarily for the purchase of goods and services from the applicable retailer, merchant or healthcare provider; or (ii) general purpose credit cards, in each case, in the United States and Canada.

Credit support obligations

In the ordinary course of business, Synchrony enters into agreements (including leases) which require guarantees, other credit support or other support obligations (such obligations are referred to, collectively, as the “Credit Support Obligations”). Prior to the IPO, GE and certain of its subsidiaries agreed to be primary obligors on most of Synchrony’s currently outstanding Credit Support Obligations. Synchrony and GE have cooperated to eliminate or replace certain Credit Support Obligations and Synchrony will use reasonable best efforts to attempt to release or replace the liability of GE or its subsidiaries, as applicable and necessary, under any Credit Support Obligations that have not already been novated, eliminated or replaced. To the extent that GE or its subsidiaries were not relieved of these obligations as of the completion of the IPO, Synchrony has agreed to be liable to GE or such subsidiary for: (i) all costs of GE or its subsidiaries of maintaining such obligations; (ii) fees as may be agreed between the parties, to GE or its subsidiaries for maintaining such obligations; and (iii) indemnification and reimbursement obligations with respect to the obligations underlying any such Credit Support Obligations.

To the extent that the Credit Support Obligations were not novated prior to completion of the IPO, GE and each applicable subsidiary of GE will maintain in full force and effect each Credit Support Obligation which was issued and outstanding as of the date of the IPO until the earlier of: (i) such time as the contract, or all of the obligations of Synchrony or its applicable affiliate thereunder, to which such Credit Support Obligation relates, terminates; and (ii) such time as such credit support obligation expires in accordance with its terms or is otherwise released.

Dispute resolution procedures

Synchrony has agreed with GECC that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 30 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will resolve the dispute in accordance with New York law. Most of the other agreements between Synchrony and GECC have similar dispute resolution provisions.

These dispute resolution procedures will not apply to any dispute or claim related to GECC’s or its affiliates’ rights as a holder of Synchrony common stock and both parties will submit to the exclusive jurisdiction of the Delaware courts for resolution of any such dispute. In addition, both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the Master Agreement relating to confidentiality, use of restricted marks, noncompetition agreements and corporate governance matters (including GECC’s approval rights, director nomination rights and composition of certain of Synchrony’s board committees), and any of the provisions of the Employee Matters Agreement, the Registration Rights Agreement (as defined under “—Registration Rights Agreement”), the Intellectual Property Cross License Agreement or the Transitional Trademark License Agreement (each as defined below). If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.

Approval Rights*

Until the GE SLHC Deregistration, Synchrony may not (and may not permit or authorize any of its subsidiaries to), without the prior written approval of GECC:

•	consolidate or merge with or into any person or, subject to certain exceptions, permit any subsidiary to merge with or into any person;

•	acquire control of a bank or savings association or make any other acquisition of assets or equity for a price (including assumed debt) in excess of $500 million (other than acquisitions of receivables portfolios in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of Synchrony common stock decreases below 20%, the general threshold will be increased to $1 billion and the threshold for acquisitions of receivables portfolios in the ordinary course of business will be increased to $2 billion;

•	dispose of assets or securities in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $500 million (other than dispositions among Synchrony and its affiliates, issuances of asset backed securitization debt to maintain the aggregate level of borrowing capacity Synchrony had at the time of the IPO, and dispositions of receivables in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of Synchrony common stock decreases below 20%, the general threshold will be increased to $1 billion and the threshold for dispositions of receivables portfolios in the ordinary course of business will be increased to $2 billion;

•	incur or guarantee debt that would reasonably be expected to result in a downgrade of Synchrony’s publicly-issued debt below specified ratings at the time of the IPO;

•	dissolve, liquidate or wind up Synchrony;

•	alter, amend, terminate or repeal, or adopt any provision inconsistent with, the provisions of Synchrony’s certificate of incorporation or by-laws;

•	adopt or implement any stockholder rights plan or similar takeover defense measure;

•	declare or pay any dividend or other distribution in respect of Synchrony common stock;

•	repurchase Synchrony common stock, subject to certain exceptions;

•	enter into a new principal line of business or enter into business outside of the United States and Canada; or

•	establish an executive committee of Synchrony’s board of directors.

*

Effective upon completion of the exchange offer, GECC has waived compliance by Synchrony with the obligation to obtain GECC’s prior approval for the actions listed, except that Synchrony must obtain GECC’s prior approval to: (i) acquire stock in, or assets or control of, a bank or savings association, and (ii) to the extent subject to the notice requirements of section 163(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, consolidate into or merge with any person or acquire stock in, or assets or control of, any person. Notwithstanding GECC’s waiver with respect to these approval rights, Synchrony must continue to comply with its other covenants and obligations in the Master Agreement not waived by GECC, including, for example, its covenant to enforce certain voting provisions in its certificate of incorporation and its covenant not to engage in any activity that is not permissible for a savings and loan holding company under applicable banking laws and regulations.

Until such time as GE’s beneficial ownership of Synchrony common stock decreases below 20% of Synchrony’s outstanding common stock, Synchrony may not, without the prior written approval of GECC:

•	issue capital stock or other securities convertible into capital stock; or

•	change the size of its board of directors from nine directors.

GECC’s approval right for entry into new principal lines of business or business outside of the United States or Canada that is reasonably expected to have less than $200 million in average receivables or annual purchase volume will expire when GE’s beneficial ownership of Synchrony’s outstanding common stock decreases below 10%.

Board Rights

Until the GE SLHC Deregistration, GECC is entitled to designate persons for nomination for election to Synchrony’s board of directors. The number of such GECC designees depends on the level of beneficial ownership by GE of Synchrony’s outstanding common stock. At each election of members of Synchrony’s board of directors when GE beneficially owns:

•	more than 50% of Synchrony’s outstanding common stock, GECC will have the right to designate five persons for nomination for election to Synchrony’s board of directors;

•	at least 33% but not more than 50% of Synchrony’s outstanding common stock, GECC will have the right to designate four persons for nomination for election to Synchrony’s board of directors;

•	at least 20% but less than 33% of Synchrony’s outstanding common stock, GECC will have the right to designate three persons for nomination for election to Synchrony’s board of directors;

•	at least 10% but less than 20% of Synchrony’s outstanding common stock, GECC will have the right to designate two persons for nomination for election to Synchrony’s board of directors; and

•	less than 10% of Synchrony’s outstanding common stock and prior to the GE SLHC Deregistration, GECC will have the right to designate one person for nomination for election to Synchrony’s board of directors. See “Management of Synchrony—Composition of Synchrony’s Board of Directors.”*

In the event that (with GECC’s approval) the size of Synchrony’s board of directors is changed, GECC will have the right to designate a proportional number of persons for nomination for election to Synchrony’s board of directors (rounded up to the nearest whole number).

So long as GE beneficially owns at least 50% of Synchrony’s outstanding common stock, or, in certain cases, until the GE SLHC Deregistration, GECC will have the right to designate, from among the GECC director designees serving on Synchrony’s board of directors, certain members of certain committees of Synchrony’s board of directors.

Until GE’s beneficial ownership of Synchrony’s common stock decreases below 50%, GECC will also be entitled to designate two directors to the board of directors of the Bank and Synchrony will cause such designees to be appointed.

Other Provisions

The Master Agreement also contains covenants between Synchrony and GECC with respect to:

•	confidentiality of Synchrony’s and GE and its subsidiaries’ information;

•	Synchrony’s right to continue coverage under GE’s insurance policies for so long as GE beneficially owns more than 50% of Synchrony’s outstanding common stock, as such policies may be amended from time to time;

*	GECC has waived its rights under this provision effective upon consummation of the exchange offer.

•	restrictions on the parties’ ability to take any action or enter into any agreement that would cause the other party or any of its subsidiaries to violate any law, organizational document or judgment;

•	restrictions on Synchrony’s ability to take any action that limits GECC’s or any of its affiliates’ ability to freely sell, transfer, pledge or otherwise dispose of Synchrony common stock;

•	restrictions on the parties’ ability to take action that reasonably could result in a breach or default under any agreement which binds or purports to bind the other party or any of its other subsidiaries;

•	restrictions on Synchrony’s ability to enter into any agreement that binds or purports to bind GE or any of its other subsidiaries;

•	litigation and settlement cooperation between Synchrony and GE and its subsidiaries; and

•	proposed intercompany transactions, including material amendments to the agreements accomplishing the separation, all of which must be approved by a majority of Synchrony’s independent directors or a committee comprised solely of independent directors or a committee comprised solely of Synchrony’s independent directors.

Transitional Services Agreement

Synchrony entered into a transitional services agreement with GECC and Retail Finance International Holdings, Inc. (“RIH”), Synchrony’s wholly owned subsidiary, to provide each other, on a transitional basis, certain administrative and support services and other assistance consistent with the services Synchrony and GECC provided to each other before the IPO. This agreement in this prospectus is referred to as the “Transitional Services Agreement.”

Pursuant to the Transitional Services Agreement: (i) Synchrony and RIH may provide GECC various services related to those GECC businesses that were not transferred to Synchrony that had received services from Synchrony prior to the completion of the IPO; and (ii) GECC will provide services to Synchrony and RIH, including:

•	treasury, payroll, tax and other financial services;

•	human resources and employee benefits services;

•	information systems, network access, application and support related services; and

•	procurement and sourcing support.

The parties to the Transitional Services Agreement also provide each other, on a transitional basis, additional services that the parties may identify during the term of the agreement. Synchrony, RIH and GECC (as applicable) have agreed to pay to each other fees for the services rendered under the Transitional Services Agreement, which fees differ depending upon the services. Pricing for services under the Transitional Services Agreement is consistent with the applicable corporate allocation for each such service prior to the IPO, which allocation is typically calculated based on cost.

Under the Transitional Services Agreement, each of the parties has the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The Transitional Services Agreement also provides for the continuation of existing leases or subleases of certain facilities used in the operation of the parties’ respective businesses and for access to each other’s facilities and computing and telecommunications systems to the extent necessary to perform or receive the transitional services. Synchrony and RIH are jointly and severally liable to GECC for any and all of Synchrony’s obligations under the Transitional Services Agreement.

The services provided under the Transitional Services Agreement terminate at various times specified in the agreement (for most services within 24 months after the completion of the IPO), but the receiving party may terminate any service by giving at least 60 days’ prior written notice to the provider of the service. In addition, subject to consent rights or requirements under third-party agreements, the Transitional Services Agreement provides either party, at its sole expense, the right to extend services for up to six months, or longer, under specified circumstances provided that, the term for such services may not exceed the later of (i) 36 months from the date of the IPO and (ii) 24 months from the date GE ceases to beneficially own at least 50% of Synchrony’s outstanding common stock. Except for breaches of certain IP licenses, breaches of confidentiality and data protection provisions of the Transitional Services Agreement, breaches of applicable law in the provision or receipt of services, a party’s negligence or gross negligence (depending on the service provider), willful breach or willful misconduct or as otherwise provided by applicable law, the maximum liability of each party in connection with any single service received from any other party is limited to the aggregate of the charges paid by the receiving party for such service and the aggregate liability of each party arising out of or in connection with the Transitional Services Agreement will be limited to the aggregate of fees paid to such party for all the transitional services it has delivered.

Registration Rights Agreement

Synchrony entered into a registration rights agreement with GECC that provides GECC with registration rights relating to shares of Synchrony common stock held by GECC or permitted transferees. This agreement in this prospectus is referred to as the “Registration Rights Agreement.” GECC may assign its rights under the Registration Rights Agreement to any person that acquires shares of Synchrony common stock subject to the agreement and agrees to be bound by the terms of the agreement. GECC and its permitted transferees may require Synchrony to register under the Securities Act all or any portion of these shares, a so-called “demand request.” The demand registration rights are subject to certain limitations.

GECC and its permitted transferees also have so-called “piggyback” registration rights, which means that GECC and its permitted transferees may include their respective shares in any future registrations of Synchrony’s equity securities, whether or not that registration relates to a primary offering by Synchrony or a secondary offering by or on behalf of any Synchrony stockholders. The demand registration rights and piggyback registrations are each subject to market cut-back exceptions.

GECC or its permitted transferees will pay all costs and expenses in connection with any demand registration. Synchrony will pay all costs and expenses in connection with any “piggyback” registration, except underwriting discounts, commissions or fees attributable to the shares of common stock sold by Synchrony stockholders. In addition, Synchrony is required to bear the fees and expenses of one firm of counsel for the selling stockholders in any “piggyback” registration. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by Synchrony to make its management available for road show presentations in connection with any underwritten offerings. Synchrony also agreed to indemnify GECC and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to Synchrony for use in the registration statement by GECC or any permitted transferee.

The rights of GECC and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the shares covered by the agreement until those shares:

•	have been sold pursuant to an effective registration statement under the Securities Act;

•	have been sold to the public pursuant to Rule 144 under the Securities Act;

•	have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act; or

•	are no longer outstanding.

Tax Sharing and Separation Agreement

Synchrony entered into the TSSA with GE prior to the completion of the IPO. Among other things, the TSSA governs the allocation between GE and Synchrony of the responsibility for the taxes of the GE group. The TSSA also allocates rights, obligations and responsibilities in connection with certain administrative matters relating to the preparation of tax returns and control of tax audits and other proceedings relating to taxes.

Allocation of taxes

Under the TSSA, Synchrony is generally responsible for all taxes attributable to it or its operations for taxable periods following December 31, 2013. To the extent Synchrony files tax returns on a consolidated basis with GE, Synchrony is required to make tax sharing payments to GE in amounts equal to Synchrony’s separate company tax liability. Synchrony’s separate company tax liability will generally be equal to the amount of taxes Synchrony would have paid had it filed tax returns separately from GE, subject to certain adjustments, whether or not GE is actually required to pay such amounts to the taxing authorities. However, GE is responsible for all income taxes imposed in the United States, Canada and Puerto Rico attributable to taxable periods prior to January 1, 2014. Synchrony is responsible for all other taxes attributable to its businesses.

In addition, GE is required to compensate Synchrony for the use by GE of any of Synchrony’s tax attributes that arise after December 31, 2013 to reduce taxes that are otherwise the responsibility of GE under the TSSA. Similarly, Synchrony will be required to compensate GE for reductions in Synchrony’s tax liabilities to the extent that the reductions result from expenses economically borne by GE or from tax attributes created in certain transactions in which GE incurred a related tax liability, including for any reduction in Synchrony’s taxes resulting from tax elections described below that might be entered into in connection with GE’s disposition of its interest in Synchrony.

Synchrony is also obligated to compensate GE for reductions in Synchrony’s taxes that are attributable to increases in Synchrony’s tax attributes resulting from a tax audit or filing of an amended tax return for periods prior to January 1, 2014 if GE is responsible under the TSSA for any resulting increase in its taxes. Conversely, if resulting from a tax audit or filing an amended tax return, GE is required to compensate Synchrony for decreases in Synchrony’s tax attributes if GE receives a corresponding decrease in its taxes.

The TSSA generally allocates the right to refunds of taxes to the party that would be liable under the TSSA for the underlying taxes that are refunded.

The TSSA allocates between the parties the right to control, and to participate in, the preparation and filing of tax returns and defense of tax audits or other proceedings relating to taxes, and requires the parties to cooperate with each other in connection with preparing and filing tax returns and defending tax audits and other tax proceedings.

With the exception of the Bank Agreement (as defined below), upon entering into the TSSA, all other formal or informal tax sharing arrangements between GE and Synchrony were terminated and the TSSA will generally govern all of Synchrony’s relationship with GE relating to tax returns and tax liabilities.

Separation from GE

The TSSA generally allocates to GE any income taxes incurred in connection with the failure to qualify for tax-free treatment of the split-off and pro rata spin-off, if any, and certain preliminary internal transactions. However, under the TSSA such income taxes will be allocated to Synchrony if the failure to qualify for tax-free treatment results from any action or inaction after the completion of the IPO that is within Synchrony’s control (other than actions or inactions that implement the split-off and pro rata spin-off, if any, or certain preliminary transactions or actions or inactions that are consented to by GE or are at the direction of GE) or if the failure results from any direct or indirect transfer of Synchrony’s stock after the exchange offer. The TSSA includes a provision generally prohibiting Synchrony after the completion of the IPO from taking any action or failing to take action within Synchrony’s control that would cause the failure of such tax-free treatment.

The TSSA also provides GE with the right to make certain tax elections to treat solely for tax purposes its disposition of Synchrony’s stock as a transfer of Synchrony’s assets in a manner that would result in Synchrony having a new cost tax basis in its assets. Any taxes resulting from such election will be allocated to GE subject, as discussed above, to Synchrony’s obligation to compensate GE for reductions in Synchrony’s tax liability arising from the resulting new cost tax basis in its assets.

GE intends to make these tax elections, on a protective basis, to treat the split-off and pro rata spin-off, if any, as a taxable transfer of Synchrony’s assets. Those elections would be effective only if the IRS were to successfully assert that, notwithstanding the IRS private letter ruling and opinion of tax counsel, the split-off and pro rata spin-off, if any, are taxable. However, if, as is expected consistent with the IRS private letter ruling and the opinion of tax counsel, the split-off and pro rata spin-off, if any, are in fact tax-free, then these elections will have no effect.

Employee Matters Agreement

Synchrony entered into an agreement with GE and GECC prior to the completion of the IPO relating to certain employee, compensation and benefits matters. This agreement in this prospectus is referred to as the “Employee Matters Agreement.” Under the Employee Matters Agreement, Synchrony generally assumes or retains liabilities relating to the employment or services of any person with respect to Synchrony’s business before or after the completion of the IPO. Synchrony is only responsible for liabilities under GE benefit plans to the extent described in the Employee Matters Agreement.

Employment

After the completion of the IPO, Synchrony continued to employ its employees.

Continuation on GE payroll and in GE plans

Prior to the IPO, employees of Synchrony were paid through GE’s payroll system. In addition, these employees were covered under GE benefit plans. These employees generally will continue to be paid through GE’s payroll system and be eligible to participate in GE benefit plans for so long as GE owns at least 50% of Synchrony’s outstanding common stock. These GE benefit plans include: (i) retirement benefits; (ii) health, life and disability insurance benefits and severance; (iii) stock options, RSUs and long-term performance awards under the GE 2007 Long-Term Incentive Plan (but only for awards granted prior to the IPO); and (iv) annual incentive compensation under the GECC Executive Incentive Compensation Plan. Certain of Synchrony’s non-U.S. employees will continue on GE’s payroll and in GE plans for up to one year following the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock.

Compensation

From the completion of the IPO until at least one year after the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock, Synchrony’s employees will receive at least the same salary, wages, incentive compensation, and bonus opportunities and at least the same (on an aggregate basis) other material terms and conditions of employment as were provided to such employees prior to the completion of the IPO.

Transition to Synchrony’s benefit plans

Effective no later than the date on which GE ceases to own at least 50% of Synchrony’s outstanding common stock, Synchrony’s applicable U.S. employees will cease to participate in GE benefit plans and will participate in employee benefit plans established and maintained by Synchrony. For at least one year following the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock, Synchrony will maintain plans that will provide Synchrony’s U.S. employees with benefits that are comparable in the aggregate to the value of those benefits provided by GE benefit plans immediately prior to the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock, excluding nonqualified defined benefit pension plans, retiree medical benefits, stock options, other equity awards and certain executive fringe benefits.

Synchrony agreed to establish new benefit plans for its non-U.S. employees that, together with any benefit plans it assumes or continues, will provide such non-U.S. employees with benefits that are comparable in the aggregate to the value of those benefits provided by the benefit plans in effect immediately prior to the date on which GE ceases to own at least 50% of Synchrony’s outstanding common stock, or, in the case of employees in India and the Philippines, a date that is up to one year after such date. Synchrony will maintain these existing or new plans for its non-U.S. employees for a period of at least one year following the benefit transition date (or such longer period required by applicable law).

Synchrony will recognize prior GE service for purposes of eligibility, vesting or calculation of vacation, sick days, severance, layoff and similar benefits under its new plan and programs to the same extent such service is recognized under corresponding GE plans.

Prior to completion of the IPO, Synchrony established and adopted plans for its selected employees providing for stock options, SARs, restricted stock, RSUs, performance awards (stock or cash-based) and other stock-based awards.

Treatment of Synchrony’s U.S. employees under certain GE plans

Effective as of the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock: (i) Synchrony’s employees will cease to accrue any benefits under the GE retirement plans; and (ii) Synchrony’s employees will fully vest in the GE retirement plans. However, with respect to the GE Supplementary Pension Plan and the GE Excess Benefit Plan, only those employees who have at least ten years of qualified pension service as of the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock will vest in such plan. GE will be responsible for paying directly to Synchrony’s eligible employees (including their surviving spouses and beneficiaries) any vested benefits to which they are entitled under the GE retirement plans when eligible under the terms of such plans to receive such payments. Synchrony will have certain reimbursement obligations to GE.

GE generally remains obligated to provide post-retirement welfare benefits under the GE Health Choice Plan and the GE Life, Disability and Medical Plan, consistent with the terms of the plan as in effect from time to time, to Synchrony’s employees and their eligible dependents who, as of the date GE ceases to own at least 50% of Synchrony’s outstanding common stock, are participants in such plan and either (i) have completed 25 years of eligible service with Synchrony, its affiliates and their respective predecessors or (ii) have attained at least 60 years of age and have completed at least ten years of eligible service, in either case upon such employee’s election to participate in the GE Health Choice Plan or the GE Life, Disability and Medical Plan. Participation by Synchrony’s employees will be under circumstances and at the applicable contribution levels entitling them to receive such benefits pursuant to the terms of the GE Health Choice Plan or the GE Life, Disability and Medical Plan. GE will be responsible for paying directly to Synchrony’s eligible employees and their eligible dependents any post-retirement welfare benefits pursuant to such coverage. Synchrony will have certain reimbursement obligations to GE.

GE generally retains responsibility under the GE benefit plans that are welfare benefit plans in which Synchrony’s employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by such employees and their eligible dependents to the extent the claims were incurred prior to the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock. Synchrony will have certain reimbursement obligations to GE.

As of the date GE ceases to own at least 50% of Synchrony’s outstanding common stock, all unvested GE stock options that are held by Synchrony’s employees will vest and all unexercised GE stock options will remain exercisable in accordance with their terms and the GE 2007 Long-Term Incentive Plan. Each such GE stock option permits the holder, generally for a period of ten years from the date of grant or, if earlier, five years from the date that GE ceases to own at least 50% of Synchrony’s outstanding common stock, to purchase one share of GE stock from GE at the market price of GE stock on the date of grant.

Agreements not to solicit or hire GE’s or Synchrony’s employees

Synchrony has agreed with GE that for so long as GE beneficially owns at least 50% of Synchrony’s outstanding common stock, and for a certain period of time after GE ceases to beneficially own at least 50% of Synchrony’s outstanding common stock, neither of Synchrony nor GE will, directly or indirectly, solicit or hire for employment certain of each other’s employees.

Intellectual Property Arrangements

Prior to the completion of the IPO, Synchrony entered into the following intellectual property license agreements with GE, GECC and/or their affiliates:

•	a Transitional Trademark License Agreement; and

•	an Intellectual Property Cross License Agreement.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, GE granted Synchrony a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use (i) certain “GE,” “GE Capital,” “GE Capital Retail Bank,” “GE Money” and “GECAF” marks and related GECAF logos and the GE monogram in connection with Synchrony’s products and services until such time as GE ceases to beneficially own more than 50% of Synchrony’s outstanding common stock, subject to certain exceptions (e.g., Synchrony will generally have a right to use those marks and related logos and the monogram on its credit cards for a period of three and a half years after the completion of the IPO); and (ii) the “Built from GE Heritage” tagline in connection with Synchrony’s products and services and in the general promotion of Synchrony’s business for a period of three years after GE ceases to beneficially own more than 50% of Synchrony’s outstanding common stock. This agreement in this prospectus is referred to as the “Transitional Trademark License Agreement.” The Transitional Trademark License Agreement automatically terminates in the event of Synchrony’s merger or consolidation with, or sale of substantially all of Synchrony’s assets to, an unrelated third person, or Synchrony’s change of control whereby an unrelated third person acquires control over Synchrony. GE also retains the right to terminate the Transitional Trademark License Agreement in the event Synchrony materially breaches its provisions. In addition, the Transitional Trademark License Agreement automatically terminates in the event of Synchrony’s bankruptcy, insolvency, liquidation, dissolution or similar event. The Transitional Trademark License Agreement also automatically terminates with respect to any of Synchrony’s subsidiaries in the event of such subsidiary’s merger or consolidation with, or sale of substantially all of its assets to, an unrelated third person, or its change of control whereby an unrelated third person acquires control over it, or upon such subsidiary’s bankruptcy, insolvency, liquidation, dissolution or similar event.

Intellectual Property Cross License Agreement

Pursuant to the Intellectual Property Cross License Agreement, Synchrony and GE have granted each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that each of Synchrony and GE own or license. This agreement in this prospectus is referred to as the “Intellectual Property Cross License Agreement.” The intellectual property rights being licensed (with no rights to sublicense except as described below) under the Intellectual Property Cross License Agreement are invention disclosures, patents, patent applications, statutory invention registrations, copyrights, mask work rights, database rights and design rights and trade secrets (but not including trademarks, service marks, trade dress, logos, other source identifiers or domain names, intellectual property made available under the Transitional Services Agreement, internet protocol addresses or patents subject to standard setting organization obligations) and limited rights to certain GE policies and materials. The intellectual property rights being licensed under the Intellectual Property Cross License Agreement also must be those that Synchrony and GE have the right to license and that are used, held for use or contemplated to be used by the licensee generally prior to the completion of the IPO. In addition, with respect to any third-party intellectual property licensed under the Intellectual Property Cross License Agreement, Synchrony and GE have only granted each other sublicenses to the extent each has the right to do so under the applicable third-party intellectual property licenses. The license allows Synchrony and GE to make, have made, use, sell, have sold, import and otherwise commercialize certain products and services, to use and practice the licensed intellectual property rights for internal purposes, and to develop and create improvements to such licensed intellectual property. Each party will only sublicense its license rights to acquirors of its businesses, operations or assets. Each party can only assign its license rights to an acquiror of all or substantially all of its assets or equity, the surviving entity in its merger, consolidation, equity exchange or reorganization, or in the case of GE, to its affiliates or, in the case of Synchrony, to its subsidiaries. Each party owns any modifications, derivative works and improvements it creates. The Intellectual Property Cross License Agreement is perpetual and may not be terminated, even upon material breach, except upon mutual written agreement by Synchrony and GE.

Other Related Party Transactions

Formation of Synchrony

Between April 1, 2013 and October 15, 2013: (i) GECFI contributed the stock of the Bank to Synchrony as a capital contribution; and (ii) in exchange for all of Synchrony’s outstanding common stock (other than the shares issued in connection with Synchrony’s formation in 2003 for nominal consideration) and approximately $1.6 billion, Synchrony acquired from GE its interests in RFS Holding, Inc., GEC RF Global Services Philippines, Inc., RIH, CareCredit LLC and GE Global Servicing Private Limited, as well as certain receivables and other tangible and intangible assets related to the North American retail finance business. The remaining assets and operations of the North American retail finance business subsequently have been transferred to Synchrony.

Funding Previously Provided by GECC

Prior to the IPO, GECC provided the majority of Synchrony’s debt funding. Synchrony repaid all of its then-existing related party debt owed to GECC outstanding on the closing date of the IPO, totaling $8.0 billion, and on the closing date of the IPO, Synchrony borrowed the full amount under the New GECC Term Loan Facility, which provided $1.5 billion principal amount of unsecured term loan maturing in 2019. During 2014, Synchrony used the $750 million of additional borrowings under the New Bank Term Loan Facility and a portion of the net proceeds from the issuance of senior unsecured notes to make prepayments in the aggregate of $845 million of the New GECC Term Loan Facility, and the balance of related party debt outstanding at December 31, 2014 was $655 million.

In January and February 2015, Synchrony prepaid an aggregate of $206 million of the New GECC Term Loan Facility. In March 2015, in connection with Synchrony’s application to the Federal Reserve Board and the separation, Synchrony prepaid the remaining $449 million outstanding related party debt owed to GECC under the New GECC Term Loan Facility.

The aggregate interest expense incurred with respect to funding provided by GECC to Synchrony was $113 million for the year ended December 31, 2014.

Securitization Servicer Performance Guarantees

Historically, GECC has served as servicer performance guarantor for the Bank (the Bank, in such capacity, the “SFT Servicer”), as servicer of the Synchrony Sales Finance Master Trust (“SFT”) and for the Bank (the Bank, in such capacity the “SRT Servicer”) as servicer of the Synchrony Receivables Master Trust (“SRT”). Pursuant to the servicer performance guarantees for SFT and SRT, GECC guaranteed the performance by the SFT Servicer and the SRT Servicer of their respective obligations under the securitization documents. Synchrony did not compensate GECC for providing either of these guarantees and GECC has not been required to undertake any performance with respect to the guarantees. Synchrony entered into amendments to the documents governing each SFT series and the sole SRT series pursuant to which the noteholders have released GECC from its obligations as servicer performance guarantor and waived the related amortization event that could otherwise occur when the servicer performance guaranty is no longer in effect. In connection with the completion of the IPO, Synchrony terminated these servicer performance guarantees.

Synchrony entered into contribution agreements with GECC pursuant to which GECC has agreed that in the event of certain indemnity claims against Synchrony relating to Synchrony’s securitized financings and under certain other circumstances, it will make contributions to Synchrony to the extent required for Synchrony to make any required indemnity payments. Synchrony has not compensated GECC for entering into these contribution agreements and GECC has not been required to make any payments with respect to these agreements. In connection with the completion of the IPO, Synchrony terminated these contribution agreements with GECC.

Support Servicing

Prior to completion of the IPO, Synchrony was party to certain servicing agreements and subservicing agreements with GECC with respect to a broad range of services (including business development, risk, underwriting and collections, operations and customer service support, information technology and other administrative services (including services related to loan receivables owned by the Bank)) for the Bank and servicing and administrative services relating to loan receivables owned by Synchrony Credit Card Master Note Trust (“MNT”), SFT and SRT. For these arrangements, the part of GECC providing and receiving services was historically managed as part of Synchrony’s business and therefore related payments have been eliminated in Synchrony’s consolidated and combined financial statements. On a legal entity basis (without regards to elimination in Synchrony’s consolidated and combined financial statements), for the year ended December 31, 2014, Synchrony incurred servicing expenses of $628 million, and Synchrony received subservicing income of $886 million. One of the servicing agreements pursuant to which GECC provides servicing and administrative services relating to loan receivables owned by MNT remains in effect, and Synchrony will continue to act as subservicer for MNT pursuant to a subservicing agreement with GECC that Synchrony entered into in connection with the completion of the IPO. In connection with the completion of the IPO, Synchrony terminated all other servicing and subservicing agreements with GECC and they were replaced by the Transitional Services Agreement to the extent these services will continue to be received from, or provided to, GECC.

MNT Notes Previously Owned by GECC

GECC purchased subordinated classes of MNT notes from Synchrony at an aggregate purchase price of slightly less than par, including $132 million aggregate principal amount in the year ended December 31, 2014. As of May 30, 2014, all of the notes, having an outstanding principal balance of $1,324 million, were transferred to Synchrony for a purchase price of $1,333 million and GECC no longer held these notes at December 31, 2014. GECC recognized $14 million of interest income and received $120 million of principal payments from MNT in the year ended December 31, 2014. Prior to the transfer of these notes, most of these notes were owned by parts of GECC that historically were managed as part of Synchrony’s business and therefore the notes have been eliminated in Synchrony’s consolidated and combined financial statements.

Other Services Provided by GE

Synchrony also received services provided by GE under other arrangements where Synchrony’s business was only a recipient of services. For the year ended December 31, 2014, Synchrony incurred $428 million of expenses relating to services provided by GE in Synchrony’s Consolidated and Combined Statements of Earnings. Following the IPO, GE continued to provide Synchrony with certain support services on a transitional basis pursuant to the agreements described under “—Relationship with GE and GECC—Transitional Services Agreement.”

During the year ended December 31, 2014, Synchrony also made payments to GE of $15.5 million for use of certain intellectual property pursuant to a service mark and trade name agreement for use of this intellectual property. In connection with the completion of the IPO, Synchrony terminated this agreement and replaced it with the Transitional Trademark License Agreement.

CALMA and Operating Agreement

In connection with the OCC’s December 12, 2012 approval of the Bank’s assumption of certain deposits and related liabilities of MetLife and acquisition of certain assets of MetLife, the Bank entered into a Capital Assurance and Liquidity Maintenance Agreement with GECC, GECFI and Synchrony, dated as of January 11, 2013 (the “CALMA”), as well as an Operating Agreement with the OCC (the “Operating Agreement”). Synchrony has not compensated GECC for entering into the CALMA, and it has not been required to make any payments under this agreement.

The CALMA requires, among other things, that GECC, GECFI and Synchrony shall: (i) make capital infusions as requested by the Bank to ensure that the Bank remains in compliance with the capital requirements of the Operating Agreement, (ii) provide such financial support as requested by the Bank to ensure that the Bank remains in compliance with the liquidity requirements of the Operating Agreement, and (iii) provide certain information to the Bank and the OCC relevant to their financial condition and ability to fulfill their obligations under the CALMA. Synchrony expects that the CALMA’s obligations will terminate as to GECC and GECFI upon consummation of the exchange offer, provided that GE then owns less than 25% of the outstanding Synchrony common stock. Synchrony expects that it will continue to be subject to the CALMA’s obligations following the exchange offer and following the GE SLHC Deregistration.

The Operating Agreement requires, among other things, that the Bank: (i) maintain a total risk-based capital ratio of at least 11%, a Tier 1 risk-based capital ratio of at least 7% and a leverage ratio of at least 6%, (ii) maintain liquid assets at least equal to the greater of $500 million or 90 days’ coverage of the Bank’s operating expenses, (iii) not materially change or significantly deviate from a business plan for 2013 and 2014 that was submitted to the OCC without first giving the OCC notice and obtaining its supervisory non-objection, (iv) must meet certain conditions to declare or pay a dividend (including being in compliance with the Operating Agreement), (v) maintain a board with at least 40% independent directors and (vi) for three years immediately after the date of the Operating Agreement, not appoint any new director or senior executive officer or enter into a material services contract with an affiliate without providing prior notice to the OCC.

The Operating Agreement provides that, if the OCC determines there is an existing or imminent material breach of the Bank’s obligation to maintain the required amounts of capital or liquidity or GECC, GECFI and Synchrony are likely to be unable to fulfill their obligations under the CALMA due to a material adverse change in the financial condition of GECC, GECFI or Synchrony, or in certain other circumstances, the Bank must submit to the OCC a plan for the sale, merger or dissolution of the Bank and must implement such plan upon obtaining the OCC’s non-objection and written direction to begin implementation (subject to a right on the Bank’s part to cure the basis for such direction within 15 days of its issuance). The Operating Agreement also provides that the OCC may require the Bank to immediately cease extending new or additional credit under certain circumstances, including if the OCC determines there is an existing or imminent material breach of the

Bank’s obligation to maintain the required amounts of capital or liquidity or GECC, GECFI and Synchrony are likely to be unable to fulfill their obligations under the CALMA due to a material adverse change in the financial condition of GECC, GECFI or Synchrony, the OCC deems that breach or change likely to pose an imminent threat to the financial condition of the Bank, and such breach or change has not been cured or remedied, as the case may be, within five days of receiving written notice from the OCC. The Operating Agreement imposes certain monitoring and reporting obligations, including, among other things, notification to the OCC regarding material changes to the financial condition of the Bank, GECC, GECFI and Synchrony. The Operating Agreement will remain in effect until it is terminated in writing by the OCC, the Bank ceases to be a federal savings association or the consummation of a merger, consolidation or other business combination in which the Bank is not the resulting entity. Synchrony expects, therefore, that the Operating Agreement will remain in effect following the exchange offer and following the GE SLHC Deregistration.

Support Agreement Related to Purchased Receivables

On December 30, 2008, the Bank acquired approximately $5.5 billion of loan receivables from GE, and the Bank, GECC and GECFI entered into a Parental Support Agreement (the “PSA”), pursuant to which, among other things: (i) GECFI agreed to purchase from the Bank any transferred receivables that became “low-quality assets” and reimburse the Bank for any losses incurred on these receivables; (ii) GECFI and GECC committed to provide capital if the Bank was unable to maintain specified capital requirements until December 31, 2010; (iii) GECC waived its right to terminate or restrict the Bank’s access under certain funding arrangements with GECC; and (iv) GECFI was required to pledge certain assets to the Bank to support GECFI’s and GECC’s obligations under the PSA. GECC and GECFI’s obligations under the PSA terminated as of December 30, 2013. The aggregate payments made by GECFI to the Bank to repurchase loans and reimburse for losses pursuant to the PSA was $6 million for the year ended December 31, 2014 relating to activity in 2013.

Commercial Credit Support by GE and Other Arrangements

In the ordinary course of Synchrony’s business, GE provided payment and performance guarantees with respect to certain of Synchrony’s obligations under a limited number of program agreements. Synchrony has not compensated GE for providing any of these guarantees and GE has not been required to make any payments or undertake any performance with respect to these guarantees. All of the GE guarantees have expired or been terminated. See “—Relationship with GE and GECC—Master Agreement—Credit Support Obligations.”

GECC and the Bank were both creditors of one of Synchrony’s former retailers and entered into an intercreditor agreement that defined their relative rights with respect to payments received after the occurrence of certain specified events. The agreement did not affect any payments otherwise payable to the Bank. This agreement has been terminated.

In connection with the extension of one of Synchrony’s program agreements, GE agreed not to pursue certain intellectual property claims against the counterparty so long as the program agreement remains in effect. The counterparty has the right to terminate the program agreement if GE pursues those claims, and Synchrony has agreed to indemnify the counterparty in respect of any such intellectual property claims. Synchrony paid GE an immaterial amount for GE’s agreement not to pursue its claims.

GE Appliances Program Agreements

Synchrony entered into a program agreement with GE that provides consumer financing to qualified customers purchasing appliances on an online store operated by GE Appliances (previously known as GE’s Home & Business Solutions division) (“GEA”). Synchrony also entered into a program agreement with GEA under which credit-based promotions may be provided to qualified customers of participating dealers with whom Synchrony has a consumer financing program and who are part of GEA’s dealer network when such customers purchase specially-designated GE products. Customers can use the participating dealer financing program to purchase both GE and non-GE products from the dealers but the credit-based promotions apply only when purchasing such designated GE products. The terms of these programs (including the fees paid by GE to Synchrony and by Synchrony to GE) are generally comparable to those offered to unrelated parties for similar programs. The aggregate payments made by GE to Synchrony under these programs was $0.3 million for the year ended December 31, 2014. Payments by Synchrony to GE under these programs discontinued beginning January 1, 2014. These agreements will terminate effective as of November 2, 2015.

GECC Deposits in the Bank

From time to time prior to the IPO, the Bank extended credit to its customers in transactions where the transaction proceeds were used for the benefit of, or are otherwise transferred to, GE or one of its subsidiaries (a “Covered Transaction”). To ensure the Bank’s compliance with applicable laws relating to Covered Transactions (including Federal Reserve Board Regulation W), GECC had, from time to time prior to the IPO, deposited funds with the Bank as collateral for the Covered Transactions (the “Segregated Deposits”). The deposits earned interest at market rates and the aggregate interest expense in respect of the Segregated Deposits was $1.8 million for the year ended December 31, 2014. In connection with the IPO, GECC assigned these deposits to Synchrony, and these deposits have been eliminated in Synchrony’s consolidated and combined financial statements.

Tax Allocation Agreement

Prior to the completion of the IPO, GECC and the Bank were parties to a tax allocation agreement. The amount payable by the Bank under the tax allocation agreement in respect of U.S. federal, state and local income taxes is generally calculated to be the amount that the Bank would have to pay if it were paying its taxes on a “stand alone” basis as if the Bank filed tax returns separate from GE and its subsidiaries. The Bank made tax payments for the year ended December 31, 2014 of $577 million in respect of U.S. federal, state and local income taxes under the tax allocation agreement. This tax allocation agreement between GECC and the Bank has been terminated and was replaced with an agreement between the Bank and Synchrony (the “Bank Agreement”). GE is also a party to the Bank Agreement for the limited purpose of agreeing to hold certain tax refunds allocable to the Bank in trust for the benefit of the Bank and to otherwise act as an agent for the Bank in its dealings with taxing authorities on the Bank’s behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF SYNCHRONY AND GE

Security Ownership of Certain Beneficial Owners and Management of Synchrony

Prior to the completion of the exchange offer, GE (through GECFI) beneficially owns approximately 84.6% of Synchrony’s outstanding common stock.

The following table sets forth information at September 30, 2015 regarding the beneficial ownership of shares of Synchrony common stock by:

•	all persons known by Synchrony to own beneficially more than 5% of Synchrony common stock, including GECFI;

•	Synchrony’s chief executive officer and each of its NEOs (as defined in Synchrony’s Definitive Proxy Statement filed on April 6, 2015, which is incorporated by reference into this prospectus);

•	each of Synchrony’s directors and the Board Observers; and

•	all directors, Board Observers and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

	Beneficial Ownership as of September 30, 2015
Name and Address of Beneficial Owner(1)	Number	Percentage
GECFI	705,270,833	84.6%
Margaret M. Keane	21,217	*
Brian D. Doubles	8,257	*
Henry F. Greig	4,128	*
Glenn P. Marino	6,282	*
Jonathan S. Mothner	3,303	*
Thomas M. Quindlen	9,486	*
William H. Cary	0	—
Daniel O. Colao	0	—
Alexander Dimitrief	10,000	*
Thomas C. Gentile	0	—
Roy A. Guthrie	10,000	*
Richard C. Hartnack	2,000	*
Anne Kennelly Kratky	0	—
Jeffrey G. Naylor	20,000	*
Paget L. Alves	0	—
Arthur W. Coviello, Jr.	6,186	*
William W. Graylin	32,000	*
Laurel J. Richie	0	—
Olympia J. Snowe	0	—
All directors, Board Observers and executive officers as a group (21 persons)	141,527	*

*	Less than 1%
(1)	The address for GECFI is 777 Long Ridge Rd., Stamford, Connecticut 06902. The address for all other persons is c/o Synchrony Financial, 777 Long Ridge Rd., Stamford, Connecticut 06902. GE, as the ultimate parent of GECFI, is the sole beneficial owner of all shares of Synchrony common stock owned of record by GECFI. The address for GE is 3135 Easton Turnpike, Fairfield, Connecticut 06828.

Recent Transactions in GE Common Stock

Based on the information available to GE as of November 2, 2015, the following table sets forth the transactions in GE common stock by GE and directors and executive officers of GE in the past 60 days:

Name	Transaction Date	Number and Type of Securities	Price Per Share	Type of Transaction
Daniel C. Heintzelman	9-2-2015	15,000 shares of GE common stock	—	Automatic acquisition upon the lapse of a Restricted Stock Unit (“RSU”) grant

Daniel C. Heintzelman	9-2-2015	7,065 shares of GE common stock	$24.21	Automatic sale to satisfy tax withholding obligations upon RSU lapse

Jeffrey S. Bornstein	9-3-2015	10,000 shares of GE common stock	—	Automatic acquisition upon the lapse of an RSU grant

Jeffrey S. Bornstein	9-3-2015	4,865 shares of GE common stock	$24.67	Automatic sale to satisfy tax withholding obligations upon RSU lapse

Daniel C. Heintzelman	9-3-2015	20,000 shares of GE common stock	—	Automatic acquisition upon the lapse of an RSU grant

Daniel C. Heintzelman	9-3-2015	9,420 shares of GE common stock	$24.67	Automatic sale to satisfy tax withholding obligations upon RSU lapse

Elizabeth J. Comstock	9-11-2015	134,000 options to purchase GE common stock	—	Grant of employee stock options (right to buy) at $24.95 per share of GE common stock under the GE 2007 Long-Term Incentive Plan

Elizabeth J. Comstock	9-11-2015	27,000 RSUs	—	Grant of RSUs under the GE 2007 Long-Term Incentive Plan

Susan P. Peters	9-11-2015	117,000 options to purchase GE common stock	—	Grant of employee stock options (right to buy) at $24.95 per share of GE common stock under the GE 2007 Long-Term Incentive Plan

Susan P. Peters	9-11-2015	24,000 RSUs	—	Grant of RSUs under the GE 2007 Long-Term Incentive Plan

Jan Hauser	9-11-2015	50,000 options to purchase GE common stock	—	Grant of employee stock options (right to buy) at $24.95 per share of GE common stock under the GE 2007 Long-Term Incentive Plan

William G. Beattie	10-1-2015	3,014 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

John J. Brennan	10-1-2015	3,768 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

James I. Cash	10-1-2015	1,658 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Marijn E. Dekkers	10-1-2015	1,658 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Francisco D’Souza	10-1-2015	2,763 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Name	Transaction Date	Number and Type of Securities	Price Per Share	Type of Transaction

Susan J. Hockfield	10-1-2015	1,507 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Andrea Jung	10-1-2015	1,658 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Robert W. Lane	10-1-2015	1,809 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Rochelle B. Lazarus	10-1-2015	2,512 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

James J. Mulva	10-1-2015	2,763 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

James E. Rohr	10-1-2015	1,959 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Mary L. Schapiro	10-1-2015	2,532 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Robert J. Swieringa	10-1-2015	1,658 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

James S. Tisch	10-1-2015	2,512 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Douglas A. Warner, III	10-1-2015	1,809 deferred fee phantom stock units	$24.88	Quarterly grant of phantom stock units under the GE 2003 Non-Employee Director Compensation Plan

Daniel C. Heintzelman	10-1-2015	50,000 shares of GE common stock	—	Automatic acquisition upon the lapse of an RSU grant

Daniel C. Heintzelman	10-1-2015	23,550 shares of GE common stock	$25.05	Automatic sale to satisfy tax withholding obligations upon RSU lapse

Daniel C. Heintzelman	10-21-2015	400,000 shares of GE common stock	—	Automatic acquisition upon the lapse of an RSU grant

Daniel C. Heintzelman	10-21-2015	278,380 shares of GE common stock	$28.99	Automatic sale to satisfy tax withholding obligations upon RSU lapse

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences to holders of GE common stock that exchange shares of GE common stock for shares of Synchrony common stock pursuant to the split-off or that receive Synchrony common stock in any pro rata spin-off. This section is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This section is limited to holders of GE common stock that are U.S. holders, as defined below, that hold their shares of GE common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this section does not discuss all tax considerations that may be relevant to holders of GE common stock in light of their particular circumstances, nor does it address the consequences to holders of GE common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of GE common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions or financial services entities, insurance companies, dealers or traders in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, and persons who hold their shares of GE common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, alternative minimum tax consequences or the consequences of the Medicare tax on net investment income. Holders of GE common stock should consult their tax advisors as to the particular tax consequences to them of the split-off and any pro rata spin-off.

For purposes of this section, a U.S. holder is a beneficial owner of GE common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of GE common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of GE common stock should consult its tax advisor regarding the tax consequences of the split-off and any pro rata spin-off.

General

GE has received a private letter ruling from the IRS regarding certain issues relating to the tax free treatment of the split-off, any pro rata spin-off and a series of preliminary transactions that would be required prior to implementing the exchange offer. Further, the exchange offer is conditioned upon such IRS private letter ruling remaining effective and valid and GE receiving a tax opinion of Weil, Gotshal & Manges LLP, tax counsel to GE, confirming the tax-free treatment of the split-off and any pro rata spin-off under Section 355 of the Code. Subject to the qualifications and limitations described in this prospectus and the tax opinion, Weil, Gotshal & Manges LLP is of the opinion that for U.S. federal income tax purposes the consequences of the split-off and any pro rata spin-off will be as described below:

•	GE will recognize no gain or loss in the split-off or any pro rata spin-off;

•	beneficial owners of GE common stock will recognize no gain or loss upon the receipt of shares of Synchrony common stock in the split-off and any pro rata spin-off;

•	the tax basis of the Synchrony common stock, including any fractional share deemed received, in the hands of a holder of GE common stock who exchanges GE common stock for Synchrony common stock in the exchange offer or any additional exchange offer will be, immediately after the relevant exchange offer, the same as the tax basis of the shares of GE common stock exchanged therefor;

•	the aggregate tax basis of the GE common stock and Synchrony common stock, including any fractional share deemed received, in the hands of a holder of GE common stock that receives Synchrony common stock in a pro rata spin-off will be, immediately after the pro rata spin-off, equal to the aggregate tax basis of such GE shareholder’s GE common stock on which the pro rata spin-off was made, allocated in proportion to the fair market value of each on the date of the pro rata spin-off; and

•	each GE shareholder’s holding period in the Synchrony common stock received (or fractional shares deemed received) in the split-off and any pro rata spin-off will include the holding period of the GE common stock in respect of which the Synchrony common stock was received.

Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the ruling request. The IRS private letter ruling addresses only certain aspects of the transaction. As a result, GE will obtain the opinion of tax counsel. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by GE and Synchrony. If any of those factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion will be based are materially different from the facts at the time of the exchange offer, the split-off and any pro rata spin-off may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the split-off and any pro rata spin-off could be materially less favorable.

If the exchange offer or any additional exchange offer were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, each GE shareholder who receives shares of Synchrony common stock in such exchange offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the shares of Synchrony common stock received by the shareholder and its tax basis in the shares of GE common stock exchanged therefor, or, in certain circumstances (including where a U.S. holder increased its percentage of GE common stock (directly and by attribution) as a result of the exchange offer), as receiving a taxable distribution equal to the fair market value of the shares of Synchrony common stock received by the shareholder.

If any pro rata spin-off were determined not to qualify for non-recognition of gain or loss under Section 355 of the Code, each GE shareholder would generally be treated as receiving a taxable distribution equal to the fair market value of the shares of Synchrony common stock received by the shareholder, which would generally be treated as follows:

•	a taxable dividend to the extent of GE’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes);

•	a reduction in the basis of such GE shareholder’s GE common stock (but not below zero) to the extent the amount of the distribution exceeds GE’s current and accumulated earnings and profits; and

•	a taxable gain from the exchange of GE common stock to the extent the amount of the distribution exceeds both GE’s current and accumulated earnings and profits and the basis in such GE shareholder’s GE common stock.

In addition, if the split-off and any pro rata spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, GE would generally recognize any gain with respect to the split-off and any pro rata spin-off as if it sold the shares of Synchrony common stock for an amount equal to their fair market value.

Even if the split-off and any pro rata spin-off otherwise qualify for non-recognition of gain or loss under Section 355 of the Code to holders of GE common stock, the split-off and any pro rata spin-off could be taxable to GE and would result in a significant U.S. federal income tax liability to GE (but not to holders of GE common stock) under Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of GE or in the stock of Synchrony as part of a plan or series of related transactions that includes the split-off or any pro rata spin-off. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If the split-off and any pro rata spin-off are determined to be taxable to GE, GE would generally recognize gain with respect to the transfer of the Synchrony common stock in the split-off and any pro rata spin-off as if it sold the shares of Synchrony common stock for an amount equal to their fair market value. Synchrony would be required to indemnify GE for any resulting tax liabilities under the TSSA if the liabilities result from any direct or indirect transfers of Synchrony common stock following the exchange offer, which amount could be material.

Cash in Lieu of Fractional Shares

No fractional shares of Synchrony common stock will be distributed to tendering GE shareholders in connection with the split-off or in any pro rata spin-off. All such fractional shares resulting from the split-off or any pro rata spin-off will be aggregated and sold by the exchange agent, and the proceeds, if any, less any brokerage commissions or other fees, will be distributed to GE shareholders in accordance with their fractional interest in the aggregate number of shares sold. A holder that receives cash in lieu of a fractional share of Synchrony common stock as a part of the split-off or any pro rata spin-off will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share determined as described under “—General,” above. Any such capital gain or loss will be long-term capital gain or loss if the GE shareholder held his or her GE stock with respect to which the fractional share was received for more than one year at the time the fractional share is sold by the exchange agent. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to significant limitations.

Information Reporting and Back-up Withholding

Payments of cash in lieu of a fractional share of Synchrony common stock made in connection with the split-off or any pro rata spin-off may, under certain circumstances, be subject to “backup withholding,” unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Current Treasury regulations require certain U.S. holders who are “significant distributees” and who receive Synchrony common stock pursuant to the split-off or any pro rata spin-off to attach to their U.S. federal income tax returns for the year in which the split-off or any pro rata spin-off occurs a statement setting forth certain information with respect to the transaction. GE will provide holders of GE common stock with the information necessary to comply with this requirement. Holders should consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

COMPARISON OF SHAREHOLDER AND STOCKHOLDER RIGHTS

Upon completion of the exchange offer, GE shareholders who exchange their shares of GE common stock for shares of Synchrony common stock will become stockholders of Synchrony. These holders’ rights will be governed by Delaware law and will be governed by Synchrony’s certificate of incorporation and by-laws. GE is organized under the laws of the State of New York while Synchrony is organized under the laws of the State of Delaware. Differences in the rights of a shareholder of GE from those of a stockholder of Synchrony arise principally from provisions of the constitutive documents of each of GE and Synchrony.

The following is a summary of certain important differences between Synchrony’s certificate of incorporation and by-laws and GE’s certificate of incorporation and by-laws. In addition, this summary assumes, unless the context otherwise requires or unless expressly indicated, that the exchange offer is fully subscribed and that all shares of Synchrony common stock held by GE are distributed through the exchange offer. Until such time as GE effects the split-off and pro-rata spin-off, if any, or the GE SLHC Deregistration, as applicable, the rights of holders of Synchrony common stock will vary as set forth below.

This summary is not a complete statement of the rights of shareholders of GE and stockholders of Synchrony or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and the New York Business Corporation Law (“NYBCL”), GE’s and Synchrony’s constitutive documents (as such documents may be amended, including pursuant to the organizational amendments), which you should read. Copies of these documents have been (or will be) filed with the SEC. To find out where you can get copies of these documents, see “Incorporation by Reference.”

Authorized Capital Structure and Liquidation Rights of Synchrony and GE

Class of Security	Authorized	Issued	Liquidation Preference
Synchrony:(1)
Synchrony common stock, par value $0.001 per share	4,000,000,000	833,824,286	None
Synchrony preferred stock, par value $0.001 per share	300,000,000	0	Not applicable
GE:(2)
GE common stock, par value $0.06 per share	13,200,000,000	10,109,239,076	None
GE preferred stock, par value $1.00 per share	50,000,000	0	Not applicable

(1)	As of September 30, 2015.
(2)	As of September 30, 2015.

Shareholders’ and Stockholders’ Rights

	Synchrony	GE
Dividend Policy	Synchrony has no legal or contractual obligation to pay dividends.	GE has no legal or contractual obligation to pay dividends.
Voting, Generally

Synchrony common stock:

•    Holders of common stock will be entitled to one vote per share with respect to each matter presented to Synchrony stockholders on which the holders of common stock are entitled to vote.

•    Holders of the common stock will not have cumulative voting rights in the election of directors.

GE common stock: • one vote per share • for directors, votes cast for nominee must equal or exceed votes cast against nominee.

Shareholder and Stockholder Action by Written Consent	Synchrony’s certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.	The NYBCL requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of shareholders, if such action is taken without a meeting, unless otherwise provided in the corporation’s certificate of incorporation or by-laws. Neither GE’s certificate of incorporation nor GE’s by-laws contain any provision with respect to action by shareholders by written consent.

Number of Directors and Size of Board

Synchrony’s board of directors currently consists of nine directors.

Synchrony’s certificate of incorporation provides that, subject to the rights of holders of any series of preferred stock to elect additional directors, the number of directors shall be fixed from time to time by resolution of Synchrony’s board of directors. Synchrony’s board of directors is not divided into classes.

GE’s board of directors currently consists of 16 directors. The number of directors shall not be less than ten directors. GE’s board of directors is not divided into classes.

	Synchrony	GE
Term of Directors	Synchrony’s certificate of incorporation provides that, subject to the rights of holders of any series of preferred stock to elect directors, directors serve for one year terms ending on the date of the next annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, to hold office until the election and qualification of such director’s successor or until such director’s earlier death, resignation or removal.	GE’s by-laws provide that directors are elected each year, at the annual statutory meeting of the shareholders, to hold office until the next statutory meeting, and until their successors have been elected and have qualified.

Removal of Directors	Synchrony’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding stock entitled to vote thereon.	GE’s certificate of incorporation and by-laws do not provide for removal of directors without cause. The NYBCL provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or by-laws of the corporation provide, without cause by vote of the shareholders.

Vacancies	Subject to the rights of holders of any series of preferred stock to elect directors, vacancies are filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, subject to GECC’s right under the Master Agreement to designate a certain number of persons for nomination for election as directors.*	Vacancies are filled by GE’s board of directors.

Advance Notice Procedures for a Shareholder or Stockholder Proposal	In general, a stockholder wishing to nominate a director or propose other business to be brought before an annual or special meeting of stockholders must notify Synchrony in writing no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of the stockholders.	In general, a shareholder wishing to nominate a director or propose other business to be brought before the annual meeting of shareholders must notify GE in writing no later than the close of business on the 120th day nor earlier than the 150th day prior to the anniversary of the date GE commenced mailing of its proxy materials in connection with the most recent annual meeting of shareholders.

*	GECC has waived its rights under this provision effective upon consummation of the exchange offer.

	Synchrony	GE
	This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.	This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the shareholder submitting the proposal.

Proxy Access	Synchrony’s certificate of incorporation and by-laws do not provide for proxy access.	GE’s by-laws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the GE’s outstanding common stock continuously for at least three years to nominate and include in GE’s proxy materials directors constituting up to 20% of GE’s board of directors.

Calling Special Meeting of Shareholders or Stockholders	Special meetings of Synchrony stockholders may be called by or at the direction of its board of directors, any committee thereof, the chairman of the board, the chief executive officer, or Synchrony’s corporate secretary at the request in writing of (i) the holders of a majority of the shares of Synchrony common stock issued and outstanding or (ii) until the GE SLHC Deregistration, GE or any affiliate of GE.	Special meetings of GE shareholders may be called by its board of directors, or by the secretary upon the written request of shareholders holding ten percent of the then issued stock of GE entitled to vote generally in the election of directors.

Amendment

Generally, the DGCL permits amendments of Synchrony’s certificate of incorporation if the amendment is approved by a majority vote of Synchrony’s board of directors and the affirmative vote of at least a majority of outstanding shares of Synchrony common stock.

Synchrony’s by-laws may be amended by the affirmative vote of either a majority of Synchrony’s board of directors or the holders of a majority of Synchrony’s outstanding common stock entitled to vote.

Under the Master Agreement, until the GE SLHC Deregistration,

Generally, the NYBCL permits amendments of GE’s certificate of incorporation if the amendment is approved by a majority vote of GE’s board of directors and the affirmative vote of at least a majority of outstanding shares of GE common stock.

GE’s by-laws may be amended by the affirmative vote of at least a majority of the votes cast or the majority of GE’s board of directors, except that GE’s board of directors may not amend any by-law which is adopted by the shareholders after April 20, 1948, unless such authority is granted to GE’s board of directors by the

	Synchrony	GE

	GECC’s prior written approval is required for amendments to Synchrony’s certificate of incorporation and by-laws.* Subject to GECC’s approval (and the rights of the holders of any series of preferred stock) Synchrony’s certificate of incorporation may be amended by the affirmative vote of a majority of Synchrony’s board of directors and the holders of a majority of Synchrony’s outstanding common stock entitled to vote.*	specific provisions of a by-law adopted by the shareholders.

Business Combinations with Interested Parties

Synchrony has elected not to be governed by Section 203 of the DGCL (relating to business combinations with interested stockholders), until the moment in time, if ever, immediately following the time at which (i) Section 203 of the DGCL by its terms would, but for the terms of Synchrony’s certificate of incorporation, apply to Synchrony and (ii) there occurs a transaction following consummation of which GE no longer owns at least 15% of the voting power of Synchrony’s outstanding shares of voting stock. At such time, Synchrony would automatically become subject to Section 203 of the DGCL.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation from the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•    prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted

Section 912 of the NYBCL (relating to business combinations with interested shareholders) applies to GE.

The NYBCL provides that, an interested shareholder, defined generally as a person owning 20% or more of a corporation’s outstanding voting stock, is prevented from engaging in a business combination with the corporation for five years after becoming an interested shareholder, unless:

(i)     the board approved the transaction in which the interested shareholder became an interested shareholder; or

(ii)    the board approves the business combination before the shareholder becomes an interested shareholder.

If the board did not approve the transaction in which the interested shareholder became an interested shareholder, such interested shareholder is prevented from engaging in a business combination after the five-year period unless:

(i)     a majority of the shares not owned by the interested shareholder approve the business combination; or

*	GECC has waived its rights under this provision effective upon consummation of the exchange offer.

Synchrony	GE

in the stockholder becoming an interested stockholder;

•    upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•    at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•    any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•    the affiliates and associates of any such person.

(ii) the consideration to be provided in connection with the business combination meets certain fair price criteria.

SHARES ELIGIBLE FOR FUTURE SALE

Shares of Synchrony common stock distributed to GE shareholders pursuant to the exchange offer will be freely transferable, except for shares of Synchrony common stock received by persons who may be deemed to be “affiliates” of Synchrony under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Synchrony. The directors and executive officers of Synchrony will be, and any significant stockholders of Synchrony may be, affiliates. Affiliates of Synchrony may sell their shares of Synchrony common stock only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Synchrony by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters will be passed upon for the dealer managers by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements of Synchrony Financial and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of GE as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, as updated by GE’s Current Reports on Form 8-K, filed on May 8, 2015 and August 7, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, dated February 27, 2015, except for the effects of the dispositions described in Note 30, which is as of August 7, 2015 incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The exchange agent for the exchange offer is:

The letter of transmittal and certificates evidencing shares of GE common stock and any other required documents should be sent or delivered by each shareholder or broker, dealer, commercial bank, trust company or other nominee to the exchange agent, Computershare Trust Company, N.A., at one of its addresses set forth in the Instruction Booklet to the Letter of Transmittal. Notices of Guaranteed Delivery and Notices of Withdrawal may be sent to the exchange agent by facsimile transmission at (617) 360-6810, and the receipt of such facsimile transmission may be confirmed at (781) 575-2532.

Questions or requests for assistance may be directed to the information agent at the addresses and telephone numbers listed below. Additional copies of this prospectus and the applicable letter of transmittal and instructions thereto may be obtained from the information agent. A shareholder may also contact brokers, dealers, commercial banks, trust companies or similar institutions for assistance concerning the exchange offer.

The information agent for the exchange offer is:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 300-8594

Non U.S. Shareholders: (781) 575-2137

Or Contact via E-mail at:

GEExchange@georgeson.com

The dealer managers for the exchange offer are:

Goldman, Sachs & Co.	J.P. Morgan	BofA Merrill Lynch	Citigroup	Morgan Stanley
Lead Dealer Manager	Lead Dealer Manager

The co-advisors for the exchange offer are:

Academy Securities	Blaylock Beal Van, LLC	CastleOak Securities, L.P.	Lebenthal Capital Markets

Loop Capital Markets	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	The Williams Capital Group, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person, including directors and officers, as well as employees and agents, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. Section 145 of the DGCL provides that the rights contained therein are not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or (iv) for any transactions from which the director derived an improper personal benefit.

The certificate of incorporation of Synchrony provides that the registrant will indemnify its directors and officers to the fullest extent permitted by law and that, to the fullest extent permitted by law, no director shall be liable for monetary damages to the registrant or its stockholders for any breach of fiduciary duty as a director.

The registrant has obtained industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant. Further, the registrant entered into indemnification agreements with its directors and executive officers which would require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to the registrant if it is determined that they are not entitled to indemnification.

ITEM 21. Exhibits and Financial Statements Schedules

(a)Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

4.2	Indenture, dated as of August 11, 2014, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed by Synchrony Financial on August 13, 2014)

4.3	First Supplemental Indenture, dated as of August 11, 2014, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 of Form 8-K filed by Synchrony Financial on August 13, 2014)

4.4	Second Supplemental Indenture, dated as of February 2, 2015, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed by Synchrony Financial on February 2, 2015)

4.5	Form of 2.700% Senior Notes due 2020 (incorporated by reference to Exhibit 4.2 of Form 8-K filed by Synchrony Financial on February 2, 2015)

4.6	Form of Floating Rate Senior Notes due 2020 (incorporated by reference to Exhibit 4.3 of Form 8-K filed by Synchrony Financial on February 2, 2015)

5.1	Opinion of Weil, Gotshal & Manges LLP†

8.1	Tax Opinion of Weil, Gotshal & Manges LLP†

10.1	Master Agreement, dated as of July 30, 2014, among General Electric Capital Corporation, Synchrony Financial, and, solely for purposes of certain sections and articles set forth therein, General Electric Company (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.2	Transitional Services Agreement, dated August 5, 2014, by and among General Electric Capital Corporation, Synchrony Financial and Retail Finance International Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.3	Registration Rights Agreement, dated as of August 5, 2014, by and between Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.2 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.4	Tax Sharing and Separation Agreement, dated as of August 5, 2014, by and between General Electric Company and Synchrony Financial (incorporated by reference to Exhibit 10.3 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.5	Employee Matters Agreement, dated as of August 5, 2014, by and among General Electric Company, General Electric Capital Corporation and Synchrony Financial (incorporated by reference to Exhibit 10.4 of Form 8-K filed by Synchrony Financial on August 11, 2014)

Exhibit Number	Description

10.6	Transitional Trademark License Agreement, dated as of August 5, 2014, by and between GE Capital Registry, Inc. and Synchrony Financial (incorporated by reference to Exhibit 10.5 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.7	Intellectual Property Cross License Agreement, dated as of August 5, 2014, by and between General Electric Company and General Electric Capital Corporation, on the one hand, and Synchrony Financial, on the other hand (incorporated by reference to Exhibit 10.6 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.8	Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other Lenders party thereto (incorporated by reference to Exhibit 1.1 of Amendment No. 8 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.9	Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as borrower, General Electric Capital Corporation, as administrative agent, and the other Lenders party thereto (incorporated by reference to Exhibit 10.9 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.10	Amendment No. 1 to Credit Agreement, dated October 1, 2014, by and among Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on October 6, 2014)

10.11	Amendment No. 1 to Credit Agreement, dated October 1, 2014, by and among Synchrony Financial, the Lenders party thereto and JP Morgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Synchrony Financial on October 6, 2014)

10.12	Form of Synchrony 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.13	Form of agreement for awards under Synchrony 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.14	Form of Transaction Award Agreement, by and between GE Capital Retail Bank/GE Capital Retail Finance, Inc. and each of Margaret M. Keane, Brian D. Doubles, Jonathan S. Mothner, Thomas M. Quindlen and Glenn P. Marino (incorporated by reference to Exhibit 10.12 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.15	Operating Agreement, dated as of January 11, 2013, between GE Capital Retail Bank and the Office of the Comptroller of the Currency (incorporated by reference to Exhibit 10.13 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.16	Capital Assurance and Liquidity Maintenance Agreement, dated as of January 11, 2013, among GE Capital Retail Bank, General Electric Capital Corporation and GE Consumer Finance, Inc. (incorporated by reference to Exhibit 10.14 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.17	Master Indenture, dated as of September 25, 2003, between Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust), as Issuer and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

Exhibit Number	Description

10.18	Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among RFS Holding, L.L.C., RFS Funding Trust, GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia), Synchrony Credit Card Master Note Trust, Deutsche Bank Trust Company Delaware, as Trustee of RFS Funding Trust, RFS Holding, Inc. and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.16 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.19	Second Amendment to Master Indenture, dated as of June 17, 2004, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.20	Third Amendment to Master Indenture, dated as of August 31, 2006, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.21	Fourth Amendment to Master Indenture, dated as of June 28, 2007, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 3, 2007)

10.22	Fifth Amendment to Master Indenture, dated as of May 22, 2008, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.23	Sixth Amendment to Master Indenture, dated as of August 7, 2009, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on August 7, 2009)

10.24	Seventh Amendment to Master Indenture, dated as of January 21, 2014, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.25	Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.26	Form of Indenture Supplement, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.8 of Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 16, 2012 (333-181466))

10.27	Form of VFN Indenture Supplement, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.24 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

Exhibit Number	Description

10.28	Form of Loan Agreement (VFN Series, Class A), among Synchrony Credit Card Master Note Trust, the Lenders party thereto from time to time, and the Managing Agents party thereto from time to time (incorporated by reference to Exhibit 10.25 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.29	Trust Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and The Bank of New York (Delaware) (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.30	First Amendment to Trust Agreement, dated as of January 21, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.31	Second Amendment to Trust Agreement, dated as of September 8, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Master Note Trust and RFS Holding, L.L.C. on September 11, 2014)

10.32	Custody and Control Agreement, dated as of September 25, 2003 by and among Deutsche Bank Trust Company of Americas, in its capacity as Custodian and in its capacity as Indenture Trustee, and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.8 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.33	Receivables Sale Agreement, dated as of June 27, 2003, between GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.9 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.34	RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.35	Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.36	Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.37	Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

Exhibit Number	Description

10.38	Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.39	Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, between GE Capital Retail Bank (formerly known as GE Money Bank), and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2010)

10.40	Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.41	Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.42	Designation of Removed Accounts and Tenth Amendment to Receivables Sale Agreement, dated as of November 7, 2014, among Synchrony Bank (formerly known as GE Capital Retail Bank), RFS Holding Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 14, 2014)

10.43	Transfer Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.12 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.44	Second Amendment to Transfer Agreement, dated as of June 17, 2004, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.45	Third Amendment to Transfer Agreement, dated as of November 21, 2004, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2004)

10.46	Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.47	Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.48	Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

Exhibit Number	Description

10.49	Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.50	Reassignment No. 4 of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.51	Ninth Amendment to Transfer Agreement, dated as of March 31, 2010, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 31, 2010)

10.52	Tenth Amendment to Transfer Agreement, dated as of March 20, 2012, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.53	Servicing Agreement, dated as of June 27, 2003, by and among RFS Funding Trust Synchrony Credit Card Master Note Trust and General Electric Capital Corporation, successor to GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) (incorporated by reference to Exhibit 4.13 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.54	Servicing Assumption Agreement, dated as of February 7, 2005, by GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.55	First Amendment to Servicing Agreement, dated as of May 22, 2006, between Synchrony Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 25, 2006)

10.56	Second Amendment to Servicing Agreement, dated as of June 28, 2007, between Synchrony Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on June 28, 2007)

10.57	Instrument of Resignation, Appointment and Acceptance and Third Amendment to Servicing Agreement, dated as of May 22, 2008, by and among Synchrony Credit Card Master Note Trust, GE Capital Retail Bank (formerly known as GE Money Bank) and General Electric Capital Corporation (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.58	Fourth Amendment to Servicing Agreement, dated as of July 16, 2014, between Synchrony Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.14 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 16, 2014)

Exhibit Number	Description

10.59	Administration Agreement, dated as of September 25, 2003, among Synchrony Credit Card Master Note Trust, General Electric Capital Corporation, as Administrator, and The Bank of New York (Delaware), not in its individual capacity but solely as Trustee (incorporated by reference to Exhibit 4.14 of Amendment No. 1 to Form S-3 Registration Statement filed on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.60	First Amendment to Administration Agreement, dated as of May 4, 2009, between Synchrony Credit Card Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 6, 2009)

10.61	Master Indenture, dated as of February 29, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.55 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.62	Supplement No. 1 to Master Indenture, dated as of September 19, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.56 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.63	Supplement No. 2 to Master Indenture, dated as of March 21, 2014, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.57 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.64	Form of Indenture Supplement, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.58 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.65	Form of Loan Agreement, among GE Sales Finance Master Trust, the Lenders party thereto from time to time, and the Lender Group Agents for the Lender Groups party thereto from time to time (incorporated by reference to Exhibit 10.59 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.66	Amended and Restated Trust Agreement of GE Sales Finance Master Trust, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 10.60 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.67	Amended and Restated Receivables Participation Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.61 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.68	First Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 17, 2012, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.62 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.69	Second Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 5, 2013, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.63 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

Exhibit Number	Description

10.70	Participation Interest Sale Agreement, dated as of February 29, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.64 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.71	First Amendment to Participation Interest Sale Agreement, dated as of September 19, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.65 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.72	Second Amendment to Participation Interest Sale Agreement, dated as of March 21, 2014, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.66 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.73	Transfer Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.67 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.74	First Amendment to Transfer Agreement, dated as of September 19, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.68 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.75	Second Amendment to Transfer Agreement, dated as of March 21, 2014, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.69 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.76	Servicing Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.70 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.77	Administration Agreement, dated as of February 29, 2012, between GE Sales Finance Master Trust and GE Capital Retail Bank (incorporated by reference to Exhibit 10.71 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.78	First Amended and Restated Technology Sourcing Agreement, dated as of December 10, 1998, between Retailer Credit Services, Inc. and First Data Resources, Inc., as amended (incorporated by reference to Exhibit 10.72 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.79	First Amended and Restated Production Services Agreement, dated as of December 1, 2009, by and between Retailer Credit Services, Inc. and First Data Resources, LLC, as amended (incorporated by reference to Exhibit 10.73 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.80	Stock Contribution Agreement, dated as of April 1, 2013, between GE Capital Retail Finance Corporation and GE Consumer Finance, Inc. (incorporated by reference to Exhibit 10.74 of Amendment No. 3 to Form S-1 Registration Statement filed by Synchrony Financial on June 6, 2014 (No. 333-194528))

10.81	Stock Contribution Agreement, dated as of August 5, 2013, between GE Capital Retail Finance Corporation and General Electric Capital Corporation (incorporated by reference to Exhibit 10.75 of Amendment No. 3 to Form S-1 Registration Statement filed by Synchrony Financial on June 6, 2014 (No. 333-194528))

Exhibit Number	Description

10.82	General Electric Company 2007 Long-Term Incentive Plan (as amended and restated April 25, 2012) (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 filed by General Electric Company on May 4, 2012 (No. 333-181177))

10.83	Form of Agreement for Stock Option Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan, as amended January 1, 2009 (incorporated by reference to Exhibit 10(n) of the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.84	Form of Agreement for Periodic Restricted Stock Unit Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by General Electric Company on April 27, 2007)

10.85	Form of Agreement for Long Term Performance Award Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan (as amended and restated April 25, 2012) (incorporated by reference to Exhibit 10(a) of the quarterly report on Form 10-Q filed by General Electric Company on July 26, 2013)

10.86	General Electric Supplementary Pension Plan, as amended effective January 1, 2011 (incorporated by reference to Exhibit 10(g) of the annual report on Form 10-K filed by General Electric Company on February 25, 2011)

10.87	GE Excess Benefits Plan, effective January 1, 2009 (incorporated by reference to Exhibit 10(k) to the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.88	General Electric Leadership Life Insurance Program, effective January 1, 1994 (incorporated by reference to Exhibit 10(r) to the annual report on Form 10-K filed by General Electric Company on March 11, 1994)

10.89	General Electric Supplemental Life Insurance Program, as amended February 8, 1991 (incorporated by reference to Exhibit 10(i) to the annual report on Form 10-K filed by General Electric Company for the fiscal year ended December 31, 1990)

10.90	General Electric 2006 Executive Deferred Salary Plan, as amended January 1, 2009 (incorporated by reference to Exhibit 10(l) to the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.91	Amendment to Nonqualified Deferred Compensation Plans, dated as of December 14, 2004 (incorporated by reference to Exhibit 10(w) to the annual report on Form 10-K filed by General Electric Company on March 1, 2005)

10.92	General Electric Financial Planning Program, as amended through September 1993 (incorporated by reference to Exhibit 10(h) to the annual report on Form 10-K filed by General Electric Company on March 11, 1994)

10.93	GE Capital Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.87 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.94	Assumption Agreement, dated as of June 20, 2014, by and between General Electric Capital Corporation and Synchrony Financial (incorporated by reference to Exhibit 10.88 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.95	Form of Indemnification Agreement for directors, executive officers and key employees (incorporated by reference to Exhibit 10.89 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

Exhibit Number	Description

10.96	Sub-Servicing Agreement, dated as of July 30, 2014, between Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.90 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.97	Synchrony Financial Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.91 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 33-194528))

10.98	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and General Electric Capital Corporation (incorporated by reference to Exhibit 10.93 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.99	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and General Electric Capital Corporation (incorporated by reference to Exhibit 10.94 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.100	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and GECFS, Inc. (Macy’s) (incorporated by reference to Exhibit 10.95 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.101	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services) (incorporated by reference to Exhibit 10.96 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.102	Amendment No. 1 to Revolving Credit Agreement, dated as of October 6, 1997, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services) (incorporated by reference to Exhibit 10.97 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.103	Revolving Credit Agreement, dated as of May 1996, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation (incorporated by reference to Exhibit 10.98 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.104	Amendment No. 1 to Revolving Credit Agreement, dated as of April 18, 2003, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation (incorporated by reference to Exhibit 10.99 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.105	Amendment to Revolving Credit Agreements, dated as of October 1, 2008, between GE Money Bank and General Electric Capital Corporation (incorporated by reference to Exhibit 10.100 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.106	Amendment to Revolving Credit Agreements, dated as of June 13, 2012, between GE Capital Retail Bank and General Electric Capital Corporation (incorporated by reference to Exhibit 10.101 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.107	Letter, dated as of March 20, 2013, from General Electric Capital Corporation to GE Capital Retail Bank relating to revolving credit agreements (incorporated by reference to Exhibit 10.102 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

Exhibit Number	Description

10.108	Form of Synchrony Financial Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on September 22, 2014)

10.109	First Amendment to the Synchrony Financial Deferred Compensation Plan (incorporated by reference to Exhibit 10.109 to Synchrony Financial’s 2014 Annual Report on Form 10-K filed on February 23, 2015)

10.110	Form of Restricted Stock Unit and Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Synchrony Financial on September 22, 2014)

10.111	Form of Synchrony Financial Annual Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on December 12, 2014)

10.112	Form of Synchrony Financial Restoration Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Synchrony Financial on May 27, 2015)

10.113	Form of Synchrony Financial Executive Severance Plan (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Synchrony Financial on May 27, 2015)

10.114	Form of Synchrony Financial Change in Control Severance Plan (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Synchrony Financial on May 27, 2015)

10.115	Services Agreement, dated as of September 15, 2015, between Retail Finance Servicing, LLC and First Data Resources, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Synchrony Financial on September 15, 2015)††

10.116	Letter, dated as of October 19, 2015, delivered by General Electric Capital Corporation and acknowledged and agreed to by General Electric Company and Synchrony Financial†

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Synchrony Financial’s 2014 Annual Report on Form 10-K filed on February 23, 2015)

23.1	Consent of KPMG LLP (with respect to General Electric Company)

23.2	Consent of KPMG LLP (with respect to Synchrony Financial)

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included as part of signature page)†

99.1	Form of Letter of Transmittal†

99.2	Instruction Booklet to the Letter of Transmittal†

99.3	Form of Notice of Guaranteed Delivery†

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions†

99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions†

99.6	Form of Notice of Withdrawal†

99.7	Form of Notice to Participants in the GE Retirement Savings Plans†

99.8	Consent of Paget L. Alves†

99.9	Consent of Arthur W. Coviello, Jr.†

99.10	Consent of William W. Graylin†

99.11	Consent of Laurel J. Richie†

99.12	Consent of Olympia J. Snowe†

†	Previously filed
††	Confidential treatment granted to certain portions, which portions have been provided separately to the Securities and Exchange Commission.

ITEM 22.	Undertakings

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 3rd day of November, 2015.

SYNCHRONY FINANCIAL

By:	/s/ Jonathan S. Mothner
Name:	Jonathan S. Mothner
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on November 3, 2015:

Signature	Title

Margaret M. Keane	* President, Chief Executive Officer and Director (Principal Executive Officer)

Brian D. Doubles	* Executive Vice President and Chief Financial Officer (Principal Financial Officer)

David P. Melito	* Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

William H. Cary	* Director

Daniel O. Colao	* Director

Alexander Dimitrief	* Director

Thomas C. Gentile	* Director

Roy A. Guthrie	* Director

Richard C. Hartnack	* Director

Signature	Title

Anne Kennelly Kratky	* Director

Jeffrey G. Naylor	* Director

*	/s/ Jonathan S. Mothner
Jonathan S. Mothner
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

4.2	Indenture, dated as of August 11, 2014, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed by Synchrony Financial on August 13, 2014)

4.3	First Supplemental Indenture, dated as of August 11, 2014, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 of Form 8-K filed by Synchrony Financial on August 13, 2014)

4.4	Second Supplemental Indenture, dated as of February 2, 2015, between Synchrony Financial and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed by Synchrony Financial on February 2, 2015)

4.5	Form of 2.700% Senior Notes due 2020 (incorporated by reference to Exhibit 4.2 of Form 8-K filed by Synchrony Financial on February 2, 2015)

4.6	Form of Floating Rate Senior Notes due 2020 (incorporated by reference to Exhibit 4.3 of Form 8-K filed by Synchrony Financial on February 2, 2015)

5.1	Opinion of Weil, Gotshal & Manges LLP†

8.1	Tax Opinion of Weil, Gotshal & Manges LLP†

10.1	Master Agreement, dated as of July 30, 2014, among General Electric Capital Corporation, Synchrony Financial, and, solely for purposes of certain sections and articles set forth therein, General Electric Company (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.2	Transitional Services Agreement, dated August 5, 2014, by and among General Electric Capital Corporation, Synchrony Financial and Retail Finance International Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.3	Registration Rights Agreement, dated as of August 5, 2014, by and between Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.2 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.4	Tax Sharing and Separation Agreement, dated as of August 5, 2014, by and between General Electric Company and Synchrony Financial (incorporated by reference to Exhibit 10.3 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.5	Employee Matters Agreement, dated as of August 5, 2014, by and among General Electric Company, General Electric Capital Corporation and Synchrony Financial (incorporated by reference to Exhibit 10.4 of Form 8-K filed by Synchrony Financial on August 11, 2014)

Exhibit Number	Description

10.6	Transitional Trademark License Agreement, dated as of August 5, 2014, by and between GE Capital Registry, Inc. and Synchrony Financial (incorporated by reference to Exhibit 10.5 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.7	Intellectual Property Cross License Agreement, dated as of August 5, 2014, by and between General Electric Company and General Electric Capital Corporation, on the one hand, and Synchrony Financial, on the other hand (incorporated by reference to Exhibit 10.6 of Form 8-K filed by Synchrony Financial on August 11, 2014)

10.8	Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other Lenders party thereto (incorporated by reference to Exhibit 1.1 of Amendment No. 8 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.9	Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as borrower, General Electric Capital Corporation, as administrative agent, and the other Lenders party thereto (incorporated by reference to Exhibit 10.9 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.10	Amendment No. 1 to Credit Agreement, dated October 1, 2014, by and among Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on October 6, 2014)

10.11	Amendment No. 1 to Credit Agreement, dated October 1, 2014, by and among Synchrony Financial, the Lenders party thereto and JP Morgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Synchrony Financial on October 6, 2014)

10.12	Form of Synchrony 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.13	Form of agreement for awards under Synchrony 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.14	Form of Transaction Award Agreement, by and between GE Capital Retail Bank/GE Capital Retail Finance, Inc. and each of Margaret M. Keane, Brian D. Doubles, Jonathan S. Mothner, Thomas M. Quindlen and Glenn P. Marino (incorporated by reference to Exhibit 10.12 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.15	Operating Agreement, dated as of January 11, 2013, between GE Capital Retail Bank and the Office of the Comptroller of the Currency (incorporated by reference to Exhibit 10.13 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.16	Capital Assurance and Liquidity Maintenance Agreement, dated as of January 11, 2013, among GE Capital Retail Bank, General Electric Capital Corporation and GE Consumer Finance, Inc. (incorporated by reference to Exhibit 10.14 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.17	Master Indenture, dated as of September 25, 2003, between Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust), as Issuer and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

Exhibit Number	Description

10.18	Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among RFS Holding, L.L.C., RFS Funding Trust, GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia), Synchrony Credit Card Master Note Trust, Deutsche Bank Trust Company Delaware, as Trustee of RFS Funding Trust, RFS Holding, Inc. and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.16 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.19	Second Amendment to Master Indenture, dated as of June 17, 2004, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.20	Third Amendment to Master Indenture, dated as of August 31, 2006, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.21	Fourth Amendment to Master Indenture, dated as of June 28, 2007, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 3, 2007)

10.22	Fifth Amendment to Master Indenture, dated as of May 22, 2008, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.23	Sixth Amendment to Master Indenture, dated as of August 7, 2009, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on August 7, 2009)

10.24	Seventh Amendment to Master Indenture, dated as of January 21, 2014, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.25	Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.26	Form of Indenture Supplement, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.8 of Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 16, 2012 (333-181466))

10.27	Form of VFN Indenture Supplement, between Synchrony Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.24 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

Exhibit Number	Description

10.28	Form of Loan Agreement (VFN Series, Class A), among Synchrony Credit Card Master Note Trust, the Lenders party thereto from time to time, and the Managing Agents party thereto from time to time (incorporated by reference to Exhibit 10.25 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.29	Trust Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and The Bank of New York (Delaware) (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.30	First Amendment to Trust Agreement, dated as of January 21, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.31	Second Amendment to Trust Agreement, dated as of September 8, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Master Note Trust and RFS Holding, L.L.C. on September 11, 2014)

10.32	Custody and Control Agreement, dated as of September 25, 2003 by and among Deutsche Bank Trust Company of Americas, in its capacity as Custodian and in its capacity as Indenture Trustee, and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.8 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.33	Receivables Sale Agreement, dated as of June 27, 2003, between GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.9 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.34	RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.35	Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.36	Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.37	Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.38	Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

Exhibit Number	Description

10.39	Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, between GE Capital Retail Bank (formerly known as GE Money Bank), and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2010)

10.40	Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.41	Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.42	Designation of Removed Accounts and Tenth Amendment to Receivables Sale Agreement, dated as of November 7, 2014, among Synchrony Bank (formerly known as GE Capital Retail Bank), RFS Holding Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 14, 2014)

10.43	Transfer Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.12 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.44	Second Amendment to Transfer Agreement, dated as of June 17, 2004, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.45	Third Amendment to Transfer Agreement, dated as of November 21, 2004, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2004)

10.46	Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.47	Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.48	Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.49	Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

Exhibit Number	Description

10.50	Reassignment No. 4 of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.51	Ninth Amendment to Transfer Agreement, dated as of March 31, 2010, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 31, 2010)

10.52	Tenth Amendment to Transfer Agreement, dated as of March 20, 2012, between RFS Holding, L.L.C. and Synchrony Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.53	Servicing Agreement, dated as of June 27, 2003, by and among RFS Funding Trust Synchrony Credit Card Master Note Trust and General Electric Capital Corporation, successor to GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) (incorporated by reference to Exhibit 4.13 of Amendment No. 1 to Form S-3 Registration Statement filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.54	Servicing Assumption Agreement, dated as of February 7, 2005, by GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.55	First Amendment to Servicing Agreement, dated as of May 22, 2006, between Synchrony Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 25, 2006)

10.56	Second Amendment to Servicing Agreement, dated as of June 28, 2007, between Synchrony Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on June 28, 2007)

10.57	Instrument of Resignation, Appointment and Acceptance and Third Amendment to Servicing Agreement, dated as of May 22, 2008, by and among Synchrony Credit Card Master Note Trust, GE Capital Retail Bank (formerly known as GE Money Bank) and General Electric Capital Corporation (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.58	Fourth Amendment to Servicing Agreement, dated as of July 16, 2014, between Synchrony Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.14 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on July 16, 2014)

10.59	Administration Agreement, dated as of September 25, 2003, among Synchrony Credit Card Master Note Trust, General Electric Capital Corporation, as Administrator, and The Bank of New York (Delaware), not in its individual capacity but solely as Trustee (incorporated by reference to Exhibit 4.14 of Amendment No. 1 to Form S-3 Registration Statement filed on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.60	First Amendment to Administration Agreement, dated as of May 4, 2009, between Synchrony Credit Card Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Synchrony Credit Card Master Note Trust and RFS Holding, L.L.C. on May 6, 2009)

Exhibit Number	Description

10.61	Master Indenture, dated as of February 29, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.55 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.62	Supplement No. 1 to Master Indenture, dated as of September 19, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.56 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.63	Supplement No. 2 to Master Indenture, dated as of March 21, 2014, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.57 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.64	Form of Indenture Supplement, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.58 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.65	Form of Loan Agreement, among GE Sales Finance Master Trust, the Lenders party thereto from time to time, and the Lender Group Agents for the Lender Groups party thereto from time to time (incorporated by reference to Exhibit 10.59 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.66	Amended and Restated Trust Agreement of GE Sales Finance Master Trust, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 10.60 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.67	Amended and Restated Receivables Participation Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.61 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.68	First Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 17, 2012, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.62 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.69	Second Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 5, 2013, between GE Capital Retail Bank and GEMB Lending Inc. (incorporated by reference to Exhibit 10.63 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.70	Participation Interest Sale Agreement, dated as of February 29, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.64 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.71	First Amendment to Participation Interest Sale Agreement, dated as of September 19, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.65 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.72	Second Amendment to Participation Interest Sale Agreement, dated as of March 21, 2014, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C. (incorporated by reference to Exhibit 10.66 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

Exhibit Number	Description

10.73	Transfer Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.67 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.74	First Amendment to Transfer Agreement, dated as of September 19, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.68 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.75	Second Amendment to Transfer Agreement, dated as of March 21, 2014, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.69 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.76	Servicing Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GE Sales Finance Master Trust (incorporated by reference to Exhibit 10.70 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.77	Administration Agreement, dated as of February 29, 2012, between GE Sales Finance Master Trust and GE Capital Retail Bank (incorporated by reference to Exhibit 10.71 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on April 25, 2014 (No. 333-194528))

10.78	First Amended and Restated Technology Sourcing Agreement, dated as of December 10, 1998, between Retailer Credit Services, Inc. and First Data Resources, Inc., as amended (incorporated by reference to Exhibit 10.72 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))††

10.79	First Amended and Restated Production Services Agreement, dated as of December 1, 2009, by and between Retailer Credit Services, Inc. and First Data Resources, LLC, as amended (incorporated by reference to Exhibit 10.73 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))††

10.80	Stock Contribution Agreement, dated as of April 1, 2013, between GE Capital Retail Finance Corporation and GE Consumer Finance, Inc. (incorporated by reference to Exhibit 10.74 of Amendment No. 3 to Form S-1 Registration Statement filed by Synchrony Financial on June 6, 2014 (No. 333-194528))

10.81	Stock Contribution Agreement, dated as of August 5, 2013, between GE Capital Retail Finance Corporation and General Electric Capital Corporation (incorporated by reference to Exhibit 10.75 of Amendment No. 3 to Form S-1 Registration Statement filed by Synchrony Financial on June 6, 2014 (No. 333-194528))

10.82	General Electric Company 2007 Long-Term Incentive Plan (as amended and restated April 25, 2012) (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 filed by General Electric Company on May 4, 2012 (No. 333-181177))

10.83	Form of Agreement for Stock Option Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan, as amended January 1, 2009 (incorporated by reference to Exhibit 10(n) of the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.84	Form of Agreement for Periodic Restricted Stock Unit Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by General Electric Company on April 27, 2007)

10.85	Form of Agreement for Long Term Performance Award Grants to Executive Officers under the General Electric Company 2007 Long-term Incentive Plan (as amended and restated April 25, 2012) (incorporated by reference to Exhibit 10(a) of the quarterly report on Form 10-Q filed by General Electric Company on July 26, 2013)

Exhibit Number	Description

10.86	General Electric Supplementary Pension Plan, as amended effective January 1, 2011 (incorporated by reference to Exhibit 10(g) of the annual report on Form 10-K filed by General Electric Company on February 25, 2011)

10.87	GE Excess Benefits Plan, effective January 1, 2009 (incorporated by reference to Exhibit 10(k) to the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.88	General Electric Leadership Life Insurance Program, effective January 1, 1994 (incorporated by reference to Exhibit 10(r) to the annual report on Form 10-K filed by General Electric Company on March 11, 1994)

10.89	General Electric Supplemental Life Insurance Program, as amended February 8, 1991 (incorporated by reference to Exhibit 10(i) to the annual report on Form 10-K filed by General Electric Company for the fiscal year ended December 31, 1990)

10.90	General Electric 2006 Executive Deferred Salary Plan, as amended January 1, 2009 (incorporated by reference to Exhibit 10(l) to the annual report on Form 10-K filed by General Electric Company on February 18, 2009)

10.91	Amendment to Nonqualified Deferred Compensation Plans, dated as of December 14, 2004 (incorporated by reference to Exhibit 10(w) to the annual report on Form 10-K filed by General Electric Company on March 1, 2005)

10.92	General Electric Financial Planning Program, as amended through September 1993 (incorporated by reference to Exhibit 10(h) to the annual report on Form 10-K filed by General Electric Company on March 11, 1994)

10.93	GE Capital Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.87 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.94	Assumption Agreement, dated as of June 20, 2014, by and between General Electric Capital Corporation and Synchrony Financial (incorporated by reference to Exhibit 10.88 of Amendment No. 4 to Form S-1 Registration Statement filed by Synchrony Financial on June 27, 2014 (No. 333-194528))

10.95	Form of Indemnification Agreement for directors, executive officers and key employees (incorporated by reference to Exhibit 10.89 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.96	Sub-Servicing Agreement, dated as of July 30, 2014, between Synchrony Financial and General Electric Capital Corporation (incorporated by reference to Exhibit 10.90 of Amendment No. 1 to Form S-1 Registration Statement filed by Synchrony Financial on August 1, 2014 (333-197244))

10.97	Synchrony Financial Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.91 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 33-194528))

10.98	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and General Electric Capital Corporation (incorporated by reference to Exhibit 10.93 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.99	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and General Electric Capital Corporation (incorporated by reference to Exhibit 10.94 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

Exhibit Number	Description

10.100	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and GECFS, Inc. (Macy’s) (incorporated by reference to Exhibit 10.95 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.101	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services) (incorporated by reference to Exhibit 10.96 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.102	Amendment No. 1 to Revolving Credit Agreement, dated as of October 6, 1997, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services) (incorporated by reference to Exhibit 10.97 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.103	Revolving Credit Agreement, dated as of May 1996, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation (incorporated by reference to Exhibit 10.98 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.104	Amendment No. 1 to Revolving Credit Agreement, dated as of April 18, 2003, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation (incorporated by reference to Exhibit 10.99 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.105	Amendment to Revolving Credit Agreements, dated as of October 1, 2008, between GE Money Bank and General Electric Capital Corporation (incorporated by reference to Exhibit 10.100 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.106	Amendment to Revolving Credit Agreements, dated as of June 13, 2012, between GE Capital Retail Bank and General Electric Capital Corporation (incorporated by reference to Exhibit 10.101 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.107	Letter, dated as of March 20, 2013, from General Electric Capital Corporation to GE Capital Retail Bank relating to revolving credit agreements (incorporated by reference to Exhibit 10.102 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528))

10.108	Form of Synchrony Financial Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on September 22, 2014)

10.109	First Amendment to the Synchrony Financial Deferred Compensation Plan (incorporated by reference to Exhibit 10.109 to Synchrony Financial’s 2014 Annual Report on Form 10-K filed on February 23, 2015)

10.110	Form of Restricted Stock Unit and Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Synchrony Financial on September 22, 2014)

10.111	Form of Synchrony Financial Annual Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Synchrony Financial on December 12, 2014)

10.112	Form of Synchrony Financial Restoration Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Synchrony Financial on May 27, 2015)

10.113	Form of Synchrony Financial Executive Severance Plan (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Synchrony Financial on May 27, 2015)

Exhibit Number	Description

10.114	Form of Synchrony Financial Change in Control Severance Plan (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Synchrony Financial on May 27, 2015)

10.115	Services Agreement, dated as of September 15, 2015, between Retail Finance Servicing, LLC and First Data Resources, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Synchrony Financial on September 15, 2015)††

10.116	Letter, dated as of October 19, 2015, delivered by General Electric Capital Corporation and acknowledged and agreed to by General Electric Company and Synchrony Financial†

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Synchrony Financial’s 2014 Annual Report on Form 10-K filed on February 23, 2015)

23.1	Consent of KPMG LLP (with respect to General Electric Company)

23.2	Consent of KPMG LLP (with respect to Synchrony Financial)

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included as part of signature page)†

99.1	Form of Letter of Transmittal†

99.2	Instruction Booklet to the Letter of Transmittal†

99.3	Form of Notice of Guaranteed Delivery†

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions†

99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions†

99.6	Form of Notice of Withdrawal†

99.7	Form of Notice to Participants in the GE Retirement Savings Plans†

99.8	Consent of Paget L. Alves†

99.9	Consent of Arthur W. Coviello, Jr.†

99.10	Consent of William W. Graylin†

99.11	Consent of Laurel J. Richie†

99.12	Consent of Olympia J. Snowe†

†	Previously filed
††	Confidential treatment granted to certain portions, which portions have been provided separately to the Securities and Exchange Commission.